                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-86924
                                              Registration No. 333-86924-01
                                              Registration No. 333-86924-02
                                              Registration No. 333-86924-03
                                              Registration No. 333-86924-04
                                              Registration No. 333-86924-05
                                              Registration No. 333-86924-06
                                              Registration No. 333-86924-07

PROSPECTUS
                             ---------------------

                                 DRESSER, INC.
                               OFFER TO EXCHANGE

                      $250,000,000 PRINCIPAL AMOUNT OF ITS
                   9 3/8% SENIOR SUBORDINATED NOTES DUE 2011,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                   FOR ANY AND ALL OF ITS OUTSTANDING 9 3/8%
                       SENIOR SUBORDINATED NOTES DUE 2011
                             ---------------------

     We are offering to exchange all of our outstanding 9 3/8% Senior Subordinated Notes due 2011 that were issued on March 25, 2002, which we refer to as the "old notes," for our registered 9 3/8% Senior Subordinated Notes due 2011, which we refer to as the "exchange notes." We refer to the old notes and the exchange notes collectively as the "notes." The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, are freely transferable. The exchange notes will represent the same debt as the old notes, and we will issue the exchange notes under the same indenture.

PLEASE CONSIDER THE FOLLOWING:

     - Our offer to exchange old notes for exchange notes will be open until 5:00 p.m., New York City time, on June 26, 2002, unless we extend the offer.

     - You should also carefully review the procedures for tendering the old notes beginning on page 20 of this prospectus.

     - If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

     - No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

INFORMATION ABOUT THE NOTES:

     - The notes will mature on April 15, 2011.

     - We will pay interest on the notes semi-annually in arrears on April 15 and October 15 of each year at the rate of 9 3/8% per annum.

     - We may redeem the notes on or after April 15, 2006 at the rates set forth in this prospectus.

     - We also have the option until April 15, 2004 to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain types of qualified equity offerings.

     - The notes are unsecured obligations and are subordinated to all existing and future senior indebtedness and other liabilities of our subsidiaries.

     - If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.
                             ---------------------

      YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS.
                             ---------------------

     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

May 10, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    i
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   ii
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   12
THE EXCHANGE OFFER..........................................   21
USE OF PROCEEDS.............................................   27
CAPITALIZATION..............................................   28
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS....   29
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION......   32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   34
BUSINESS....................................................   48
MANAGEMENT..................................................   61
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........   70
DESCRIPTION OF OTHER INDEBTEDNESS...........................   72
DESCRIPTION OF THE EXCHANGE NOTES...........................   74
BOOK-ENTRY; DELIVERY AND FORM...............................  111
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES..............  113
PLAN OF DISTRIBUTION........................................  117
LEGAL MATTERS...............................................  117
EXPERTS.....................................................  117
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
  SCHEDULES.................................................  F-1

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents and other information can be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     We have filed a Registration Statement on Form S-4 to register with the Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. This information is available free of charge to any holders of securities of Dresser upon written or oral request to Frank P. Pittman, Dresser, Inc., 15455 Dallas Parkway, Suite 1100, Addison, Texas 75001, telephone: (972) 361-9800. IN ORDER TO OBTAIN TIMELY DELIVERY OF SUCH DOCUMENTS, HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER FOR THE NOTES.

     We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained herein. If you are given any information or representations about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. The delivery of this prospectus offered hereby does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus is correct after this date.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about our plans, strategies and prospects. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following:

     - the impact of general economic conditions in the regions in which we do business;

     - general industry conditions, including competition and product, raw material and energy prices;

     - changes in exchange rates and currency values;

     - capital expenditure requirements;

     - access to capital markets; and

     - other factors described in this prospectus.

     Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

     We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained or incorporated by reference to this prospectus.

                               PROSPECTUS SUMMARY

     In this prospectus, the words "Dresser," the "Company," "we," or "us' refer to Dresser, Inc., the issuer of the notes, and its subsidiaries. The following summary contains basic information about Dresser and this exchange offer. It does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents we have referred you to.

                                  OUR COMPANY

     We are a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the energy industry. Our products include valves, instruments, meters, natural gas fueled engines, retail fuel dispensers and software and related control systems. In 2001, approximately 83% of our revenues came from energy infrastructure spending. Two of our largest end markets are natural gas and power generation. We are a global business, with an established sales presence in over 100 countries and manufacturing or customer support facilities in over 22 countries. Many of our businesses have been in operation for 100 years or more. As a result of our long operating history and leading market positions, we have a substantial installed base which provides us with significant recurring aftermarket revenues. In 2001, we generated revenues of $1.55 billion, operating income of $166.7 million and EBITDA (as defined) of $225.5 million.

     We sell our products and services to more than 10,000 customers, including most of the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms, through a global sales and service network of over 400 account representatives, 900 independent distributors and 300 authorized service centers. Our top 10 customers in 2001 included Shell, ExxonMobil and BP. Our principal business segments are flow control, measurement systems and power systems. Our total revenues by geographic region in 2001 consisted of North America (58.1%), Europe/Africa (20.7%), Latin America (7.7%), Asia (9.6%) and the Middle East (3.9%). We have pursued a strategy of customer, geographic and product diversity to mitigate the impact on our business of an economic downturn in any one part of the world or in any single business segment.

     We offer our customers highly engineered products and services used to produce, transport, process, store and distribute oil and gas and their by-products. Because many of our products are used in mission-critical applications, our customers often require us to meet internal, government and industry standards, an expensive process that can take years, in order to reduce the likelihood of costly system failures. Our products are often developed and engineered in cooperation with our customers for specific applications. The purchasing decisions for these customized products are driven primarily by product performance, technical specifications and the ability to deliver service and support rather than solely by price. We are increasingly combining our products and services to develop integrated solutions to meet our customers' needs.

     We believe that our installed base of energy infrastructure equipment is one of the largest in the world in the markets we serve. This significant installed base provides us with a recurring demand for replacement parts and equipment upgrades and a substantial platform to expand our aftermarket service business. A significant portion of replacement equipment, parts and maintenance services in our businesses is awarded to the original equipment manufacturer. Aftermarket parts and services typically carry higher margins than our original equipment sales, and accounted for approximately 26% of our revenues in 2001.

BUSINESS OVERVIEW

     We believe that our global presence and diversified product and service offerings position us to improve our market share in developed markets, expand our sales in emerging markets and capitalize on our customers' demand for integrated solutions. Our principal business segments are flow control, measurement systems and power systems.

     Flow Control. Our flow control segment, which generated 40% of 2001 revenues, designs, manufactures and markets valves and actuators. These products are used to start, stop and control the flow of liquids and gases and to protect process equipment from excessive pressure. Our flow control segment markets its products under well recognized brand names, including Masoneilan(R), Grove(R), Consolidated(R) and Ledeen(TM). The critical functions for which these products are used require them to be highly reliable and often custom engineered. For example, we designed and built a unique valve for emergency shutdown of high pressure gas for Statoil's Troll project -- the premier natural gas development in the North Sea. This valve, which we believe to be the largest ever built at a unit weight of 80 metric tons, is designed to withstand a load value of 2,800 metric tons at maximum working pressure over a 50-year life cycle. Similar designs were subsequently used on Statoil's Aasgard and Europipe II projects. We enhance our product offerings with service capabilities including preliminary design, application engineering, design testing, production and installation, project management, operation and maintenance training, preventative/predictive maintenance programs and inventory management services. Our flow control segment also provides aftermarket parts and services through a global sales and service network of over 260 account representatives, 80 independent local distributors, 100 Green Tag(R) and Masoneilan(R) authorized repair centers and ten company-owned service centers.

     Measurement Systems. The measurement systems segment, which generated 37% of 2001 revenues, consists of two primary product groups. The first, retail fueling, is a leading supplier of fuel dispensers, pumps, peripherals, point-of-sale and site monitoring systems and software for the retail fueling industry. The second, measurement, is a leading supplier of natural gas meters, regulators, digital and analog pressure and temperature gauges and transducers and specialty couplings and connectors. These systems and other products are used to measure and monitor liquids and gases. Our measurement systems group markets its products and services under well recognized brand names including Wayne(R), Ashcroft(R), Mooney(TM), Roots(TM) and Dresser(R), and has a long history of technical innovations. Our Dresser Wayne product group is a leading manufacturer of retail fueling systems, and was the first to develop fuel blending dispensers and pay-at-the-pump technologies, including Speedpass(R) (a registered trademark of ExxonMobil). As a result of Wayne's advanced products and systems, we have also become the leading supplier of retail fueling solutions to domestic high volume retailers, including Sam's Club, Kroger and Safeway. Our Roots(R) rotary natural gas meters are the industry standard for high accuracy natural gas custody transfer. Our measurement systems segment also offers a comprehensive array of services ranging from the design of integrated natural gas regulating and metering stations to on-site maintenance and repair.

     Power Systems. Our power systems segment, which generated 23% of 2001 revenues, designs, manufactures and markets natural gas fueled engines used primarily in natural gas compression and power generation applications and rotary blowers and vacuum pumps. Our power systems group markets its products under well recognized brand names, including Waukesha(R) and Roots(TM). These products are used in mission-critical applications such as providing standby power for Chicago's 911 Emergency Communications Center and driving compressors at a remote gas storage facility in Aitken Creek, British Columbia. Our Waukesha(R) engines have set industry standards for reliability and low lifecycle cost of ownership. For example, our VHP(TM) engine model typically operates for over 40,000 hours between major overhauls at a rated uptime of 98%. This reliability makes our products suitable for use in remote areas, critical service applications and situations requiring long lifecycles. Our customers typically spend many times the initial purchase price of one of our engines in service upgrades and maintenance costs over its lifetime. We currently maintain a significant market share on our aftermarket parts as customers tend to be more focused on reliability and predictability versus price when servicing our engines.

COMPETITIVE STRENGTHS

     We believe the following competitive strengths position us to enhance our growth and profitability:

     - Worldwide Market Leader. Originally founded in 1880, Dresser has a long history of leadership and innovation in the energy infrastructure industry. We believe that we have a leading market position in most of our served markets. We operate in over 100 countries worldwide through a global sales and service network of over 400 account representatives, 900 independent distributors and 300 authorized service centers. Our brands are well-known for superior quality and high performance. We have developed many of the technological and product breakthroughs in our markets, and produce some of the most advanced products available in each of our businesses. These products typically command higher margins than our other products and help us maintain a strong market position. Our brand identities have earned customer loyalty in each business segment, help us capture aftermarket business and assist us in obtaining additional business, particularly as our customers look to procure from fewer manufacturers who can supply and service them globally.

     - Established Approved Vendor Status. The majority of our revenues are derived from products that are used in processes involving volatile or hazardous gases and liquids where the consequences of product failure can be severe. Because of the potential impact of failures, our customers often limit the number of their approved vendors and require that products complete extensive testing and qualification programs before being used. Also, our customers are reluctant to replace proven equipment designs with those of new or unknown manufacturers. Completing the required testing and qualification for placement on approved vendor or product lists can take several years and require large capital expenditures. Our products hold over 120 regulatory and industry approvals or certifications worldwide and are approved for use by almost all major energy customers. We believe that our reputation and history of previous qualification and certification as an approved vendor provides us with a substantial competitive advantage.

     - Benefits of a Large Installed Base. We believe that our global installed base of products is among the largest in each of our business segments. Many of our product lines require ongoing maintenance and parts replacement, which provides us with a recurring source of revenues that typically carry higher margins than our original equipment sales. Our aftermarket business accounted for approximately 26% of our revenues in 2001 and enables us to maintain strong customer relationships and increase our understanding of our customers' needs.

     - Well Positioned to Provide Global Integrated Solutions. With a manufacturing, sales or service presence in over 100 countries, we believe that our global reach and broad product offering provide a significant advantage in competing for business from large, multinational customers. Our customers are increasingly seeking to outsource the service, maintenance and management of their facilities and equipment, as they redefine their core competencies away from building and maintaining fixed assets and seek to reduce their total costs of ownership. We believe that our comprehensive array of products and services and global presence allow us to compete more successfully for a broader range of multinational projects and provide the design, engineering and aftermarket support that our customers demand.

     - Strong Relationships With Blue Chip Customers. We sell our products globally to more than 10,000 customers. We have long-standing relationships with the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms. Our top 10 customers for 2001 included Shell, ExxonMobil and BP. We often work directly with our customers' design and engineering departments to develop products to meet specific infrastructure needs or other customer requirements. For example, we collaboratively designed, engineered, fabricated and tested several innovative high pressure control systems for the subsea pipelines that transport oil and gas produced by TotalFinaElf and Shell operated oil and gas fields in the North Sea.

BUSINESS STRATEGY

     - Capitalize On Favorable Energy Infrastructure Trends. As a worldwide market leader, we believe we are well positioned to benefit from the expected long-term growth in energy infrastructure investment. In particular, our product and service offerings for our natural gas and power generation customers position us to benefit from increases in demand in these sectors.

     - Increase Operational Efficiency and Cash Flow. We believe that in order to maintain our competitiveness, we need to continue to focus on increasing operational efficiency and cash flow. This focus includes our on-going initiatives to increase manufacturing efficiencies, consolidate raw material sources, increase global procurement and improve working capital efficiency. We believe these initiatives offer us opportunities to improve our profitability and cash flow.

     - Expand Our Product Line and Exploit Recently Developed
       Products. Throughout our long history, we have worked closely with our customers to develop products that meet their specific requirements. We are developing new technologies that transmit control and measurement data generated by our products that allow our customers to remotely monitor the performance of their plant and equipment. These technologies can substantially lower operating costs for our customers. For example, Transco/ British Gas uses our LogMan(TM) software and regulators to remotely monitor pressure and control natural gas delivery in the United Kingdom. In addition, we are developing products that remotely transmit predictive maintenance information to our customers, thereby reducing unexpected downtime. These technologies are broadly applicable across our product lines and represent an opportunity for increased revenues from both new product sales and upgrades to our existing installed base.

THE RECAPITALIZATION TRANSACTION

     In connection with a recapitalization in April 2001, we made payments to Halliburton Company of approximately $1.3 billion to redeem our common equity and purchase the stock of certain of our foreign subsidiaries. The recapitalization transaction and related expenses were financed through the issuance of $300.0 million of 9 3/8% Senior Subordinated Notes due 2011, or the "2001 notes," $720.0 million of borrowings under the credit facility and approximately $400.0 million of common equity contributed by DEG Acquisitions, LLC, an entity owned by First Reserve Corporation and Odyssey Investment Partners, LLC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Recapitalization Transaction."

OUR SPONSORS

     We are controlled by DEG Acquisitions, LLC, an entity owned by First Reserve Corporation and Odyssey Investment Partners, LLC. First Reserve was one of the first private equity firms to actively pursue building a broadly diversified portfolio within the energy industry. First Reserve currently manages four private equity funds with aggregate committed capital of $2.6 billion and has made investments totaling over $1.6 billion in over 35 core companies. First Reserve invests solely in the energy industry and focuses its activities on energy services and manufacturing businesses similar to Dresser. The current management team has been in place since 1983 and, collectively, has over 150 years of energy investment experience. Other past and present First Reserve portfolio companies include Pride International, Inc., Weatherford International, Inc., National Oilwell, Inc., Superior Energy Services, Inc., Cal Dive International, Inc., Chicago Bridge & Iron N.V. and Maverick Tube Corporation.

     Odyssey Investment Partners is a private equity firm that invests in management-backed leveraged acquisitions, growth financings and recapitalizations of manufacturing, financial services and communications companies. The principals of Odyssey collectively have been involved in over 65 private equity transactions including Williams Scotsman, Inc., Monarch Marking Systems, Inc., TransDigm Inc., Western Wireless Corp. (the former parent of VoiceStream Communications), Independent Wireless One Corporation (a Sprint PCS affiliate) and Dayton Superior Corporation. Odyssey Investment Partners is the successor firm to the private equity activities of Odyssey Partners, LP, which was founded in 1982. Its current fund has over $760 million of committed capital.

RECENT RESULTS

     In 2001, energy demand and oil and natural gas prices declined significantly. During the fourth quarter of 2001, there was no significant improvement in the outlook for energy demand or natural gas prices, and the general industrial economy remained soft. As a result, we believe there will be surplus capacity in the natural gas compression industry and expect substantial revenue declines and margin pressure in our power systems segment. We also expect to see additional weakness in the instrument and gas metering business of our measurement systems segment until the general industrial economy improves. Our EBITDA in the first quarter of 2002 has decreased by approximately 14% compared to the first quarter of 2001. We expect a decline in EBITDA in the second quarter of 2002 compared to the second quarter of 2001, and we expect a slight increase in EBITDA in the second quarter of 2002 compared to the first quarter of 2002.

     Actual results for future periods may differ from our current estimates in ways that could be material. See "Risk Factors."

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer............   $1,000 principal amount of exchange notes in
                                 exchange for each $1,000 principal amount of old notes. The exchange notes are identical to the old notes in all respects, except that the old notes were not registered under the Securities Act. Together, the old notes and the exchange notes constitute an additional issuance of 9 3/8% Senior Subordinated Notes due 2011 under the indenture, dated as of April
                                 10, 2001, under which $300.0 million of
                                 principal amount of notes were previously issued, or the "2001 notes." The exchange notes offered hereby are identical to our outstanding
                                 2001 notes. As of the date hereof, (i) $250.0 million in aggregate principal amount of old notes are outstanding and (ii) $300.0 million in aggregate principal amount of 2001 notes are outstanding.

                                 Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to certain third parties unrelated to us, we believe that exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

                                 - are an "affiliate" of ours within the meaning
                                   of Rule 405 under the Securities Act;

                                 - are a broker-dealer who purchased old notes
                                   directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

                                 - acquired the exchange notes other than in the
                                   ordinary course of your business; or

                                 - have an arrangement with any Person to engage
                                   in the distribution of exchange notes.

                                 However, the Commission has not considered the exchange offer in the context of a no-action letter and we cannot be sure that the staff of the Commission would make a similar determination with respect to the exchange offer as in such other circumstances. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Registration Rights
Agreement.....................   We sold the old notes on March 25, 2002, in a
                                 private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the placement agents in reliance on Rule 144A and Regulation S under the Securities Act. At the same time, we entered into a registration rights agreement with the placement agents requiring us to make the exchange offer. The registration rights agreement also requires us to use best efforts to:

                                 - cause the registration statement filed with
                                   respect to the exchange offer to be declared effective within 180 days after the issue date of the outstanding notes; and

                                 - consummate the exchange offer within 210 days
                                   after the issue date of the outstanding
                                   notes.

                                 See "The Exchange Offer -- Purpose and Effect." If we do not do so, the interest rate on the old notes will increase, initially by 0.25%.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 June 26, 2002, New York City time, or a later date and time if we extend it (the "Expiration
                                 Date").

Withdrawal....................   The tender of the old notes pursuant to the
                                 exchange offer may be withdrawn at any time prior to the Expiration Date. Any old notes not accepted for exchange for any reason will be returned without expense as soon as practicable after the expiration or termination of the exchange offer.

Interest on the Exchange Notes
and the Old Notes.............   Interest on the exchange notes will accrue from
                                 the last interest payment date on which
                                 interest was paid on the old notes, or if the old notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, whichever is later. No additional interest will be paid on the old notes tendered and accepted for exchange.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, some of which may be waived by us.
                                 See "The Exchange Offer -- Conditions to
                                 Exchange Offer."

Procedures for Tendering Old
Notes.........................   If you wish to accept the exchange offer, you
                                 must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding the old notes through the Depository Trust Company and wish to accept the exchange offer, you must do so through the Depository Trust Company's
                                 Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us, as described under "The Exchange
                                 Offer -- Purpose and Effect."

                                 Under the circumstances specified in the registration rights agreement, we will be required to file a "shelf" registration statement for the old notes for a continuous offering under Rule 415 under the Securities Act.

                                 We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the Expiration Date. The exchange notes issued in the exchange offer will be delivered promptly following the Expiration Date. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

Exchange Agent................   State Street Bank and Trust Company is serving
                                 as exchange agent in connection with the exchange offer.

Federal Income Tax
Considerations................   We believe the exchange of old notes for
                                 exchange notes in the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See "Certain United States
                                 Federal Tax Consequences."

Effect of Not Tendering.......   Old notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, continue to be subject to their existing transfer restrictions. We will have no further obligation to provide for registration under the Securities Act of such old notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Securities Offered............   $250,000,000 in aggregate principal amount of
                                 9 3/8% Senior Subordinated Notes due 2011.

Maturity......................   April 15, 2011.

Interest......................   9.375% per annum, payable semi-annually in
                                 arrears on April 15 and October 15. The
                                 exchange notes will bear interest from the most recent interest payment date to which interest has been paid.

Optional Redemption...........   We may redeem any of the exchange notes
                                 beginning on April 15, 2006. The initial redemption price is 104.688% of their principal amount, plus accrued interest. The redemption price will decline each year after 2006 and will be 100% of their principal amount, plus accrued interest, beginning on April 15, 2009.

Optional Redemption after
Equity Offerings..............   In addition, before April 15, 2004, we may
                                 redeem up to 35% of the exchange notes at a redemption price of 109.375% of their principal amount plus accrued interest, using the proceeds from sales of certain kinds of capital stock. We may make such redemption only if after such redemption, at least 65% of the aggregate principal amount of exchange notes originally issued remains outstanding.

Change of Control.............   Upon a change of control, we will be required
                                 to make an offer to repurchase the exchange notes at a price equal to 101% of their principal amount plus accrued interest to the date of repurchase. We may not have sufficient funds available at the time of any change of control to make any required payment for exchange notes that you present us at the time of a change of control.

Guarantees....................   The wholly owned domestic subsidiaries of
                                 Dresser, Inc. will guarantee the notes. Each guarantor will provide a guarantee of the payment of the principal, premium and interest on the notes on a senior subordinated unsecured basis. The guarantee by each guarantor will be subordinated to all existing and future senior indebtedness of such guarantor. A substantial portion of our business is conducted through our foreign operating subsidiaries and non-wholly owned subsidiaries, none of which will be a guarantor of the notes. See Note 18 to the consolidated financial statements in the back of this prospectus.

Ranking.......................   The exchange notes will be senior subordinated
                                 unsecured obligations.

                                 The exchange notes will rank equally in right of payment with our existing and future senior subordinated unsecured indebtedness, including the 2001 notes. The exchange notes will rank junior to indebtedness under the credit facility and any other indebtedness we create in the future other than indebtedness that voluntarily agrees to be subordinated to the notes. With the exception of the 2001 notes, we currently have no other senior subordinated indebtedness and no subordinated indebtedness. The exchange notes will be junior to all of our senior indebtedness, all liabilities of our foreign subsidiaries and all liabilities (other than subordinated indebtedness) of our domestic subsidiaries. The guarantees will be junior to all senior debt of the guarantors.

                                 As of December 31, 2001, after giving effect to the recapitalization, the offering of the notes and the application of the proceeds therefrom, we would have had outstanding:

                                 - $521.5 million of senior indebtedness
                                   consisting of $476.2 million of long-term indebtedness, $39.3 million of short-term notes and $6.0 million of capital lease obligations;

                                 - $556.3 million of senior subordinated
                                   indebtedness (including a $6.3 million
                                   premium on the old notes);

                                 - $251.8 million of liabilities of foreign
                                   subsidiaries; and

                                 - $356.5 million of liabilities (other than the
                                   subsidiary guarantees) of domestic
                                   subsidiaries.

                                 See "Description of Notes -- Brief Description of the Notes and the Guarantees."

Certain Covenants.............   We will issue the exchange notes under an
                                 indenture with State Street Bank and Trust
                                 Company, as trustee. The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                                 - incur additional indebtedness;

                                 - create liens;

                                 - pay dividends and make distributions in
                                   respect of Capital Stock;

                                 - pay dividends and make distributions in
                                   respect of the Capital Stock of our
                                   subsidiaries;

                                 - redeem Capital Stock;

                                 - make investments or certain other restricted
                                   payments;

                                 - sell assets;

                                 - issue or sell stock of restricted
                                   subsidiaries;

                                 - enter into transactions with affiliates; and

                                 - effect a consolidation or merger.

                                 The covenants contain a number of important qualifications and exceptions.

                                  RISK FACTORS

     You should carefully consider the factors discussed in detail under the caption "Risk Factors" before investing in the exchange notes.

                             ADDITIONAL INFORMATION

     We are a Delaware company formed in October 1998, after Dresser Industries, Inc. was purchased by Halliburton Company in September 1998. Our principal executive offices are located at 15455 Dallas Parkway, Suite 1100, Addison, Texas 75001 and our telephone number is (972) 361-9800.

                      SUMMARY HISTORICAL CONSOLIDATED AND
                        PRO FORMA FINANCIAL INFORMATION

     The following tables set forth our summary historical consolidated financial information for each of the years in the five-year period ended December 31, 2001 and our summary pro forma information for the year ended December 31, 2001. Prior to 1998, we had a fiscal year-end of October 31. The fiscal period ending October 31, 1997 reflects our financial information on a fiscal year-end basis. Our operating results for November and December 1997 are included as an adjustment to shareholders' equity. The pro forma statement of operations and other financial data set forth below gives effect to (i) the recapitalization transaction, including both the recapitalization of our domestic businesses and the purchase of our foreign stock and assets from Halliburton, (ii) the 2001 notes offering, (iii) the other financing transactions related to the recapitalization transaction, and (iv) the offering of the old notes and the application of the proceeds therefrom as if each had occurred as of January 1, 2001. The summary historical consolidated statement of operations as of and for each of the years in the three-year period ended December 31, 2001 has been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. Our summary historical consolidated statement of operations as of and for the year ended (i) October 31, 1997 has been derived from our unaudited consolidated financial statements and (ii) December 31, 1998 has been derived from our audited consolidated financial statements, and the pro forma financial information is not necessarily indicative of future results of operations or the results that might have occurred if the foregoing transactions had been consummated on such date. There can be no assurance that assumptions used in the preparation of the pro forma financial data will prove to be correct. This data should be read in conjunction with the "Unaudited Pro Forma Consolidated Statement of Operations," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included in this prospectus.

                                                                                                            PRO FORMA
                                                                                                           ------------
                                                               HISTORICAL                                    FOR THE
                                 -----------------------------------------------------------------------   FISCAL YEAR
                                                       FOR THE FISCAL YEARS ENDED                             ENDED
                                 -----------------------------------------------------------------------   ------------
                                 OCTOBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                   1997(1)         1998           1999           2000           2001           2001
                                 -----------   ------------   ------------   ------------   ------------   ------------
                                                                     (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenues.......................   $1,581.7       $1,587.8       $1,432.6       $1,408.5       $1,545.8       $1,545.8
Cost of revenues...............    1,099.6        1,118.3          993.7          963.3        1,075.2        1,075.2
Selling, engineering,
  administrative and general
  expenses.....................      331.6          342.5          293.9          274.7          303.9          305.1
Operating income...............      150.5          127.0          145.0          170.5          166.7          165.5
Net income.....................       91.7           77.2           89.9          108.8           56.8           37.2
BALANCE SHEET DATA (AT PERIOD
  END):
Working capital................   $  209.7       $  227.9       $  257.8       $  286.1       $  359.1       $  379.0
Property, plant and
  equipment....................      231.8          235.5          223.8          231.1          235.9          235.9
Intangible assets..............      247.3          267.7          264.0          258.1          414.5          414.5
Total assets...................    1,063.4        1,064.9        1,077.0        1,077.1        1,589.7        1,597.2
Total long-term debt (including
  current portion)(2)..........        0.5            1.3            0.3            0.2        1,025.0        1,032.5
Shareholders' equity
  (deficit)....................      492.4          536.7          542.0          562.6          (43.6)         (43.6)

                                                                                                            Pro forma
                                                               Historical                                  ------------
                                 -----------------------------------------------------------------------     For The
                                                       For The Fiscal Years Ended                          Fiscal Year
                                 -----------------------------------------------------------------------      Ended
                                 OCTOBER 31,   December 31,   December 31,   December 31,   December 31,   December 31,
                                   1997(1)         1998           1999           2000           2001           2001
                                 -----------   ------------   ------------   ------------   ------------   ------------
                                                      (in millions, except ratios and percentages)
OTHER FINANCIAL DATA:
EBITDA(3)......................   $  200.8       $  177.4       $  193.5       $  219.7       $  225.5       $  225.5
EBITDA margin(4)...............       12.7%          11.2%          13.5%          15.6%          14.6%          14.6%
Capital expenditures...........   $   44.8       $   50.3       $   38.4       $   27.3       $   36.0       $   36.0
Depreciation and
  amortization.................       50.3           50.4           48.5           49.2           58.8           60.0
Cash flows from operating
  activities...................         --           48.1          141.4           91.5          136.7             --
Cash flows from investing
  activities...................         --          (71.5)         (37.7)         (28.9)      (1,363.7)            --
Cash flows from financing
  activities...................         --           26.1          (95.3)         (86.3)       1,305.8             --
Ratio of earnings to fixed
  charges(5)...................       26.3x          20.6x          29.6x          25.6x           2.4x           1.6x
Pro forma cash interest
  expense(6)...................         --             --             --             --             --       $   93.8
Pro forma ratio of EBITDA to
  cash interest expense........         --             --             --             --             --            2.4x
Pro forma ratio of total
  long-term debt (including
  current portion) to EBITDA...         --             --             --             --             --            4.6x

---------------

(1) The revenues and net income for the stub period (November and December 1997) were $243.0 and $13.5 million, respectively.

(2) Total long-term debt includes a $6.3 million premium on the old notes and excludes $39.3 million of short-term notes and $6.0 million of capital lease obligations.

(3) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA and the related ratios are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Therefore, EBITDA is not necessarily comparable to similarly titled measures of these companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Statements of Cash Flow included in our consolidated financial statements.

(4) Represents EBITDA as a percentage of revenues.

(5) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals.

(6) Represents total pro forma interest expense less $7.2 million of pro forma non-cash interest expense associated with the amortization of deferred financing costs.

                                  RISK FACTORS

     You should carefully consider the risks described below, as well as the other information contained in this prospectus, before making a decision to tender your old notes in the exchange offer. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISKS RELATED TO THE SECURITIES OFFERED

     OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We are a highly leveraged company. As of December 31, 2001, we would have had, after giving effect to the offering of the old notes and the application of the proceeds therefrom, $1,032.5 million of outstanding long-term indebtedness, including approximately $476.2 million of long-term senior indebtedness, $556.3 million of senior subordinated indebtedness and a stockholders' deficit of $43.6 million. In addition, as of December 31, 2001, we had $39.3 million of short-term notes and $6.0 million of capital lease obligations. This level of indebtedness could have important consequences for you, including the following:

     - it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

     - it may limit our flexibility in planning for, or reacting to, changes in our business;

     - we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

     - it may make us more vulnerable to a downturn in our business or the economy;

     - the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

     - a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes; and

     - there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

     DESPITE OUR SUBSTANTIAL INDEBTEDNESS, WE MAY STILL INCUR SIGNIFICANTLY MORE DEBT. THIS COULD INTENSIFY THE RISKS DESCRIBED ABOVE.

     The terms of the indenture do not prohibit us from incurring significant additional indebtedness in the future. As of December 31, 2001, we had $70.7 million available for additional borrowing under the revolving credit facility, subject to certain conditions. All borrowings under the credit facility will be senior to the notes.

     YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL BE JUNIOR TO THE BORROWINGS UNDER THE CREDIT FACILITY AND POSSIBLY ALL FUTURE BORROWINGS.

     These notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing senior indebtedness including the credit facilities and will rank behind all of our and their future senior indebtedness, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees. In addition, the credit facility is secured by substantially all of our assets and the assets of our wholly owned domestic subsidiaries.

     In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain nonpayment defaults on senior indebtedness.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our senior subordinated indebtedness and the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior indebtedness.

     Assuming we had completed the offering of the old notes on December 31, 2001, the notes and the subsidiary guarantees would have been subordinated to $476.2 million of long-term indebtedness, $39.3 million of short-term notes and $6.0 million of capital lease obligations and approximately $70.7 million would have been available for borrowing as additional senior indebtedness under the credit facility, subject to certain conditions. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

     RESTRICTIVE COVENANTS IN THE CREDIT FACILITY AND THE INDENTURE MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES.

     The indenture and the credit facility limit our ability, among other things, to:

     - incur additional indebtedness or contingent obligations;

     - pay dividends or make distributions to our stockholders;

     - repurchase or redeem our stock;

     - make investments;

     - grant liens;

     - make capital expenditures;

     - enter into transactions with our stockholders and affiliates;

     - sell assets; and

     - acquire the assets of, or merge or consolidate with, other companies.

     In addition, the credit facility requires us to maintain financial ratios. See "The Credit Facility." We may not be able to maintain these ratios. Covenants in the credit facility may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

     If we default under the credit facility, we could be prohibited from making any payments on the notes. In addition, the lenders under the credit facility could require immediate repayment of the entire principal. If those lenders require immediate repayment, we will not be able to repay them and also repay the notes in full.

     TO SERVICE OUR INDEBTEDNESS, INCLUDING THE NOTES, WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. THE ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under the credit facility will be adequate to meet our future liquidity needs for at least the next few years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the credit facility and the notes, on commercially reasonable terms or at all.

     CERTAIN SUBSIDIARIES ARE NOT INCLUDED AS SUBSIDIARY GUARANTORS.

     The guarantors of the notes include only our wholly owned domestic subsidiaries. However, the historical consolidated statement of operations (including our consolidated financial statements) and the pro forma consolidated statement of operations included in this prospectus are presented on a consolidated basis, including both our wholly owned and non-wholly owned domestic subsidiaries and our foreign subsidiaries. The aggregate revenues and EBITDA for the year ended December 31, 2001 of our subsidiaries that are not guarantors were $617.6 million and $87.6 million, respectively. As of December 31, 2001, those subsidiaries held 49.8% of our total assets. Each of the subsidiary guarantors would be released from its guarantee of the notes if we transfer 5% or more of its voting stock to a third party so that it is no longer "wholly owned." The indenture does not restrict our ability to do so. See Note 18 to our consolidated financial statements included in the back of this prospectus.

     Because a substantial portion of our operations are conducted by foreign and non-wholly owned subsidiaries, our cash flow and our ability to service debt, including our and the subsidiary guarantors' ability to pay the interest on and principal of the notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our foreign and non-wholly owned subsidiaries. In addition, any payment of interest, dividends, distributions, loans or advances by our foreign and non-wholly owned subsidiaries to us and the subsidiary guarantors, as applicable, could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which our foreign subsidiaries operate. Moreover, payments to us and the subsidiary guarantors by the foreign and non-wholly owned subsidiaries will be contingent upon these subsidiaries' earnings.

     Our foreign and non-wholly owned subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt of that subsidiary.

     WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE GOVERNING THE NOTES.

     If we undergo a Change of Control (as defined in the indenture governing the notes), we may need to refinance large amounts of our debt, including the notes, the 2001 notes and borrowings under the credit facility. If a Change of Control occurs, we must offer to buy back the notes for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the notes upon a Change of Control. In addition, the credit facility will prohibit us from repurchasing the notes until we first repay the credit facility in full. If we fail to repurchase the notes in that circumstance, we will go into default under both the indenture governing the notes and the credit facility. Any future debt that we incur may also contain restrictions on repayment upon a Change of Control. If any Change of Control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The buyback requirements also delay or make it harder for others to effect a Change of Control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not constitute a Change of Control under the indenture governing the notes. See "Description of Other Indebtedness -- The Credit Facility" and "Description of the Notes -- Change of Control."

     FEDERAL AND STATE LAWS PERMIT A COURT TO VOID THE SUBSIDIARY GUARANTEES UNDER CERTAIN CIRCUMSTANCES.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that subsidiary guarantor under certain circumstances. While the relevant laws may vary from state to state, under such laws, the issuance of a guarantee will be a fraudulent conveyance if (1) any of our subsidiaries issued subsidiary guarantees with the intent of hindering, delaying or defrauding creditors or (2) any of the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for issuing their respective guarantees, and, in the case of (2) only, one of the following is also true:

     - any of the subsidiary guarantors were insolvent, or became insolvent, when they issued the guarantee;

     - issuing the guarantees left the applicable subsidiary guarantor with an unreasonably small amount of capital; or

     - the applicable subsidiary guarantor intended to, or believed that it would, be unable to pay debts as they matured.

     If the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void any of the subsidiary guarantors' obligations under their respective guarantees and require the repayment of any amounts paid thereunder.

     Generally, an entity will be considered insolvent if:

     - the sum of its debts is greater than the fair value of its property;

     - the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

     - it cannot pay its debts as they become due.

     We believe, however, that immediately after issuance of the notes and the subsidiary guarantees, we and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. We cannot be sure, however, as to what standard a court would apply in making such determinations or that a court would reach the same conclusions with regard to these issues.

     THE MARKET PRICE FOR THE NOTES MAY BE VOLATILE.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

     OUR FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE.

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about forecasts, our plans, strategies and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that they will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth above in this "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

     Forecasts are particularly likely to be inaccurate, especially over longer periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995. In 1995 however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

RISKS RELATED TO OUR BUSINESS

     OUR OPERATING RESULTS COULD BE HARMED DURING ECONOMIC OR INDUSTRY
     DOWNTURNS.

     The businesses of most of our customers, particularly oil, gas and chemical companies, are, to varying degrees, cyclical and have historically experienced periodic downturns. Profitability in those industries is highly sensitive to supply and demand cycles and volatile product prices, and our customers in those industries historically have tended to delay large capital projects, including expensive maintenance and upgrades, during industry downturns. For example, due to the recent declines in oil and gas prices, some of our key customers have reduced their capital spending, which will result in reduced demand for our products. These industry downturns have been characterized by diminished product demand, excess manufacturing capacity and subsequent accelerated erosion of average selling prices. In addition, certain of our customers may experience reduced access to capital during economic downturns. Therefore, any significant downturn in our customers' markets or in general economic conditions could result in a reduction in demand for our products and services and could harm our business. In addition, because we only compete in some segments of the energy infrastructure industry, a downturn in the specific segments we serve may affect us more severely than our competitors who compete in the industry as a whole.

     THE LOSS OF ONE OF OUR LARGE CUSTOMERS, OR FAILURE TO WIN NATIONAL, REGIONAL AND GLOBAL CONTRACTS FROM AN EXISTING CUSTOMER, COULD SIGNIFICANTLY REDUCE OUR CASH FLOW, MARKET SHARE AND PROFITS.

     Some of our customers contribute a substantial amount to our revenues. For the year ended December 31, 2001, our largest customer represented approximately 3.1% of total revenues, and our top ten customers collectively represented approximately 16.7% of total revenues. The loss of any of these customers, or class of customers, or decreases in these customers' capital expenditures, could decrease our cash flow, market share and profits. As a result of industry consolidation, especially among natural gas compression and major oil companies, our largest customers have become larger and, as a result, account for a larger percentage of our sales. We could lose a large customer as a result of a merger or consolidation. Recently, major oil companies and national oil companies have moved toward creating alliances and preferred supplier relationships with suppliers. In addition, these customers are increasingly pursuing arrangements with suppliers that can meet a larger portion of their needs on a more global basis. Typically, a customer can terminate these arrangements at any time. The loss of a customer, or the award of a contract to a competitor, could significantly reduce our cash flow, market share and profits.

     ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Since we manufacture and sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales outside North America, as a percentage of our total sales, was 41.9% for the year ended December 31, 2001. Accordingly, our future results could be harmed by a variety of factors, including:

     - changes in foreign currency exchange rates;

     - exchange controls;

     - changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

     - hyperinflation;

     - tariffs, other trade protection measures and import or export licensing requirements;

     - potentially negative consequences from changes in tax laws;

     - difficulty in staffing and managing widespread operations;

     - differing labor regulations;

     - requirements relating to withholding taxes on remittances and other payments by subsidiaries;

     - different regimes controlling the protection of our intellectual property;

     - restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

     - restrictions on our ability to repatriate dividends from our subsidiaries; and

     - unexpected changes in regulatory requirements.

     Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. In addition, the financial condition of foreign customers may not be as strong as that of our current domestic customers.

     Fluctuations in the value of the U.S. dollar may adversely affect our results of operations. Because our consolidated financial results are reported in dollars, if we generate sales or earnings in other currencies the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings. In addition, our debt service requirements are primarily in U.S. dollars even though a significant percentage of our cash flow is generated in euros or other foreign currencies. Significant changes in the value of the euro relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the notes and borrowings under the credit facility.

     In addition to currency translation risks, we incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or a sales transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks. It is possible that volatility in currency exchange rates will have a material adverse effect on our financial condition or results of operations. We have in the past experienced and expect to continue to experience economic loss and a negative impact on earnings as a result of foreign currency exchange rate fluctuations. We expect that the portion of our revenues denominated in non-dollar currencies will continue to increase in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effects of Currency Fluctuations and Inflation."

     Our expansion in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business.

     IF WE ARE NOT ABLE TO APPLY NEW TECHNOLOGY AND SOFTWARE IN OUR PRODUCTS OR DEVELOP NEW PRODUCTS, WE MAY NOT BE ABLE TO GENERATE NEW SALES.

     Our success depends, in significant part, on our ability to develop products and services that customers will accept. We may not be able to develop successful new products in a timely fashion. Our commitment to customizing products to address particular needs of our customers could burden our resources or delay the delivery or installation of products. If there is a fundamental change in the energy industry, some of our products could become obsolete and we may need to develop new products rapidly. Our products may not be marketed properly or satisfy the needs of the worldwide market.

     In addition, there is intense competition to establish proprietary rights to these new products and the related technologies. The technology and software in our products, including electronic components, point-of-sale systems and related products, is growing increasingly sophisticated and expensive. Several of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may develop proprietary products that are superior to ours or integrate new technologies more quickly than we do. We may not be able to obtain rights to this technology. We may also face claims that our products infringe patents that our competitors hold. Any of these factors could harm our relationship with customers and reduce our sales and profits.

     WE FACE INTENSE COMPETITION.

     We encounter intense competition in all areas of our business. Competition in our primary business segments is based on a number of considerations including product performance, customer service, product lead times, global reach, brand reputation, breadth of product line, quality of aftermarket service and support and price. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. Our customers increasingly demand more technologically advanced and integrated products and we must continue to develop our expertise and technical capabilities in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in research and development, manufacturing, marketing, customer service and support and our distribution networks. We may have to adjust the prices of some of our products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position. Some of our competitors have greater financial and other resources than we do.

     IF WE LOSE OUR SENIOR MANAGEMENT, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     The success of our business is largely dependent on our senior managers, as well as on our ability to attract and retain other qualified personnel. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain "key person" life insurance on any of our key employees.

     ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Our operations and properties are subject to stringent laws and regulations relating to environmental protection, including laws and regulations governing the investigation and clean up of contaminated properties as well as air emissions, water discharges, waste management, and workplace health and safety. Such laws and regulations affect a significant percentage of our operations, are constantly changing, are different in every jurisdiction and can impose substantial fines and sanctions for violations. Further, they may require substantial expenditures for the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these laws, and adapt to regulatory requirements in all jurisdictions as these requirements change.

     We have experienced, and expect to continue to experience, both operating and capital costs to comply with environmental laws and regulations, including potentially substantial costs for remediation and investigation of some of our properties (many of which are sites of long-standing manufacturing operations). In addition, although we believe our operations are substantially in compliance and that we will be indemnified by Halliburton for certain contamination and compliance costs (subject to certain exceptions and limitations), new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, the imposition of new clean-up requirements, new claims for property damage or personal injury arising from environmental matters, or the refusal and/or inability of Halliburton to meet its indemnification obligations could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations, see "Business -- Legal Proceeds and Environmental Matters."

     OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS.

     As of December 31, 2001, we had approximately 8,500 employees. Approximately 40% of our U.S. workforce and 41% of our global workforce is represented by labor unions. Of our ten material collective bargaining agreements, two will expire in 2002, six will expire in 2003, one will expire in 2004 and one will expire in 2005. Although we believe that our relations with our employees are good, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations.

     WE ARE DEPENDENT ON THE AVAILABILITY OF RAW MATERIALS AND COMPONENTS.

     We require substantial amounts of raw materials that we purchase from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, the supply of, and demand for, such raw materials, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by raw materials or component parts suppliers, changes in exchange rates and worldwide price levels. Any change in the supply of, or price for, these raw materials and components could materially affect our operating results.

     WE RELY ON INDEPENDENT DISTRIBUTORS.

     In addition to our own direct sales force, we depend on the services of independent distributors to sell our products and provide service and aftermarket support to our customers. Many of these independent distributors are not bound to us by exclusive distribution contracts and may offer products and services that compete with ours to our customers. In addition, the majority of the distribution contracts we have with these independent distributors are cancelable by the distributor after a short notice period. The loss of a substantial number of these distributors or the decision by many of these distributors to offer competitors' products to our customers could materially reduce our sales and profits.

     WE ARE CONTROLLED BY FIRST RESERVE AND ODYSSEY, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

     A holding company controlled by First Reserve, Odyssey and their affiliates owns approximately 92.5% of our outstanding common shares and, therefore, has the power, subject to certain exceptions, to control our affairs and policies. They also control the election of directors, appointment of management, entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected will have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions about our capital stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Recapitalization Transaction" and "Certain Related Party Transactions."

     The interests of First Reserve, Odyssey and their affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of First Reserve and Odyssey as equity holders might conflict with your interests as a note holder. Affiliates of First Reserve and Odyssey may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of notes. In addition, our sponsors or their affiliates currently own, and may in the future own, businesses that directly compete with ours.

     OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO FUTURE
     PERIODS.

     The historical financial information included herein for periods prior to the consummation of the recapitalization transaction may not necessarily reflect our results of operations, financial position and cash flows in the future or the results of operations, financial position and cash flows that would have occurred if we had been a separate, independent entity during the periods presented. The historical financial information included in this prospectus for those periods does not fully reflect the many significant changes that occurred in our capital structure, funding and operations as a result of the recapitalization, the credit facility, the notes offering or the additional costs we expect to incur in operating as an independent company. For example, funds required for working capital and other cash needs for those periods were obtained from Halliburton on an interest-free intercompany basis without any debt service requirement.

     WE MAY BE FACED WITH UNEXPECTED PRODUCT CLAIMS OR REGULATIONS.

     Because some of our products are used in systems that handle toxic or hazardous substances, a failure of any of our products could have material adverse consequences, and alleged failures of certain of our products have resulted in, and in the future could result in, claims against us for product liability, including property damage, personal injury damage and consequential damages. Further, we may be subject to potentially material liabilities relating to claims alleging personal injury as a result of hazardous substances incorporated into our products. Finally, our Dresser Wayne business faces increasingly stringent regulations in California and elsewhere regarding vapor recovery from gasoline dispensers. Some of Dresser Wayne's products have been alleged to contain "defects" that adversely affect vapor recovery, requiring retrofits, field modifications and/or the payment of administrative penalties in connection with the affected products. Although the vapor recovery regulations have not adversely affected us vis-a-vis our competitors to date, there can be no assurance that changes in these regulations or in California's proposed Clean Air Plan, or the development of more stringent regulations in other jurisdictions where vapor recovery is required, will not have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATED TO THE EXCHANGE OFFER

     IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

     We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding.

     YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

     The exchange notes do not have an established trading market and will not be listed on any securities exchange. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     Together with the sale by us of the old notes on March 25, 2002, we entered into a registration rights agreement, dated March 20, 2002, with the placement agents, which requires that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use best efforts to cause the registration statement with respect to the exchange offer to be declared effective by within 180 days of the issue date of the old notes and use best efforts to consummate the exchange offer by within 210 days of the issue date of the old notes.

     Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

     In order to participate in the exchange offer, a holder must represent to us, among other things, that:

     - the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

     - the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

     - the holder does not have an arrangement or understanding with any Person to participate in the distribution of the exchange notes; and

     - the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of ours.

     Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering in connection with the old notes pursuant to Rule 415 under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

     - is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

     - acquired the exchange notes other than in the ordinary course of the holder's business; or

     - the holder has an arrangement with any Person to engage in the distribution of exchange notes.

     Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 26, 2002 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

     The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

     As of the date of this prospectus, old notes representing $250.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice thereof to State Street Bank and Trust Company, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the expiration date unless the exchange offer is extended.

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date shall be 5:00 p.m., New York City time, on June 26, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

          (A) to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

          (B) to amend the terms of the exchange offer in any manner.

     In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

PROCEDURES FOR TENDERING

     Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

     - certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

     - a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the old notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "Exchange Agent" prior to the expiration date.

     Your tender, if not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless old notes tendered pursuant thereto are tendered:

          (A) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or

          (B) for the account of an Eligible Institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an Eligible Institution.

     If the letter of transmittal is signed by a Person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other Person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

     In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will be representing to us that, among other things:

     - the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the Person receiving such exchange notes, whether or not such Person is the registered holder;

     - you are not engaging in and do not intend to engage in a distribution of the exchange notes;

     - you do not have an arrangement or understanding with any Person to participate in the distribution of such exchange notes; and

     - you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

     In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those non-exchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

     Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Depository Trust Company. To accept the exchange offer through ATOP, participants in the Depository Trust Company must send electronic instructions to the Depository Trust Company through the Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to the Depository Trust Company and transmitted by the Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an Eligible Institution;

     - prior to the expiration date, the exchange agent receives from that Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the Eligible Institution with the exchange agent; and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal of a tender of old notes to be effective, a written or, for the Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the Person having deposited the old notes to be withdrawn (the "Depositor");

     - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the Person withdrawing the tender; and

     - specify the name in which any such old notes are to be registered, if different from that of the Depositor.

     All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed letters of transmittal should be directed to the exchange agent. State Street Bank and Trust Company has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

          By Registered or Certified Mail, Hand Delivery or Overnight Courier:
     State Street Bank and Trust Company Corporate Trust Department, 5th Floor 2 Avenue de Lafayette Boston, MA 02111 Attn: Johnnie Kindell

          By Facsimile: (Eligible Institutions Only) (617) 662-1452 or For Information or Confirmation by Telephone: (617) 662-1553

     Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in Person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a Person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of March 20, 2002 by and among Dresser, Inc., Dresser International, Inc., Dresser Russia, Inc., Dresser RE, Inc., Dresser Entech, Inc., Ring-O Valve, Incorporated, LVF Holding Corporation and Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation, as placement agents. We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive old notes with a total principal amount equal to the total principal amount of the exchange notes issued in the exchange offer.

     We used a portion of the net proceeds from the sale of the old notes, which were estimated at approximately $248.8 million after deducting estimated expenses from the sale of the old notes to (i) repay a portion of the term loans under the credit facility and (ii) pay related transaction fees. As of December 31, 2001, Tranche A USD, Tranche A Euro and Tranche B loans under the credit facility bore interest rates of 4.9%, 6.6% and 5.9%, respectively, and mature on April 10, 2007, April 10, 2007 and April 10, 2009, respectively. The term loans under the credit facility were incurred to finance a portion of the recapitalization transaction. Certain of the placement agents who are lenders under the credit facility will receive a proportional amount of the funds used to repay the term loans. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Recapitalization Transaction" and "-- Liquidity and Capital Resources" in this prospectus.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 2001, on a historical basis and on a pro forma basis after giving effect to the offering of the old notes and the application of the proceeds therefrom as described in "Use of Proceeds" as if it had occurred on December 31, 2001. This table should be read in conjunction with the information contained in "Use of Proceeds" as well as the Consolidated Financial Statements and the notes thereto and the, Unaudited Pro forma Consolidated Statement of Operations, in this prospectus.

                                                               AS OF DECEMBER 31,
                                                                      2001
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                              SHARE AND PER SHARE
                                                                  INFORMATION)
Long-term debt (including current portion):
  Credit facility
     Revolving credit facility(1)...........................  $     --   $     --
     Term loan A(2).........................................     259.0       10.2
     Term loan B(2).........................................     452.7      452.7
9 3/8% Senior Subordinated Notes due 2011(3)................     300.0      556.3
Other long-term debt........................................      13.3       13.3
                                                              --------   --------
       Total long-term debt (including current
        portion)(4).........................................  $1,025.0   $1,032.5
Shareholders' equity (deficit):
  Common stock, $0.001 par value, 15,000,000 shares
     authorized, 11,397,708 shares issued and outstanding
     Additional paid-in capital.............................     455.9      455.9
  Accumulated deficit.......................................    (466.9)    (466.9)
  Accumulated other comprehensive loss......................     (32.6)     (32.6)
       Total shareholders' equity (deficit).................     (43.6)     (43.6)
          Total capitalization..............................  $  981.4   $  988.9
                                                              ========   ========

---------------

(1) $100.0 million total availability, subject to certain conditions, of which $70.7 million was available and $29.3 million was reserved for letters of credit.

(2) The credit facility permits each of the lenders under the Tranche B term loan to decline their ratable share of any prepayment under such facility. The lenders under the Tranche B term loan waived their right to receive their ratable share of the net proceeds from the offering of the old notes and the full amount of net proceeds was used to repay the Tranche A term loan. See "The Credit Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources" in this prospectus.

(3) Pro forma 9 3/8% Senior Subordinated Notes include a $6.3 million premium on notes sold on March 25, 2002.

(4) In addition, we had $39.3 million of short-term notes and $6.0 million of capital lease obligations.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following pro forma consolidated statement of operations has been derived by the application of pro forma adjustments to our historical consolidated statement of operations for the year ended December 31, 2001. The pro forma consolidated statement of operations gives effect to (i) the recapitalization, including both the acquisition of our domestic businesses and the purchase of our foreign stock and assets from Dresser Industries, (ii) the 2001 notes offering, (iii) the other financing transactions related to the recapitalization transaction and (iv) the offering, of the old notes as if they had been consummated on January 1, 2001. The adjustments necessary to fairly present this pro forma consolidated statement of operations have been made based on available information and in the opinion of management are reasonable and are described in the accompanying notes. The pro forma consolidated statement of operations should not be considered indicative of actual results that would have been achieved had these transactions been consummated on the respective dates indicated and do not purport to indicate results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated statement of operations will prove to be correct. You should read the pro forma consolidated financial statements together with "Risk Factors," and "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included in this prospectus.

     We have prepared the unaudited pro forma consolidated statement of operations as follows:

     - The unaudited pro forma consolidated statement of operations consists of an unaudited pro forma consolidated statement of operations and accompanying explanatory notes. This information is accompanied by an introduction which describes (i) the transactions that we are giving pro forma effect to and (ii) the periods and dates for which pro forma data is presented.

     - The unaudited pro forma consolidated statement of operations discloses income from operations attributable to the recapitalization transaction, the 2001 offering, the related financing transactions and the offering of the old notes and the use of proceeds from the offering of the old notes. Material nonrecurring charges or credits and related tax effects which result directly from the recapitalization transaction, the 2001 offering, the related financing transactions and the offering of the old notes and the use of proceeds from the offering of the old notes and which will be included in income or expenses within the twelve months succeeding the recapitalization transaction have not been included in the unaudited pro forma consolidated statement of operations.

     - Pro forma adjustments related to the unaudited pro forma consolidated statement of operations have been computed assuming the recapitalization transaction, the 2001 offering, the related financing transactions and the offering of the old notes and the use of proceeds from the offering of the old notes were consummated at the beginning of the periods presented and include adjustments which give effect to the events that are (i) directly attributable to such transactions, (ii) expected to have a continuing impact and (iii) factually supportable. All pro forma adjustments have been explained in the related notes to the unaudited pro forma consolidated statement of operations.

     - Tax effects of the pro forma adjustments have been calculated at the effective rate in effect for the periods presented.

                                 DRESSER, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN MILLIONS)

                                                   PURCHASE      RECAPITALIZATION        THE
                                HISTORICAL(1)   ADJUSTMENTS(2)    ADJUSTMENTS(3)     OFFERING(4)    PRO FORMA
                                -------------   --------------   ----------------    -----------    ---------
Revenues......................    $1,545.8          $  --             $   --            $  --       $1,545.8
Cost of revenues..............     1,075.2             --                 --               --        1,075.2
                                  --------          -----             ------            -----       --------
Gross profit..................       470.6             --                 --               --          470.6
Selling, engineering,
  administrative and general
  expenses....................       303.9            1.2(a)              --               --          305.1
                                  --------          -----             ------            -----       --------
Operating income..............       166.7           (1.2)                                             165.5
Interest expense..............        68.7                              26.7(b)           5.6(d)       101.0
Other income..................        (1.5)            --                 --               --           (1.5)
                                  --------          -----             ------            -----       --------
Income before taxes...........        99.5           (1.2)             (26.7)            (5.6)          66.0
Income taxes..................        42.7             --              (11.5)(c)         (2.4)(c)       28.8
                                  --------          -----             ------            -----       --------
Net income(5).................    $   56.8          $(1.2)            $(15.2)           $(3.2)      $   37.2
                                  ========          =====             ======            =====       ========

---------------

(1) The amounts in this column represent the reported results of Dresser, Inc.

(2) The amounts in this column represent the adjustments to reflect the pro forma impact of the purchase of certain of our foreign subsidiaries.

    (a) The adjustment to amortization of intangibles relates to the increase in goodwill associated with the purchase accounting treatment of these stock acquisitions. Non-deductible goodwill increased by $98.8 and is being amortized over a 20-year period.

(3) The amounts in this column represent the adjustments necessary to reflect the pro forma impact of the recapitalization and the related financing transactions, as follows:

    (b) The adjustment to interest expense reflects the following:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2001
                                                              ------------
Interest expense on our new term loan facilities (at a
  weighted average rate of 8.48%)...........................      17.0
Interest expense on the 2001 notes (at 9.375%)..............       7.8
Amortization of debt issuance costs.........................       1.8
Bank commitment fees........................................       0.1
                                                                  ----
Interest expense on new indebtedness........................      26.7
                                                                  ====

    (c) The tax effect of annual pro forma adjustments to income before income taxes is based on our effective tax rate of 42.9%.

(4) The amounts in this column represent the adjustments necessary to reflect the pro forma impact of the note offering of $250.0.

    (d) The adjustment to interest expense reflects the following:


Interest on credit facility to be repaid in connection with
  the offering (at a weighted average rate of 7.24%)........     (17.9)
Amortization of debt issuance costs.........................       0.8
Interest expense on $250 notes (at 9.375%)..................      23.4
Amortization of premium.....................................      (0.7)
                                                                 -----
  Total Adjustment..........................................       5.6
                                                                 =====

    A change of 25 basis points in interest rates on the aggregate amount outstanding under the credit facility would change annual interest expense by $1.2.

(5) Transaction fees related to the offering of the old notes of approximately $7.5 have not been included on the face of the pro forma consolidated statement of operations, but have been reflected as deferred debt issuance costs on the pro forma consolidated balance sheet.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial information as of and for each of the years in the five-year period ended December 31, 2001. Prior to 1998, we had a fiscal year-end of October 31. The fiscal period ending October 31, 1997 reflects our financial information on a fiscal year-end basis. Our operating results for November and December 1997 are included as an adjustment to shareholders' equity. The selected consolidated financial information as of and for each of the years in the four-year period ended December 31, 2001 has been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and our selected consolidated financial information as of and for the period ended October 31, 1997 has been derived from our unaudited consolidated financial statements. The financial information prior to March 31, 2001 has been derived from the consolidated financial statements of Dresser Equipment Group, Inc. ("DEG"). The consolidated financial statements of DEG exclude certain items, which were not transferred as a result of the recapitalization agreement and any financial effects from Halliburton's decision to discontinue the business unit. In addition, certain amounts have been allocated and pushed down from Halliburton in a consistent manner in order to depict the financial position, results of operations and cash flows of DEG on a stand-alone basis. However, the financial position, results of operations and cash flows may not be indicative of what would have been reported if DEG had been a stand-alone entity or had been operated as part of the recapitalization agreement during the periods presented. You should read the following table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the accompanying notes included elsewhere in this prospectus.

                                                                 FISCAL YEAR ENDED
                                      -----------------------------------------------------------------------
                                      OCTOBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        1997(1)         1998           1999           2000           2001
                                      -----------   ------------   ------------   ------------   ------------
                                                   (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
STATEMENT OF OPERATIONS DATA:
Revenues............................   $1,581.7       $1,587.8       $1,432.6       $1,408.5       $1,545.8
Cost of revenues....................    1,099.6        1,118.3          993.7          963.3        1,075.2
Selling, engineering, administrative
  and general expenses..............      331.6          342.5          293.9          274.7          303.9
Operating income....................      150.5          127.0          145.0          170.5          166.7
Net income..........................       91.7           77.2           89.9          108.8           56.8
BALANCE SHEET DATA
  (AT PERIOD ENDED):
Working capital.....................   $  209.7       $  227.9       $  257.8       $  286.1       $  359.1
Property, plant and equipment.......      231.8          235.5          223.8          231.1          235.9
Intangible assets...................      247.3          267.7          264.0          258.1          414.5
Total assets........................    1,063.4        1,064.9        1,077.0        1,077.1        1,589.7
Total long-term debt (including
  current portion)(2)...............        0.5            1.3            0.3            0.2        1,025.0
Shareholders' equity (deficit)......      492.4          536.7          542.0          562.6          (43.6)
OTHER FINANCIAL DATA:
EBITDA(3)...........................   $  200.8       $  177.4       $  193.5       $  219.7       $  225.5
EBITDA margin(4)....................       12.7%          11.2%          13.5%          15.6%          14.6%
Capital expenditures................   $   44.8       $   50.3       $   38.4       $   27.3       $   36.0
Depreciation and amortization.......       50.3           50.4           48.5           49.2           58.8
Cash flows from operating
  activities........................         --           48.1          141.4           91.5          136.7
Cash flows from investing
  activities........................         --          (71.5)         (37.7)         (28.9)      (1,363.7)
Cash flows from financing
  activities........................         --           26.1          (95.3)         (86.3)       1,305.8
Ratio of earnings to fixed
  charges(5)........................       26.3x          20.6x          29.6x          25.6x           2.4x

---------------

(1) The revenues and net income for the stub period (November and December 1997) were $243.0 and $13.5 million, respectively.

(2) Total long-term debt includes a $6.3 premium on the old notes and excludes $39.3 million of short-term notes and $6.0 million of capital lease obligations.

(3) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA and the related ratios are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Therefore, EBITDA is not necessarily comparable to similarly titled measures of those companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

(4) Represents EBITDA as a percentage of revenues.

(5) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain statements in this discussion constitute "forward-looking statements" as that term is defined under sec.21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Although forward-looking statements reflect management's good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the impact of general economic conditions in the regions in which we do business; general industry conditions, including competition and product, raw material and energy prices; changes in exchange rates and currency values; capital expenditure requirements; access to capital markets and the risks and uncertainties described in the "Risk Factors" section. You should read the following discussion together with the section entitled "Risk Factors" and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

OVERVIEW

     We are a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the energy industry. Our primary business segments are flow control, measurement systems and power systems. We are a global business, with an established sales presence in over 100 countries and manufacturing or customer support facilities in over 22 countries. Many of our businesses have been in operation for 100 years or more. We sell our products and services to more than 10,000 customers, including most of the world's major oil companies, multinational engineering and construction companies and Fortune 500 firms, through a global sales and service network of over 400 account representatives, 900 independent distributors and 300 authorized service centers. Our total revenues by geographic region in 2001 consisted of North America (58.1%), Europe/Africa (20.7%), Latin America (7.7%), Asia (9.6%) and the Middle East (3.9%). We have pursued a strategy of customer, geographic and product diversity to mitigate the impact of an economic downturn on our business in any one part of the world or in any single business segment.

     For the year ended December 31, 2001, we generated revenue of $1.55 billion, operating income of $166.7 million and EBITDA of $225.5 million.

MARKET FORCES; OUTLOOK

     Our product offerings include valves, instruments, meters, natural gas fueled engines, retail fuel dispensing systems, blowers and natural gas fueled power generation systems. These products are used to produce, transport, process, store and deliver oil and gas and their related by-products.

     Long-term demand for energy infrastructure equipment and services is driven by increases in worldwide energy consumption, which is a function of worldwide population growth and the levels of energy consumption per capita. In the short term, demand for our products is affected by overall worldwide economic conditions and by fluctuations in the level of activity and capital spending by major, national and independent oil and gas companies, gas distribution companies, pipeline companies, power generation companies and petrochemical processing plants. The level of oil and gas prices affects all of these activities and is a significant factor in determining our primary customers' level of cash flow. Prices for oil and natural gas declined significantly in 2001. In addition, we see surplus capacity in the natural gas compression industry and expect substantial declines and margin pressure in our power system segment. We also expect to see additional weakness in the instrument and gas metering business of our measurement systems segment until the general industrial economy improves. In light of the difficult market environment we will be focused throughout 2002 on actions to reduce our cost structure, improve working capital efficiency and improve margins in flow control.

     During the fourth quarter 2001, there was no significant improvement in the outlook for energy demand or natural gas prices, and the general industrial economy remained soft. Our EBITDA in the first quarter of 2002 has decreased by approximately 14% compared to the first quarter of 2001. We expect a decline in EBITDA in the second quarter of 2002 compared to the second quarter of 2001, and we expect a slight increase in EBITDA in the second quarter of 2002 compared to the first quarter of 2002.

     Actual results for future periods may differ from our current estimates in ways that could be material. See "Risk Factors."

     We believe that in order to maintain our competitiveness, we need to continue to focus on increasing operational efficiency and cash flow. This focus includes our on-going initiatives to increase manufacturing efficiencies, consolidate raw material sources, increase global procurement and improve working capital efficiency. We believe these initiatives offer us opportunities to improve our profitability and cash flow, although we may incur significant charges to implement these initiatives.

THE RECAPITALIZATION TRANSACTION

     In connection with a recapitalization transaction in April 2001, we made payments to Halliburton Company of approximately $1.3 billion to redeem our common equity and purchase the stock of certain of our foreign subsidiaries. The recapitalization transaction and related expenses were financed through the issuance of $300.0 million of 9 3/8% Senior Subordinated Notes due 2011, $720.0 million of borrowings under the credit facility and approximately $400.0 million of common equity contributed by DEG Acquisitions, LLC, an entity owned by First Reserve Corporation and Odyssey Investment Partners, LLC.

     The following table contains the actual sources and uses of funds for the recapitalization transaction:

SOURCES OF FUNDS
----------------
(IN MILLIONS)
Revolver(l)................  $     --
Term loan A................     265.0
Term loan B................     455.0
2001 notes.................     300.0
                             --------
  Total Debt...............   1,020.0
Common equity..............     400.0
Rollover equity(3).........      21.5
                             --------
  Total Sources............  $1,441.5
                             ========
USES OF FUNDS
-------------
(IN MILLIONS)
Cash purchase price(2).....  $1,296.3
Rollover equity(3).........      21.5
Cash.......................      52.4
Transaction fees(4)........      71.3
                             --------
  Total Uses...............  $1,441.5
                             ========

---------------

(1) Total availability of $100.0 million, subject to certain conditions, of which $70.7 million was available as of December 31, 2001.

(2) Includes $1,038.4 million to redeem 94.9% of our common equity held by Halliburton and $257.9 million to purchase the stock of certain of our foreign subsidiaries.

(3) Attributable to the common equity interests in us that were retained by Halliburton.

(4) Includes transaction fees paid to affiliates of First Reserve Corporation and Odyssey Investment Partners, LLC. See "Certain Relationships and Related Party Transactions."

STAND-ALONE COMPANY

     The consolidated financial information for periods presented prior to March 31, 2001 has been derived from the consolidated financial statements of the Dresser Equipment Group business unit of Halliburton. The preparation of this information was based on certain assumptions and estimates including allocations of costs from Halliburton, which we believe are reasonable. This financial information may not, however, necessarily reflect the results of operations, financial positions and cash flows that would have occurred if we had been a separate, stand-alone entity during the periods presented or our future results of operations, financial position and cash flows.

     In connection with the recapitalization transaction, we incurred substantial indebtedness, interest expense and repayment obligations. The interest expense relating to this debt adversely affect our net income. In addition, the acquisition of certain of our foreign subsidiaries was accounted for under the purchase method of accounting, which resulted in an increase in depreciation and amortization above historical levels. Upon consummation of the recapitalization transaction, we incurred a number of one-time fees and expenses of approximately $71.3 million.

EFFECTS OF CURRENCY FLUCTUATIONS AND INFLATION

     We conduct operations in over 100 countries around the world. Therefore, our results of operations are subject to both currency transaction risk and currency translation risk. We incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or sales transaction using a currency other than the functional currency of the transacting entity. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant local currency and then translated into U.S. dollars for inclusion in our consolidated financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. The majority of our revenues and costs are denominated in U.S. dollars, with Euro-related and other currencies also being significant. Historically, we have engaged in hedging strategies from time to time to reduce the effect of currency fluctuations on specific transactions.

     We have not, however, sought to hedge currency translation risk. We expect to continue these hedging policies going forward. Significant depreciation in the value of the Euro relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the notes and borrowings under the credit facility, if not offset by pricing in those markets.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including bad debts, inventories, intangible assets, warranty obligations, income taxes, pensions and other post-retirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. We recognize revenue as products are shipped and services are rendered. We do not provide our distributors with price protection rights. If items are shipped with rights to return, revenue is not recorded until the customer has approved and written acceptance is received. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

     We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality from our suppliers, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required.

     We record a valuation allowance to reduce our deferred tax assets to the amount that is likely to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

REVENUES

     Our revenues are primarily generated through the sale of new equipment, replacement parts and services. Revenues are recognized as products are shipped and services are rendered. Revenues have historically been driven by volume, rather than price, and are sensitive to foreign currency fluctuations. Prices have generally remained stable.

COST OF REVENUES

     Cost of revenues is comprised of the cost of raw materials, plant and related work force costs and freight and warehousing expense.

GROSS MARGIN

     Certain of our products tend to carry higher gross margins than others, and therefore product mix can impact our overall gross margins. For example, our custom engineered valve products typically carry a significantly higher gross margin than our retail fuel dispensing products. As a result, an increase in custom engineered valve sales will result in a disproportionately higher increase in our gross profit. In addition, sales of aftermarket parts and services typically carry a significantly higher gross margin than original product sales.

SELLING, ENGINEERING, ADMINISTRATIVE AND GENERAL EXPENSES

     Selling expenses consist of costs associated with marketing and sales. Engineering expenses are costs attributable to research and development and engineering. Administrative and general expenses are primarily management, accounting, treasury and legal costs. Selling, engineering, administrative and general expenses also include costs associated with health, safety and environmental administration and retiree medical and pension benefits. Research and development expenses are costs associated with product or customer initiatives or with projects that seek improvements in manufacturing processes. Research and development expenses are expensed as incurred. Our distributors are typically compensated through a discount from the list price of our products they purchase. These discounts are accounted for as a reduction in revenues versus classifying them as selling expenses.

DEPRECIATION AND AMORTIZATION

     Property, plant and equipment are reported at cost less accumulated depreciation, which is generally provided using the straight-line method over the estimated useful lives of the assets. Expenditures for improvements that extend the life of the asset are generally capitalized. Intangible assets primarily consist of goodwill and patents. Goodwill resulting from business acquisitions represents the excess of purchase price over fair value of net assets acquired and is amortized over a period from 4 to 40 years using the straight-line method. Patents are amortized over their estimated useful lives. Depreciation and amortization was $58.8 million, $49.2 million and $48.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. In 2002, we will adopt Statement of Financial Accounting Standard ("SFAS") No. 142 "Goodwill and Other Intangible Assets." The statement, among other items, will eliminate the amortization of goodwill. The amortization expense for goodwill was $14.2 million for the year ended December 31, 2001.

INCOME TAXES

     Historically, our operations have been included in the tax returns submitted by various Halliburton operating companies. The tax amounts reflected in our historical results have been allocated based on the amounts expected to be paid to or received from the various Halliburton operating companies filing tax returns in which our operations were included. In connection with the recapitalization transaction, we made a Section 338(h)(10) election to allow the recapitalization of our domestic businesses to be treated as an acquisition of assets for tax purposes. Accordingly, for tax purposes our U.S. assets were stepped up to their fair market value and we will be able to depreciate those assets using a higher basis than the historical amount. We expect that these tax assets will result in a substantial decrease in our cash taxes, and therefore increase our cash available for debt service or investment in our business over the next few years.

INTEREST EXPENSE

     As part of Halliburton, no third party debt was allocated to us except for operational accounts payable. As a result, we did not have any significant interest expense prior to the second quarter of 2001. As part of the recapitalization transaction, we incurred a significant amount of debt. Accordingly, we incurred significant interest expense beginning in the second quarter of 2001 and will continue to incur significant interest expense going forward.

RESULTS OF OPERATIONS

  YEARLY INFORMATION

     The following table presents selected financial information regarding each of our segments for the years ended 1999, 2000 and 2001. Revenue and operating income by segment are also presented as a percentage of their respective totals. The four columns under year-to-year change show the dollar and percentage change from 1999 to 2000 and from 2000 to 2001.

                                      YEAR ENDED DECEMBER 31,                           YEAR-TO-YEAR CHANGE
                       ------------------------------------------------------   -----------------------------------
                                                                                1999 TO     %      2000 TO     %
                         1999       %       2000       %       2001       %      2000     CHANGE    2001     CHANGE
                       --------   -----   --------   -----   --------   -----   -------   ------   -------   ------
                                                    (IN MILLIONS, EXCEPT PERCENTAGES)
REVENUES
  Flow Control.......  $  557.6    38.9%  $  549.3    39.0%  $  622.8    40.3%  $ (8.3)    (1.5)%  $ 73.5     13.4%
  Measurement
    Systems..........     605.2    42.2      562.8    40.0      573.3    37.1    (42.4)    (7.0)     10.5      1.9
  Power Systems......     274.3    19.2      301.2    21.4      355.3    23.0     26.9      9.8      54.1     18.0
  Corporate..........      (4.5)   (0.3)      (4.8)   (0.4)      (5.6)   (0.4)    (0.3)     6.7      (0.8)    16.7
    Total Revenues...  $1,432.6   100.0%  $1,408.5   100.0%  $1,545.8   100.0%  $(24.1)    (1.7)%  $137.3      9.7%
OPERATING INCOME
  Flow Control.......  $   74.3    51.2%  $   77.1    45.2%  $   67.4    40.4%  $  2.8      3.8%   $ (9.7)   (12.6)%
  Measurement
    Systems..........      62.3    43.0       64.0    37.5       56.7    34.0      1.7      2.7      (7.3)   (11.4)
  Power Systems......      19.9    13.7       42.0    24.6       59.8    35.9     22.1    111.1      17.8     42.4
  Corporate..........     (11.5)   (7.9)     (12.6)   (7.3)     (17.2)  (10.3)    (1.1)     9.6      (4.6)    36.5
    Total Operating
      Income.........  $  145.0   100.0%  $  170.5   100.0%  $  166.7   100.0%  $ 25.5     17.6%   $ (3.8)    (2.2)%

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

  Consolidated

     Revenues. Revenues increased by $137.3 million, or 9.7%, to $1,545.8 million in 2001 from $1,408.5 million in 2000. Revenues increased in all three of our business segments. Our flow control segment revenue was positively impacted by acquisitions we made in 2001 and 2000. Entech and Elliot Valve, which were acquired in the second and third quarter of 2001, accounted for approximately $39.5 million of the increase in revenue. The purchase of the remaining 50% interest in the NIMCO joint venture in April 2000, accounted for an $8.5 million increase in revenue. Prior to its acquisition in April 2000, we owned 50% of that joint venture and accounted for it on an equity basis, so that only a 50% share of NIMCO's earnings were reflected in our revenue. In addition, we experienced strong growth in our power systems segment, resulting from increased demand for natural gas engines used for gas compression and power generation.

     Cost of Revenues. Cost of revenues as a percentage of revenues increased to 69.6% in 2001 from 68.4% in 2000. Manufacturing inefficiencies and an unfavorable product mix adversely affected margins in our flow control segment. In addition, the acquisition of Entech, which positively impacted revenues, had product margins lower than the existing flow control business. We also experienced lower margins in our measurement segment due to lower price levels as a result of the weakness in the general industrial economy.

     Gross Profit. Gross profit increased by $25.4 million, or 5.7%, to $470.6 from $445.2 million in 2000 and decreased to 30.4% of revenues in 2001 from 31.6% in 2000, due to the factors mentioned above.

     Selling, Engineering, Administrative and General Expenses. Selling, engineering, administrative and general expenses increased as a percentage of revenues and in dollar terms, accounting for 19.7% of revenues in 2001 and 19.5% of revenues in 2000. In dollar terms, selling, engineering, administrative and general expenses increased by $29.2 million to $303.9 million from $274.7 million in 2000 due to the acquisition of Entech which accounted for $8.0 million of the increase and the remainder primarily resulting from higher selling, engineering, administrative and general expenses associated with increased sales volume.

     Operating Income. Operating income decreased by $3.8 million, or 2.2%, to $166.7 million in 2001 from $170.5 million in 2000. The decrease is primarily attributable to the factors contributing to the decreased gross margin and higher selling, engineering, administrative and general expenses, as discussed above.

     Income Tax Expense. Our effective tax rate was 42.9% for 2001 and 38.5% in 2000. The effective tax rate utilized in 2000, and for part of 2001 was reflective of our operations being reported as part of Halliburton's consolidated tax returns.

     Bookings and Backlog. Bookings include orders placed during the period whether or not filled. Backlog as of any date represents the number of orders left unfilled as of that date. Bookings during the period of $1,598.7 million were 10.9% above 2000, and backlog at the end of 2001 was $419.5 compared to $362.7 million at the end of 2000, a 15.7% increase. Backlog as of December 31, 2001 was $21.0 million lower than backlog as at September 30, 2001.

  SEGMENT ANALYSIS

  Flow Control

     Revenues increased by $73.5 million, or 13.4%, to $622.8 million in 2001 from $549.3 million in 2000. Revenues were positively affected by acquisitions we made in both 2000 and 2001. Entech and Elliot Valve, which were acquired in the second and third quarter of 2001, accounted for approximately $39.5 million of the increase. In addition, the purchase of the remaining 50% interest in the NIMCO joint venture in April 2000, accounted for an $8.5 million increase in revenues. Prior to its acquisition in April 2000, we owned 50% of that joint venture and accounted for it on an equity basis, so that only a 50% share of NIMCO's earnings were reflected in our revenues. The remaining increase in revenues can be attributed to favorable market conditions.

     Although revenues increased, operating income decreased by $9.7 million, or 12.6%, to $67.4 million in 2001 from $77.1 million in 2000. As a percentage of segment revenues, operating income decreased to 10.8% in 2001 from 14.0% in 2000. Although the acquisition of Entech increased revenues significantly, its impact to operating income was marginal because its product margins were lower than those of our existing flow control business. In addition, operating income was impacted by an unfavorable product mix and manufacturing inefficiencies.

     Bookings during the period of $702.1 million were 28.6% above 2000, and backlog at the end of the year was $295.2 million, or 45.6% above 2000. Both were positively impacted by the acquisitions described above in addition to favorable market conditions.

  Measurement Systems

     Revenues increased by $10.5 million, or 1.9%, to $573.3 million in 2001 from $562.8 million in 2000. Revenues remained relatively stable between periods with increases in revenues in our retail fueling business offsetting lower revenues in our instrument and gas metering businesses. We expect to see continuing weakness in this segment which could negatively impact our revenues for 2002 until market conditions improve.

     Operating income decreased by $7.3 million, or 11.4%, to $56.7 million in 2001 from $64.0 million in 2000. Operating income was negatively impacted by lower margins due in part to competitive pricing. Operating income was also impacted by a charge of $4.0 million in 2001 related to the closure and relocation of the Salisbury, Maryland retail fuel dispenser facility to Austin, Texas. This was offset in part by a reduction in head count and improved efficiency following closure of that plant.

     Bookings during the period of $579.8 million were 1.9% above 2000, and backlog at year-end was $76.5 million, or 7.9% above 2000. Backlog primarily reflects the unfilled orders of retail fuel dispensers as the meter and instrument product lines consist primarily of products that are shipped within days of a customer's order.

  Power Systems

     Revenues increased by $54.1 million, or 18.0%, to $355.3 million from $301.2 million in 2000. Revenues were positively impacted by increased sales to the gas compression market. However, in 2001, energy demand and natural gas prices declined significantly. During the fourth quarter of 2001, there was no significant improvement in the outlook for energy demand or natural gas prices and the general industrial economy remained soft. As a result, we see surplus capacity in the natural gas compression industry and expect to see substantial revenue declines and margin pressure in this segment for 2002.

     Operating income increased by $17.8 million, or 42.4%, to $59.8 million in 2001 from $42.0 million in 2000. As a percentage of revenues, operating income increased to 16.8% in 2001 from 13.9% in 2000. Operating income was positively impacted by increased volumes in our higher margin products and services and favorable volume related reductions in manufacturing costs.

     Bookings during 2001 were $316.8 million or 2.8% below 2000, and bookings in the fourth quarter of 2001 declined substantially from bookings in the fourth quarter of 2000, as a result of the decline in the market outlook for the natural gas compression industry described above. Backlog at the end of 2001 was $51.4 million, or 42.3% below 2000.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

  Consolidated

     Revenues. Revenues decreased by $24.1 million, or 1.7%, to $1,408.5 million in 2000 from $1,432.6 million in 1999. Sales volume for many of our valve and measurement systems products decreased during this period due to reduced capital spending by our customers and a delay in new project initiatives. These decreases were partially offset by an increase in demand for our power systems products and the impact of our purchase of the remaining 50% interest in the NIMCO joint venture in April 2000, which increased revenues in 2000 by $52.6 million. Prior to April 2000, our interest in the NIMCO joint venture was accounted for using the equity method and only our share of its earnings was included in our revenues.

     Cost of Revenues. Cost of revenues as a percentage of revenues improved to 68.4% in 2000 from 69.4% in 1999. This improvement was due to a more favorable product mix and increased manufacturing efficiencies achieved through outsourcing, manufacturing productivity initiatives, work force and capacity rationalization efforts and favorable raw material costs. Cost of revenues in 2000 includes approximately $4.0 million related to facility closures, primarily consisting of our facility in Connersville, Indiana.

     Gross Profit. Gross profit increased by $6.3 million, or 1.4%, to $445.2 million in 2000 from $438.9 million in 1999 and increased to 31.6% of revenues in 2000 from 30.6% in 1999, due to the factors mentioned above.

     Selling, Engineering, Administrative and General Expenses. Selling, engineering, administrative and general expenses improved as a percentage of revenues and in dollar terms accounted for 19.5% of revenues in 2000 and 20.5% of revenues in 1999. In dollar terms, selling, engineering, administrative and general expenses fell by $19.2 million to $274.7 million in 2000 from $293.9 million in 1999 due to increased efficiencies.

     Operating Income. Operating income increased by $25.5 million, or 17.6%, to $170.5 million in 2000 from $145.0 million in 1999. The increase is primarily attributable to the factors contributing to the increased gross margin and lower selling, engineering, administrative and general expenses, as discussed above.

     Income Tax Expense. Our effective tax rate was 38.5% in both 2000 and 1999. The effective tax rate utilized was reflective of our operations being reported as part of Halliburton's consolidated tax returns.

     Bookings and Backlog. Bookings include orders placed during the period whether or not filled. Backlog as of any date represents the number of orders left unfilled as of that date. Bookings during the period of $1,441.0 million were 0.6% above 1999, and backlog at the end of 2000 was $362.7 million compared to $317.7 million at the end of 1999, a 14.2% increase.

  SEGMENT ANALYSIS

     Flow Control. Revenues decreased by $8.3 million, or 1.5%, to $549.3 million in 2000 from $557.6 million in 1999. Strong results in aftermarket parts and services were more than offset by reduced valve sales, which was due to reduced energy industry spending. Flow control was positively affected by our purchase of the remaining 50% of interest in the NIMCO joint venture and the May 2000 acquisition of a small valve company, which together accounted for $59.4 million of 2000 revenues. The closure of our manufacturing operations in Scotland in December 1999 accounted for a $21.6 million reduction in revenues versus 1999. Currency fluctuations, primarily reflected by continued depreciation in the euro, caused revenues on a U.S. dollar basis to decrease by $21.5 million.

     Operating income increased by $2.8 million, or 3.8%, to $77.1 million in 2000 from $74.3 million in 1999. As a percentage of segment revenues, operating income increased to 14.0% in 2000 from 13.3% in 1999, primarily due to the impact of higher aftermarket parts and service sales and benefits of the restructuring activities implemented in 1999.

     Bookings during the period of $545.9 million were 1.8% above 1999, and backlog at the end of the year was $202.7 million, or 9.6% above 1999. Bookings were affected negatively by industry factors, but were offset by contributions from the acquired NIMCO operations.

     Measurement Systems. Revenues decreased by $42.4 million, or 7.0%, to $562.8 million in 2000 from $605.2 million in 1999. This decrease reflects a decline in sales of retail fuel dispensers, partially offset by an increase in sales of meters. Sales of retail fuel dispensers were impacted by lower volumes due to recent merger activity by a few of our top customers, such as ExxonMobil, as orders for pumps and related systems were delayed pending the consolidation of capital spending budgets. Lower revenue from our traditional retail fuel dispenser customers, particularly in international markets, was partially offset by an increase in unit sales to high volume retailers. The meters business experienced an increase in sales volume due to growth in the demand for natural gas and the ongoing effects of utility industry deregulation which resulted in an increased demand for gas meters and related products to meet increased custody transfer requirements.

     Operating income increased by $1.7 million, or 2.7% to $64.0 million in 2000 from $62.3 million in 1999. Despite the decline in revenues, operating income as a percentage of segment revenues increased to 11.4% in 2000 from 10.3% in 1999 due to cost control initiatives, manufacturing and operating efficiencies, a more favorable product mix and favorable currency translation adjustments.

     Bookings during the period of $569.0 million were 5.2% below 1999, and backlog at year-end was $70.9 million, or 3.9% below 1999. Backlog primarily reflects the unfilled orders of retail fuel dispensers as the meter and instrument product lines consist primarily of products that are shipped within days of a customer's order.

     Power Systems. Revenues increased by $26.9 million, or 9.8%, to $301.2 million in 2000 from $274.3 million in 1999. Revenues were positively affected by increased prices for natural gas that drove higher levels of customer spending. Revenues were particularly strong for aftermarket parts and upgrade kits as customers in the gas compression industry experienced increased utilization in their engines. Demand for new engines and aftermarket parts used in distributed power applications also experienced growth.

     Operating income increased by $22.1 million, or 111.1%, to $42.0 million in 2000 from $19.9 million in 1999. As a percentage of revenues, operating income increased to 13.9% in 2000 from 7.3% in 1999 due almost entirely to the increase in gross profit, as well as increased cost control initiatives.

     Bookings during the period of $326.0 million were 10.2% above 1999, and backlog ended the year at $89.1 million, or 50.9% above 1999. Bookings were affected positively by increased demand for natural gas engines used for gas compression and power generation.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, our primary source of cash has been from operations. Prior to the recapitalization transaction, we participated in Halliburton's centralized treasury management system whereby all of our cash receipts were remitted to Halliburton and Halliburton funded all of our cash disbursements. Our primary cash disbursements were for capital expenditures and working capital. Following the consummation of the recapitalization transaction, this practice ceased and we have established our own cash management system.

     Our primary cash uses are to fund principal and interest payments on our debt, working capital and capital expenditures. We fund these cash needs with operating cash flow and borrowings under the revolving credit portion of the credit facility.

     Cash and cash equivalents were $97.2 million, $19.7 million and $33.7 million for the years ended December 31, 2001, 2000, and 1999, respectively. A significant portion of our cash and cash equivalent balances is utilized in our international operations and may not be immediately available for debt service in the United States.

     Net cash flow provided by operating activities was $136.7 million, $91.5 million and $141.4 million for the years ended December 31, 2001, 2000 and 1999, respectively, mainly from profitable results of operations and changes in working capital.

     Net cash flow used in investing activities for the year ended December 31, 2001 was $1,363.7 million resulting from capital expenditures of $36.0 million and cash used to complete the recapitalization transaction. Net cash flow used in investing activities was $28.9 million and $37.7 million for the years ended 2000 and 1999, respectively, resulting mainly from capital expenditures of $27.3 million and $38.4 million in 2000 and 1999, respectively.

     Net cash flow provided by financing activities was $1,305.8 million for the year ended December 31, 2001, resulting from the proceeds of the 2001 notes and borrowings under the credit facility, along with cash from the investors, which were used to complete the recapitalization transaction. Net cash flow used in financing activities was $86.3 million and $95.3 million for the years ended December 31, 2000 and 1999, respectively, representing the impact of net distributions to Halliburton and receipts from Halliburton.

     In April 2001, we incurred approximately $1,020.0 million in debt, which was used primarily to finance the recapitalization transaction and pay certain related costs and expenses.

     On April 10, 2001, we sold $300.0 million of 9?% Senior Subordinated Notes due 2011 in a private placement. The notes bear interest at 9.375% per annum, payable semi-annually in arrears on April 15 and October 15. The notes may be redeemed beginning April 15, 2006. The initial redemption price is 104.688% of the principal amount plus accrued interest. The redemption price will decline each year after 2006 and will be 100.0% of the principal amount, plus accrued interest, beginning on April 15, 2009. In addition, before April 15, 2004, we may redeem up to 35% of the notes at a redemption price of 109.375% of their principal amount, plus accrued interest, with the net proceeds of certain equity offerings. Upon a change of control, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued interest. Our wholly owned domestic subsidiaries guarantee the notes.

     We also obtained $720.0 million in term loans under the credit facility. The credit facility provides for the following:

          (1) a six-year $165.0 million Tranche A U.S. term loan facility, a six-year Tranche A Euro term loan facility in an amount equivalent, as of the closing date, to $100.0 million which was borrowed by a foreign subsidiary of ours, and an eight-year $455.0 million Tranche B term loan facility. The Tranche A term loans will amortize with annual reductions of 5% in year 1, 10% in year 2, 15% in year 3, 20% in year 4 and 25% in each of years 5 and 6. The Tranche B term loans will be repaid in the final year of the loans in equal quarterly amounts, subject to amortization of approximately 1% per year in each prior year. Interest rates range from LIBOR or Euribor plus margins of 2.0% to 3.25% for the Tranche A term loans and LIBOR plus 3.0% to 3.75% for the Tranche B term loans, depending on our leverage ratio, and

          (2) a six-year $100.0 million revolving credit facility to be utilized solely for our and our subsidiaries' working capital requirements and other general corporate purposes. As of December 31, 2001, we had $70.7 million available under the revolving credit facility as we had $29.3 million outstanding under letters of credit.

     At our request, and so long as (a) no default or event of default has occurred and is continuing under the credit facility and (b) our lenders or other financial institutions are willing to lend such incremental amounts, the Tranche B term loan facility may be increased from time to time in an amount, in the aggregate, not to exceed $195.0 million.

     The credit agreement documentation contains certain customary representations and warranties and contains customary covenants restricting our ability to, among others: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business we conduct. We are required to indemnify the agent and lenders and comply with specified financial and affirmative covenants including a total debt to EBITDA ratio and an Interest Coverage Ratio (as defined). As of December 31, 2001, we were in compliance with these covenants.

     On March 25, 2002, we sold an additional $250.0 million of 9?% Senior Subordinated Notes due 2011 under the indenture that governs the 2001 notes. These notes rank pari passu with the 2001 notes and are treated as a single class of notes with the 2001 notes under the indenture. The net proceeds from the offering which were estimated at approximately $248.8 million, net of expenses and excluding accrued interest to be paid to us on the closing date in connection with the scheduled interest payment on the notes due April 15, 2002 (with interest accruing from October 15, 2001). The net proceeds were used to repay a portion of the term loans under the credit facility. The credit facility permits each of the lenders under the Tranche B term loan to decline their ratable share of any prepayment under such facility. The lenders under the Tranche B term loan waived their right to receive their ratable share of the net proceeds from the offering of the old notes, which enabled us to use the full amount of net proceeds to repay the Tranche A term loan. The prepayment was credited first to repay the next four quarterly installments of principal in order of maturity and thereafter to the remaining amortization of principal on a pro rata basis.

     In connection with the issuance of old notes, we sought, and obtained, an amendment to the credit facility to revise certain financial covenants to provide us with greater operating flexibility.

     The following tables set forth debt and lease obligations and commitments for the next several years giving effect to (i) the offering of the old notes and (ii) the use of net proceeds from the offering to repay a significant portion of the Tranche A term loan:

                                                                                2007
                                                                                AND
                                     2002    2003    2004    2005    2006    THEREAFTER    TOTAL
                                     -----   -----   -----   -----   -----   ----------   --------
                                                             (IN MILLIONS)
DEBT/LEASE OBLIGATIONS:
Long-Term Debt(1)..................  $ 5.1   $15.5   $ 7.4   $ 7.9   $ 8.2     $982.1     $1,026.2
Capital Lease Obligations..........    1.3     2.0     0.9     0.7     0.7        0.4          6.0
Operating Leases...................   13.3    11.4     8.9     7.8     4.7       13.0         59.1
                                     -----   -----   -----   -----   -----     ------     --------
  Total Debt/Lease Obligations.....  $19.7   $28.9   $17.2   $16.4   $13.6     $995.5     $1,091.3
                                     =====   =====   =====   =====   =====     ======     ========
COMMITMENTS:
Letters of Credit..................  $27.2   $ 1.9   $ 0.2   $  --   $  --     $   --     $   29.3
                                     -----   -----   -----   -----   -----     ------     --------

---------------

(1) Excludes a $6.3 million premium which will be amortized over the term of the notes.

     Our capital expenditures were $36.0 million, $27.3 million and $38.4 million for the years ended December 31, 2001, 2000 and 1999. The credit agreement limits our ability to make capital expenditures; the limitation for the fiscal year end 2001 was $48.0 million plus a defined percentage. The limitation increases each year reaching $62.0 million plus a defined percentage in 2006. In light of the current economic climate, we anticipate making capital expenditures of approximately $25.0 million in fiscal year 2002 primarily for maintenance expenditures. We have budgeted significantly higher capital expenditures for fiscal year 2003 and subsequent years to support anticipated revenue growth.

     Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under the credit facility will be adequate to meet our future liquidity needs for at least the next few years. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the revolving credit portion of the credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. See "Risk Factors."

EURO CONVERSION

     On January 1, 1999, eleven European Union member states (Germany, France, the Netherlands, Austria, Italy, Spain, Finland, Ireland, Belgium, Portugal and Luxembourg) adopted the euro as their common national currency. On January 1, 2001, Greece adopted the euro as its common national currency. Until January 1, 2002, either the euro or a participating country's national currency were accepted as legal tender. Beginning January 1, 2002, euro-denominated bills and coins were issued, and beginning February 28, 2002, only the euro is accepted as legal tender. We do not expect the euro conversion to materially affect our consolidated position, results of operations or cash flow.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued two new statements, SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets."

     SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16, "Business Combinations" and eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. SFAS No. 141 is effective for all transactions completed after June 30, 2001, except transactions using the pooling-of-interests method that were initiated prior to July 1, 2001. As we have no business combination transaction in process or otherwise initiated that contemplated pooling-of-interests, adoption of SFAS No. 141 will not have an impact on our consolidated financial statements.

     SFAS No. 142 supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets" and eliminates the requirement to amortize goodwill and indefinite-lived assets, addresses the amortization of intangible assets with a defined life and requires impairment testing and recognition of goodwill and intangible assets. SFAS No. 142 became effective for us beginning January 1, 2002. As a result of the adoption of SFAS No. 142, amortization will decrease by approximately $14.2 million. We are currently evaluating the impact this statement will have on our financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. An entity shall recognize the cumulative effect of adoption of SFAS No. 143 as a change in accounting principle. We are currently evaluating the impact this statement will have on our financial position or results of operations.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 primarily addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model for long-lived assets to be disposed of, whether previously held and used or newly acquired. The provisions of SFAS No. 144 will be effective for fiscal years beginning after December 15, 2001. We are currently evaluating the impact this statement will have on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In the normal course of business, we use forward exchange contracts to manage our exposures to movements in the value of foreign currencies and interest rates. It is our policy to utilize these financial instruments only where necessary to finance our business and manage such exposures. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk and variability to us. We do not enter into these transactions for speculative purposes.

     We are exposed to foreign currency fluctuation as a result of our international sales, production and investment activities. Our foreign currency risk management objective is to reduce the variability in the amount of expected future cash flows from sales and purchases that are the result of changes in exchange rates relative to the business unit's functional currency. We use forward exchange contracts to hedge certain firm commitments and the related receivables and payables. Generally, all firmly committed and forecasted transactions that are hedged are to be recognized within twelve months. Through December 31, 2001, hedged transactions are principally denominated in French Franc, South African Rand, Italian Lira and British Pound. Effective January 1, 2002, the French Franc and Italian Lira contracts are denominated in euros.

     Our financial performance is also exposed to movements in short-term floating market interest rates. Our objective in managing this interest rate exposure is to limit the impact of interest rate changes on earnings and cash flows, and to reduce overall borrowing costs.

     The following tables provide information about our derivative instruments and other financial instruments that are sensitive to foreign currency exchange rates and changes in interest rates. For foreign currency forward exchange contracts, the table presents the notional amounts and weighted-average exchange rates by expected (contractual) maturity dates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on the implied forward rate in the yield curve. For interest rates swaps, the table presents notional amounts and weighted average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the contract.

                                  2002     2003      2004     2005     2006    THEREAFTER   TOTAL    FAIR VALUE
                                 ------   -------   ------   ------   ------   ----------   ------   ----------
RELATED FORWARD CONTRACTS TO SELL USD:
  British Pound
    Notional Amount............  $ 5.1      --       --       --       --         --        $  5.1     $ (0.1)
    Avg. Contract Rate.........    1.45     --       --       --       --         --
  Euro
    Notional Amount............  $10.3      --       --       --       --         --        $ 10.3     $ (0.2)
    Avg. Contract Rate.........    0.91     --       --       --       --         --
RELATED FORWARD CONTRACTS TO SELL EURO:
  United States Dollar
    Notional Amount............  $72.8    $  0.1     --       --       --         --        $ 72.9     $  0.9
    Avg. Contract Rate.........    0.89      0.96    --       --       --         --
  British Pound
    Notional Amount............  $ 3.4      --       --       --       --         --        $  3.4         --
    Avg. Contract Rate.........    0.62     --       --       --       --         --
  Canadian Dollar
    Notional Amount............  $ 1.0      --       --       --       --         --        $  1.0         --
    Avg. Contract Rate.........    1.37     --       --       --       --         --
RELATED FORWARD CONTRACTS TO SELL ZAR:
  United States Dollar
    Notional Amount............  $ 0.5      --       --       --       --         --        $  0.5     $  0.2
    Avg. Contract Rate.........    9.21     --       --       --       --         --
  Euro
    Notional Amount............  $ 0.6      --       --       --       --         --        $  0.6     $  0.1
    Avg. Contract Rate.........    9.05     --       --       --       --         --
LONG TERM DEBT:
  U.S. Dollar Functional
    Currency
    Fixed Rate.................  $--       $--      $--      $--      $--       $300.0      $300.0     $304.5
    Average Interest Rate......    9.38%     9.38%    9.38%    9.38%    9.38%      9.38%
    Variable Rate..............  $16.9    $ 25.2    $33.4    $41.7    $45.8     $450.6      $613.6     $613.6
    Average Interest Rate......    5.86%     6.76%    7.47%    7.97%    8.34%      8.62%
  Euro Functional Currency
    Variable Rate..............  $ 7.5    $ 12.6    $17.6    $22.6    $25.2     $ 12.6      $ 98.1     $ 98.1
    Average Interest Rate......    5.49%     6.37%    7.06%    7.53%    7.86%      8.12%
  Lira Functional Currency
    Variable Rate..............  $ 0.3    $  8.6    $ 0.5    $ 0.5    $ 0.5     $  0.7      $ 11.1     $ 11.1
    Average Interest Rate......    3.53%     4.40%    5.09%    5.09%    5.88%      6.14%
    Fixed Rate.................  $ 0.2    $  0.8    $ 0.3    $ 0.2    $ 0.2      $--        $  1.7     $  1.8
    Average Interest Rate......    5.44%     6.95%    7.17%    7.19%    7.19%     --
  Dutch Guilder Functional
    Currency
    Fixed Rate.................  $ 0.1    $  0.1    $ 0.1    $ 0.1    $ 0.1       --        $  0.5     $  0.5
    Average Interest Rate......    3.75%     3.75%    3.75%    3.75%    3.75%     --
INTEREST RATE SWAPS:
  Pay Fixed/Receive Variable...  $ 6.9    $207.4     --       --       --         --        $214.3     $ (4.7)
  Average Pay Rate.............    4.48%     4.48%   --       --       --         --
  Average Receive..............    2.49%     3.31%   --       --       --         --

                                    BUSINESS

GENERAL BUSINESS DEVELOPMENT

     In connection with a recapitalization in April 2001, we made payments to Halliburton Company of approximately $1.3 billion to redeem our common equity and purchase stock of certain of our foreign subsidiaries. The recapitalization transaction and related expenses were financed through the issuance of $300.0 million of senior subordinated notes, or the "2001 notes," $720.0 million of borrowings under the credit facility, and approximately $400.0 million of common equity contributed by DEG Acquisition, LLC, an entity owned by First Reserve Corporation and Odyssey Investment Partners, LLC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Recapitalization Transaction."

OVERVIEW

     We are a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the energy industry. Our products include valves, instruments, meters, natural gas fueled engines, retail fuel dispensers and software and related control systems. In 2001, approximately 83% of our revenues came from energy infrastructure spending. Two of our largest end markets are natural gas and power generation. We are a global business, with an established sales presence in over 100 countries and manufacturing or customer support facilities in over 22 countries. Many of our businesses have been in operation for 100 years or more. As a result of our long operating history and leading market positions, we have a substantial installed base which provides us with significant recurring aftermarket revenues. In 2001, we generated revenues of $1.55 billion, operating income of $166.7 million and EBITDA (as defined) of $225.5 million.

     We sell our products and services to more than 10,000 customers, including most of the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms, through a global sales and service network of over 400 account representatives, 900 independent distributors and 300 authorized service centers. Our top 10 customers in 2001 included Shell, ExxonMobil and BP. Our principal business segments are flow control, measurement systems and power systems. Our total revenues by geographic region in 2001 consisted of North America (58.1%), Europe/Africa (20.7%), Latin America (7.7%), Asia (9.6%) and the Middle East (3.9%). We have pursued a strategy of customer, geographic and product diversity to mitigate the impact on our business of an economic downturn in any one part of the world or in any single business segment.

     We offer our customers highly engineered products and services used to produce, transport, process, store and distribute oil and gas and their by-products. Because many of our products are used in mission-critical applications, our customers often require us to meet internal, government and industry standards, an expensive process that can take years, in order to reduce the likelihood of costly system failures. Our products are often developed and engineered in cooperation with our customers for specific applications. The purchasing decisions for these customized products are driven primarily by product performance, technical specifications and the ability to deliver service and support rather than solely by price. We are increasingly combining our products and services to develop integrated solutions to meet our customers' needs.

     We believe that our installed base of energy infrastructure equipment is one of the largest in the world in the markets we serve. This significant installed base provides us with a recurring demand for replacement parts and equipment upgrades and a substantial platform to expand our aftermarket service business. A significant portion of replacement equipment, parts and maintenance services in our businesses is awarded to the original equipment manufacturer. Aftermarket parts and services typically carry higher margins than our original equipment sales, and accounted for approximately 26% of our revenues in 2001.

BUSINESS OVERVIEW

     We believe that our global presence and diversified product and service offerings position us to improve our market share in developed markets, expand our sales in emerging markets and capitalize on our customers' demand for integrated solutions. Our principal business segments are flow control, measurement systems and power systems.

     Flow Control. Our flow control segment, which generated 40% of our revenues, designs, manufactures and markets valves and actuators. These products are used to start, stop and control the flow of liquids and gases and to protect process equipment from excessive pressure. Our flow control segment markets its products under well recognized brand names, including Masoneilan(R), Grove(R), Consolidated(R) and Ledeen(TM). The critical functions for which these products are used require them to be highly reliable and often custom engineered. For example, we designed and built a unique valve for emergency shutdown of high pressure gas for Statoil's Troll project--the premier natural gas development in the North Sea. This valve, which we believe to be the largest ever built at a unit weight of 80 metric tons, is designed to withstand a load value of 2,800 metric tons at maximum working pressure over a 50-year life cycle. Similar designs were subsequently used on Statoil's Aasgard and Europipe II projects. We enhance our product offerings with service capabilities including preliminary design, application engineering, design testing, production and installation, project management, operation and maintenance training, preventative/predictive maintenance programs and inventory management services. Our flow control segment also provides aftermarket parts and services through a global sales and service network of over 260 account representatives, 80 independent local distributors, 100 Green Tag(R) and Masoneilan(R)authorized repair centers and ten company-owned service centers.

     Measurement Systems. The measurement systems segment, which generated 37% of our revenues, consists of two primary product groups. The first, retail fueling, is a leading supplier of fuel dispensers, pumps, peripherals, point-of-sale and site monitoring systems and software for the retail fueling industry. The second, measurement, is a leading supplier of natural gas meters, regulators, digital and analog pressure and temperature gauges and transducers and specialty couplings and connectors. These systems and other products are used to measure and monitor liquids and gases. Our measurement systems group markets its products and services under well recognized brand names including Wayne(R), Ashcroft(R), Mooney(TM), Roots(TM) and Dresser(R), and has a long history of technical innovations. Our Dresser Wayne product group is a leading manufacturer of retail fueling systems, and was the first to develop fuel blending dispensers and pay-at-the-pump technologies, including Speedpass(R) (a registered trademark of ExxonMobil). As a result of Wayne's advanced products and systems, we have also become the leading supplier of retail fueling solutions to domestic high volume retailers, including Sam's Club, Kroger and Safeway. Our Roots(R) rotary natural gas meters are the industry standard for high accuracy natural gas custody transfer. Our measurement systems segment also offers a comprehensive array of services ranging from the design of integrated natural gas regulating and metering stations to on-site maintenance and repair.

     Power Systems. Our power systems segment, which generated 23% of our revenues, designs, manufactures and markets natural gas fueled engines used primarily in natural gas compression and power generation applications and rotary blowers and vacuum pumps. Our power systems group markets its products under well recognized brand names, including Waukesha(R) and Roots(TM). These products are used in mission-critical applications such as providing standby power for Chicago's 911 Emergency Communications Center and driving compressors at a remote gas storage facility in Aitken Creek, British Columbia. Our Waukesha(R) engines have set industry standards for reliability and low lifecycle cost of ownership. For example, our VHP(TM) engine model typically operates for over 40,000 hours between major overhauls at a rated uptime of 98%. This reliability makes our products suitable for use in remote areas, critical service applications and situations requiring long lifecycles. Our customers typically spend many times the initial purchase price of one of our engines in service upgrades and maintenance costs over its lifetime. We currently maintain a significant market share on our aftermarket parts as customers tend to be more focused on reliability and predictability versus price when servicing our engines.

COMPETITIVE STRENGTHS

     We believe the following competitive strengths position us to enhance our growth and profitability:

     - Worldwide Market Leader. Originally founded in 1880, Dresser has a long history of leadership and innovation in the energy infrastructure industry. We believe that we have a leading market position in most of our served markets. We operate in over 100 countries worldwide through a global sales and service network of over 400 account representatives, 900 independent distributors and 300 authorized service centers. Our brands are well-known for superior quality and high performance. We have developed many of the technological and product breakthroughs in our markets, and produce some of the most advanced products available in each of our businesses. These products typically command higher margins than our other products and help us maintain a strong market position. Our brand identities have earned customer loyalty in each business segment, help us capture aftermarket business and assist us in obtaining additional business, particularly as our customers look to procure from fewer manufacturers who can supply and service them globally.

     - Established Approved Vendor Status. The majority of our revenues are derived from products that are used in processes involving volatile or hazardous gases and liquids where the consequences of product failure can be severe. Because of the potential impact of failures, our customers often limit the number of their approved vendors and require that products complete extensive testing and qualification programs before being used. Also, our customers are reluctant to replace proven equipment designs with those of new or unknown manufacturers. Completing the required testing and qualification for placement on approved vendor or product lists can take several years and require large capital expenditures. Our products hold over 120 regulatory and industry approvals or certifications worldwide and are approved for use by almost all major energy customers. We believe that our reputation and history of previous qualification and certification as an approved vendor provides us with a substantial competitive advantage.

     - Benefits of a Large Installed Base. We believe that our global installed base of products is among the largest in each of our business segments. Many of our product lines require ongoing maintenance and parts replacement, which provides us with a recurring source of revenues that typically carry higher margins than our original equipment sales. Our aftermarket business accounted for approximately 26% of our revenues in 2001 and enables us to maintain strong customer relationships and increase our understanding of our customers' needs.

     - Well Positioned to Provide Global Integrated Solutions. With a manufacturing, sales or service presence in over 100 countries, we believe that our global reach and broad product offering provide a significant advantage in competing for business from large, multinational customers. Our customers are increasingly seeking to outsource the service, maintenance and management of their facilities and equipment, as they redefine their core competencies away from building and maintaining fixed assets and seek to reduce their total costs of ownership. We believe that our comprehensive array of products and services and global presence allow us to compete more successfully for a broader range of multinational projects and provide the design, engineering and aftermarket support that our customers demand.

     - Strong Relationships With Blue Chip Customers. We sell our products globally to more than 10,000 customers. We have long-standing relationships with the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms. Our top 10 customers for 2001 included Shell, ExxonMobil and BP. We often work directly with our customers' design and engineering departments to develop products to meet specific infrastructure needs or other customer requirements. For example, we collaboratively designed, engineered, fabricated and tested several innovative high pressure control systems for the subsea pipelines that transport oil and gas produced by TotalFinaElf and Shell operated oil and gas fields in the North Sea.

BUSINESS STRATEGY

     - Capitalize On Favorable Energy Infrastructure Trends. As a worldwide market leader, we believe we are well positioned to benefit from the expected long-term growth in energy infrastructure investment. In particular, our product and service offerings for our natural gas and power generation customers position us to benefit from increases in demand in these sectors.

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

     - Increase Operational Efficiency and Cash Flow. We believe that in order to maintain our competitiveness, we need to continue to focus on increasing operational efficiency and cash flow. This focus includes our on-going initiatives to increase manufacturing efficiencies, consolidate raw material sources, increase global procurement and improve working capital efficiency. We believe these initiatives offer us opportunities to improve our profitability and cash flow.

     - Expand Our Product Line and Exploit Recently Developed
       Products. Throughout our long history, we have worked closely with our customers to develop products that meet their specific requirements. We are developing new technologies that transmit control and measurement data generated by our products that allow our customers to remotely monitor the performance of their plant and equipment. These technologies can substantially lower operating costs for our customers. For example, Transco/ British Gas uses our LogMan(TM) software and regulators to remotely monitor pressure and control natural gas delivery in the United Kingdom. In addition, we are developing products that remotely transmit predictive maintenance information to our customers, thereby reducing unexpected downtime. These technologies are broadly applicable across our product lines and represent an opportunity for increased revenues from both new product sales and upgrades to our existing installed base.

PRODUCTS AND SERVICES

     We have three business segments: flow control, measurement systems, and power systems. Our businesses are organized around the products and services provided to the customers they serve.

  FLOW CONTROL

     Our flow control segment manufactures control valves, on/off valves, pressure relief valves and actuators. We serve the oil and gas production, transportation, storage, refining, petrochemical and power generation sectors of the energy industry. We believe we produce one of the most complete valve product lines for the energy infrastructure industry, including both standard and customized product offerings. Our broad portfolio of products, combined with a global sales and service network, positions us as one of the preferred global flow control solutions providers. In addition, our technical expertise and product knowledge allow us to be one of a select few global vendors who can meet the needs of our most demanding energy customers, including specially-designed products for deep-water and severe service applications. Our valve products compete at unit price levels ranging from $200 to over $500,000.

     Historically, demand for our flow control products has been driven by the dynamics of the energy industry and in particular by energy infrastructure spending. Demand for valve products has therefore been greatest in industrialized nations throughout North America and Europe. In the future, we expect that growth will primarily be driven by upgrading existing products, the development of new applications and increasing demand in developing regions such as Latin America, Asia and Africa.

     Control valves, which are sold under the Masoneilan(R), Grove(R) and BPET(TM) brands, are used primarily in applications that require continuous and accurate control of flow rates. Control valves adjust flow passage size at the direction of remote signals emanating from an external control system. We are developing new "smart" technologies that transmit control and measurement data generated by our products to our customers' service systems that remotely monitor the performance of their plant and equipment. These technologies can substantially lower operating costs for our customers. In addition, we are developing products that remotely transmit predictive maintenance information, thereby avoiding unexpected downtime. We believe providing smart capabilities to enhance our existing product lines will be an important driver of growth in our valve business over the next several years, and a majority of the control valves we sell are smart units. We are currently marketing smart valve products with both analog and digital communication interfaces. Approximately 125,000 analog units are shipped annually, and we expect demand to increase over the next few years. In parallel, we expect demand for digital products to grow in the future as this relatively new communication interface matures. We have established a product development and marketing alliance with Yokogawa Electric Corporation, a leading Japanese process control systems provider, in order to offer our customers

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

integrated valve and control system solutions. These integrated solutions and smart products typically command higher margins than our standard valve product offerings.

     On/off valves, which are sold under the Control Seal(TM), Grove(R), Ring-O(TM), TKO, Wheatley(R) and Texsteam(TM) brand names, are typically used in applications that either require flow to be completely on or off or have limited flow adjustment capabilities. Included in this category are: ball, gate, globe, check and butterfly valves. We have designed and patented hundreds of specialized on/off valve products. In conjunction with Statoil's Troll project, the premier natural gas development in the North Sea, we produced what we believe is the largest valve ever built, with a unit weight of 80 metric tons. Among other new product development programs, we are designing subsea ball and check valves for deep-water oil and gas development, fire-proof valves, severe service valves, liquefied natural gas valves and more cost-effective rising-stem ball valves. Many of these valves are custom manufactured from specialty materials to handle the demanding environments in which they will be used and to meet our customers' stringent specifications.

     Pressure relief valves, including both safety and safety relief valve types, are used to protect process equipment from excessive pressure. We sell our pressure relief valves to the power generation, oil and gas, and refining and petrochemical industries under the Consolidated(R) brand name. We are developing new products for use in growing applications, including enhanced pilot operated safety valves for use in offshore and liquefied natural gas applications.

     Our flow control segment's other products, sold under the Ledeen(TM), Texsteam(TM) and Nil-Cor(R) brands, include chemical injection pumps; high-alloy gate, globe, check and ball valves; compact and linear electric actuators; and composite ball, butterfly and check valves. Our actuator products, which are used to control valve movement, are often sold in packages for use with our other products, such as our subsea actuators used in conjunction with our subsea on/off valve technology.

     Our flow control segment's strength as a product leader is enhanced by its service capabilities. These services include preliminary design, application engineering, design testing, production and installation, project management, operation and maintenance training, preventive/predictive maintenance programs and inventory management services.

  MEASUREMENT SYSTEMS

     Our measurement systems segment consists of two primary product groups. The first, retail fueling, is a leading supplier of fuel dispensers, pumps, peripherals, point-of-sale and site monitoring systems and software for the retail fueling industry. The second, measurement, is a leading supplier of measurement and control products for the energy industry and other end markets.

  Retail Fueling

     We have marketed our retail fuel systems for approximately 100 years under the Wayne(R) brand. As an industry pioneer, we were the first to introduce self-service consoles and fuel blending dispensers to service stations. More recently, we introduced the first in-pump card readers and cash acceptors, the first use of microcomputers in fuel processing systems, the first in-pump radio frequency identification payment systems such as Speedpass(R) (a registered trademark of ExxonMobil) and the first dispenser mounted touchscreen payment/communication systems. We also produce regulatory agency approved vapor recovery systems that reduce gasoline vapor emissions into the atmosphere during the fueling process. We continue to develop and market innovative technologies that allow our customers to reduce costs, increase throughput and improve profits at their locations.

     Demand for our systems and other products over recent years has been affected by a reduced level of capital spending by our customers. We typically expect our customers to upgrade, reimage or replace their equipment prior to the end of its useful life. New technology can also drive demand in this market since technological sophistication and customer convenience features can be a competitive edge for fuel retailers. Companies with outdated hardware and under-powered software often elect to replace their equipment in order to remain competitive, or to comply with new government regulations. Moreover, high volume retailers,

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

such as Sam's Club, Kroger and Safeway have entered the domestic retail fuel market, further driving equipment, software and service demand. These retailers typically utilize twice as many fuel dispensers per location as traditional retail fueling stations.

     Our core product line consists of a wide variety of fuel dispensers. Our basic fuel dispenser design supports single and multiple hose configurations that can measure and dispense dedicated or blended fuel. Our fuel dispensing platforms can be expanded to include card processing terminals, cash acceptors, bar code scanners, radio frequency identification payment systems, keypads, printers and graphic displays to allow consumers to purchase and pay for fuel and other items at the pump. In addition, our dispensers are usually designed and graphically detailed in collaboration with our customers to meet their precise image standards. For example, we have been awarded a significant role in the development of a new fueling dispenser introduced by BP in connection with its new image campaign. We believe that we are well positioned to be the primary vendor for this BP program. Our retail fuel dispensers range in price from $2,800 to over $15,000 per unit.

     We also design and market self-service control and point-of-sale systems for the retail fueling industry. These enterprise software solutions are designed to support our retail customers' efforts to improve back office efficiency and record keeping, reduce labor hours and improve retail margins. For example, our Nucleus(R) system, which is an open architecture, PC based point-of-sale system, is designed to support larger convenience store formats that feature a wide selection of in-store merchandise and services. As the hub of all store operations, the Nucleus(R) system interfaces with a wide variety of peripherals and systems, enabling cashiers and managers to monitor and manage store operations efficiently. The Nucleus(R) system also supports back office functions including inventory control, price book management, employee management and site administration. In addition, we were one of the first to introduce a fully integrated point-of-sale system that combined the functionality of a self-service control console, electronic cash acceptor and card processing system into a single countertop terminal. Called the Wayne Plus/3(TM) terminal, we have deployed 10,000 of these systems in over 9,000 locations. Our software systems range in price from $7,000 to over $16,000.

     In connection with our product development initiatives, we have entered into a number of important strategic alliances with technology partners to enhance and broaden our retail product offerings. For example, our alliance with Texas Instruments was important in our development of advanced pay-at-the-pump technologies, including Speedpass(R), which allows consumers to buy fuel with the wave of a radio frequency key fob.

     In order to help our customers derive maximum value from their investment in our retail fuel solutions, we offer a comprehensive suite of services. These services include product rollout management, installation, user training and a 24/7 help desk. We also offer 24/7 onsite maintenance and repair, including one hour response to site emergencies, four hour response to critical problems and 24 hour response to all other concerns. Onsite services are provided by a mix of our own field support technicians and independent service organizations. All field support technicians and independent service organizations receive ongoing technical training and carry an extensive inventory of service parts and diagnostic equipment.

  Measurement

     Our measurement group designs, manufactures and markets four primary product lines: meters, instruments, integrated flow systems and piping specialties. Demand for these products is driven primarily by natural gas consumption and infrastructure spending in the hydrocarbon and chemical process industries. Customer trends such as integration of information technology systems with "smart" equipment and increased outsourcing of metering and monitoring services are also expected to drive demand in this market. Demand has historically been strongest in North America and Europe, with future growth expected in Latin America, Asia and the Middle East as industrialization continues.

     Meters, pressure regulators and piping specialties, which are sold primarily to customers in the natural gas industry under the Roots(R), Mooney(TM) and Dresser(R) brand names, are used for volume measurement and pressure regulation. These products are sold at unit prices ranging from approximately $400 to over $82,500. We sell complete, integrated natural gas control stations that can be used by a utility to regulate distribution of
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

low-pressure natural gas from high-pressure transmission pipelines. These control stations typically combine a number of our products such as valves, meters, pressure sensors and regulators into a complete system solution. Historically, a utility would have performed the engineering and design necessary to build these stations to regulate gas pressure and flow, bid out the component parts and contracted for the assembly and installation. We can provide utilities with a total system solution at a lower overall cost.

     Instrument products consist primarily of pressure and temperature instrumentation manufactured for oil and gas, refining, chemical, industrial and commercial customers worldwide. These products are used by our customers to monitor pressure, temperature, pH levels, and flow rates of gases and liquids. Our key instrument brands and related products are Ashcroft(R) pressure and temperature instruments, Heise(R) precision testing and calibration devices and digital and analog transducers, Ebro(TM) portable electronic instruments and Ashcroft(R) utility gauges, which are designed specifically for high reliability of service. Our instrument products range in price from $1 to over $5,500 per unit.

  POWER SYSTEMS

     Our power systems segment is a leader in the design, manufacture and marketing of natural gas fueled engines used primarily for natural gas compression and distributed power generation. Most natural gas compression applications involve pressurizing gas for delivery from one point to another, typically from lower pressure wells to higher pressure gathering and pipeline systems. Compression is also used to reinject natural gas into oil wells to help lift liquids to the surface and to inject gas into underground reservoirs. Distributed power generation is the use of onsite electric generators for primary, supplemental or back-up power in areas where existing power sources are unreliable or costly. Our product offering ranges from 85 to 4,500 horsepower (60-3,300 kilowatts) engines and power generation packages with a base wholesale price range of $21,000 to over $900,000. We also manufacture a line of rotary blowers. Our products are sold under the Waukesha(R) and Roots(TM) brand names both directly to end users and through a network of independent distributors worldwide. We believe we have the largest installed base of natural gas fueled industrial engines in the world as a result of our long history and leading market position.

     Demand for our power system products is primarily a function of worldwide energy consumption and infrastructure spending. We view distributed power generation as a significant opportunity for future revenue growth in this segment. We believe favorable environmental, regulatory and cost characteristics of natural gas compared to other energy sources and the relatively wide dispersion of gas reserves throughout the world will favor its use in power generation. The need for "clean" power for high tech equipment, uncertainty about electrical utility deregulation and lack of infrastructure in underdeveloped nations are potential sources for growth in demand.

     We believe we have developed some of the most reliable and durable engines in our industry. These products provide our customers with low total cost of ownership through long intervals between overhauls, high equipment uptimes and predictable service schedules. We typically expect our VHP(TM) engine model to operate in excess of 40,000 hours at 98% rated uptime before requiring a major overhaul. Engine reliability is essential because they are frequently used in mission-critical applications or in remote locations where the cost of failure is extremely high. For example, two of our engines provide standby power for Chicago's 911 Emergency Communications Center and seven of our top-of-the-line engines drive compressors at a remote gas storage facility in Aitken Creek, British Columbia.

     The aftermarket in both the natural gas compression and distributed power generation markets is substantial. Our natural gas engines typically run continuously for years at a time, creating a regular need for maintenance services and replacements parts. Our customers typically spend many times the initial purchase price of one of our engines in service, upgrades and maintenance costs over its lifetime. As a result, our aftermarket parts and services revenues are an important part of our business, representing approximately 37% of our total natural gas engine related revenues in 2001 and are a higher percentage of our margin and EBITDA. We currently maintain a significant market share for our aftermarket parts as our customers tend to be more focused on reliability than price when servicing our engines.

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

     In addition to selling stand-alone engines, we provide our customers with a variety of services and equipment packages. For example, we offer complete power generation systems in which we integrate our engines with generators, switchgear and controls manufactured by other vendors in order to deliver a total solution to our customers. We also offer our customers technical training, subcontracted turnkey installation and field troubleshooting worldwide.

COMPETITION

     As one of a small group of major competitors in each of our business lines, we encounter intense competition in all areas of our business. Our businesses typically are characterized by fewer than ten manufacturers that together account for the majority of each market and a large number of smaller competitors who divide the remainder. The primary bases of competition include product performance, customer service, product lead times, global reach, brand reputation, breadth of product line, quality of aftermarket service and support and price. We believe the significant capital required to construct new manufacturing facilities, the production volumes required to maintain low unit costs, the need to secure a broad range of reliable raw material and intermediate material supplies, the significant technical knowledge required to develop high performance products, applications and processes and the need to develop close, integrated relationships with customers serve as disincentives for new market entrants. Some of our existing competitors, however, have greater financial and other resources than we do.

SALES AND MARKETING

     We market our products and services worldwide through our established sales presence in over 100 countries and a manufacturing or support facility presence in over 22 countries. We believe our proximity to customers has historically been an important sales advantage.

     Our sales force is comprised of over 400 direct sales and service representatives and an extensive global network of over 900 independent distributors and over 300 authorized service centers who sell our products and provide service and aftermarket support to our installed base. Due to the long operating history of our business, many of our distributor relationships are longstanding and exclusive to us. For example, our flow control business is supported by an independent global network of over 100 Green Tag(TM) and Masoneilan(R) repair centers, the majority of which represent long-term relationships. We also offer extensive training programs for our independent distributors, allowing them to reach increasingly higher levels of certification. Our most highly qualified independent distributors are often able to command higher aftermarket service margins as a result of their expertise and tend to be our most loyal distributors. Most of our distributor agreements are terminable at any time by either us or the distributor, subject to short notice periods.

     We believe the performance driven nature of our products has fostered close working relationships with our customers. Our marketing strategy is to leverage our strong brand reputations and technical expertise to develop new products and achieve qualification and certification as an approved vendor. For example, our measurement systems segment has successfully targeted the domestic high volume retail market for gasoline through a systematic marketing and technology development effort, securing a majority share of this market. We have recently begun to enhance our competitive position by aggressively pursuing alliance relationships with our key customers whereby we work directly with our customers' design and engineering departments to develop products to meet specific infrastructure needs or other customer-specific requirements. The power systems segment has strategically positioned itself with certain customers in the gas compression market by selling engines directly to them. These customers include four major gas compression packagers and seven medium size packagers. All four of the major packagers operate gas compressor lease fleets of their own or provide contract compression services.

CUSTOMERS

     We sell our products and services to more than 10,000 customers, including most of the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms. Many of our customers purchase products and services from each of our three operating segments. Our customer base is geographically diverse with 58.1% of 2001 revenues in North America, 20.7% in Europe/Africa, 7.7% in Latin America, 9.6% in Asia and 3.9% in the Middle East. Our top 10 customers in 2001 accounted for 16.7% of our revenues and included Shell, ExxonMobil and BP. Our largest customer accounted for approximately 3.1% of our revenues in 2001.

BACKLOG

     Backlog at the end of 2001 was $419.5 million, a 15.7% increase over a backlog of $362.7 million at the end of 2000. Of our backlog at year-end 2001, we expect approximately 99% to be filled within the current fiscal year.

RAW MATERIALS

     The main raw materials we use are commodity metals, forgings, castings, fasteners, and electronic circuitry. Substantially all our raw materials are purchased from outside sources and are readily available. We seek to purchase raw materials globally to benefit from low cost sources.

MANUFACTURING

     Our manufacturing processes generally consist of fabrication, machining, component assembly and testing. Many of our products are designed, manufactured and produced to order and are often built in compliance with specific customer requirements. To improve quality and productivity we are implementing a variety of manufacturing strategies including cellular manufacturing and just-in-time process engineering. In addition, we outsource the fabrication of some subassemblies and components of our products, particularly in our flow control segment. Our manufacturing operations are conducted in 47 locations around the world. We typically own the plants and equipment at our facilities and the underlying real property. We believe that we have sufficient production capacity to meet demand over the next several years.

     We strive to produce the highest quality products and are committed to continuous quality and efficiency improvement of our products and processes. To help achieve our quality goals, we carefully control our manufacturing processes and materials and have satisfied the standards for ISO-9001 certification at most of our manufacturing facilities. The International Organization for Standardization awards ISO-9001 certification on a facility-by-facility basis to manufacturers who adhere to strict quality standards. Companies must maintain these standards and supply supporting documentation to retain their ISO certification, and certified facilities are audited regularly.

RESEARCH AND DEVELOPMENT

     It is our policy to invest in research and development each year in order to maintain or improve the competitiveness of our products. We have developed many of the technological and product innovations in our markets, and produce some of the most advanced products available in each of our businesses. We believe we have significant opportunities for growth by developing new products and services that offer our customers greater performance and significant cost savings. These opportunities include developing "smart" valves, instruments and meters, new retail fuel point-of-sale payment technologies and additional natural gas fueled engine models operating at greater efficiencies. Potential end users for these technologies include most of our existing customer base as well as customers of our competitors.

     We are also actively engaged in research and development programs designed to advance the design of products to meet specific functional and economic requirements and to improve manufacturing methods. These engineering efforts span all of our businesses. We have also placed special emphasis on ensuring that newly developed products are compatible with, and build upon, our existing manufacturing and marketing capabilities.

     Each of our business segments maintains its own research and development staff. Our research and development expense was $23.9 million, $24.9 million, $25.7 million for the years ended December 31, 2001,

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

2000, and 1999 respectively. We believe current expenditures are adequate to sustain ongoing research and development activities.

INTELLECTUAL PROPERTY

     We rely on a combination of patents, trademark, copyright and trade secret protection, employee and third-party nondisclosure agreements and license arrangements to protect our intellectual property. We sell most of our products under a number of registered trade names, which we believe are widely recognized in the industry. In addition, many of our products and technologies are protected by patents. No single patent, trademark or trade name is material to our business as a whole. We anticipate we will apply for additional patents in the future as we develop new products and processes.

     Any issued patents that cover our proprietary technology may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. Competitors may also be able to design around our patents. If we are unable to protect our patented technologies, our competitors could commercialize our technologies.

     With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our technology is difficult, and the steps we have taken may not prevent unauthorized use of our technology. The disclosure or misappropriation of our intellectual property could harm our ability to protect our rights and our competitive position.

EMPLOYEES

     We had approximately 8,500 employees worldwide as of December 31, 2001. Of our employees, approximately 56% are located in the U.S. and 44% are outside the U.S.

     Approximately 40% of our employees in the United States and 41% of our employees worldwide are covered by collective bargaining agreements. We currently have long-term labor agreements with Teamsters Local 145 in Connecticut, with PACE Local 5-0399 in Kentucky, Local 470 of the United Automobile, Aerospace and Agricultural Implement Workers of America in Massachusetts, District No. 10 of the International Association of Machinists and Aerospace Workers in Wisconsin, United Steelworkers of America Local 8040 in Texas, Local 1644 of the International Association of Machinists in Pennsylvania and Local 1118 of United Automobile, Aerospace and Agricultural Implement Workers of America in Indiana. In addition, we have labor agreements with Office & Professional Employees International Union on behalf of Local 465 and Local Lodge 2518 International Association of Machinists and Aerospace Workers in Louisiana. Of these agreements, two will expire in 2002, six will expire in 2003, one will expire in 2004 and one will expire in 2005. We believe that our relations with each of these unions are good. See "Risk Factors -- Our Business Could Suffer If We Are Unsuccessful In Negotiating New Collective Bargaining Agreements."

PROPERTIES

     Our corporate headquarters are located in Addison, Texas. The following are the locations of our principal facilities, the facility types and their square footage for our industry segments.

                                                  PRINCIPAL
LOCATION                             USE        BUSINESS UNIT   LEASED/OWNED   SIZE (SQ. FT.)
--------                        -------------   -------------   ------------   --------------
Alexandria, Louisiana.........  Manufacturing   Flow Control    Owned             300,000
Al Jubail, Saudi Arabia.......  Service         Flow Control    Leased             38,100
Alliance, Ohio................  Manufacturing   Flow Control    Leased             64,000
Anrath, Germany...............  Service         Flow Control    Leased             14,035
Avon, Massachusetts...........  Manufacturing   Flow Control    Owned             137,000
Bergamo, Italy................  Manufacturing   Flow Control    Leased             34,200
Burlington, Canada............  Manufacturing   Flow Control    Owned              53,000
Channelview, Texas............  Service         Flow Control    Leased             18,000

                                                  PRINCIPAL
LOCATION                             USE        BUSINESS UNIT   LEASED/OWNED   SIZE (SQ. FT.)
--------                        -------------   -------------   ------------   --------------
Colico, Italy.................  Manufacturing   Flow Control    Owned             117,251
Colico, Italy.................  Manufacturing   Flow Control    Leased             46,500
Coimbatore, India.............  Manufacturing   Flow Control    Leased             26,994
Conde, France.................  Manufacturing   Flow Control    Owned             206,602
Edenvale, South Africa........  Service         Flow Control    Leased              7,500
Edmonton, Canada..............  Manufacturing   Flow Control    Owned              51,224
Hammond, Louisiana............  Manufacturing   Flow Control    Owned              68,060
Houston, Texas................  Manufacturing   Flow Control    Owned             178,080
Houston, Texas................  Manufacturing   Flow Control    Owned              53,000
Kariwa, Japan.................  Manufacturing   Flow Control    Leased            171,216
Lyon, France..................  Service         Flow Control    Leased              3,580
Mexico City, Mexico...........  Manufacturing   Flow Control    Owned               6,277
Naples, Italy.................  Manufacturing   Flow Control    Owned              83,605
Sao Paulo, Brazil.............  Manufacturing   Flow Control    Owned             120,000
Singapore.....................  Service         Flow Control    Leased             15,080
Skelmersdale, United
  Kingdom.....................  Manufacturing   Flow Control    Leased            160,000
Stafford, Texas...............  Manufacturing   Flow Control    Owned             130,000
Sugarland, Texas..............  Manufacturing   Flow Control    Leased             10,000
Voghera, Italy................  Manufacturing   Flow Control    Owned             270,000
Voghera, Italy................  Manufacturing   Flow Control    Owned              93,180
Austin, Texas.................  Manufacturing   Measurement     Owned             103,000
Austin, Texas.................  Manufacturing   Measurement     Leased            208,691
Baesweiler, Germany...........  Manufacturing   Measurement     Owned              24,000
Basingstoke, United Kingdom...  Manufacturing   Measurement     Leased              3,000
Berea, Kentucky...............  Manufacturing   Measurement     Owned              96,784
Bonnyrigg, United Kingdom.....  Manufacturing   Measurement     Owned              63,000
Bradford, Pennsylvania........  Manufacturing   Measurement     Owned             450,000
Cape Town, South Africa.......  Assembly        Measurement     Leased             26,221
Einbeck, Germany..............  Manufacturing   Measurement     Owned              99,835
Foerde, Rud, Norway...........  Service         Measurement     Leased             22,776
Houston, Texas................  Manufacturing   Measurement     Owned             108,483
Huddersfield, United
  Kingdom.....................  Manufacturing   Measurement     Owned             160,000
Ingolstadt, Germany...........  Manufacturing   Measurement     Owned              22,300
Jacarei, Brazil...............  Manufacturing   Measurement     Owned              72,000
Malmo, Sweden.................  Manufacturing   Measurement     Owned             309,850
Markham, Canada...............  Assembly        Measurement     Leased             51,324
Mississauga, Canada...........  Distribution    Measurement     Leased             25,000
Nursling, United Kingdom......  Manufacturing   Measurement     Leased             15,000
Panningen, The Netherlands....  Manufacturing   Measurement     Leased             10,000
Rio de Janeiro, Brazil........  Manufacturing   Measurement     Owned             106,632
Salisbury, Maryland...........  Manufacturing   Measurement     Owned             360,000
Salt Lake City, Utah..........  Manufacturing   Measurement     Leased             15,000
Sao Paulo, Brazil.............  Manufacturing   Measurement     Owned              69,830
Singapore.....................  Assembly        Measurement     Leased              2,959

                                                  PRINCIPAL
LOCATION                             USE        BUSINESS UNIT   LEASED/OWNED   SIZE (SQ. FT.)
--------                        -------------   -------------   ------------   --------------
Shelton, Connecticut..........  Manufacturing   Measurement     Leased             55,000
Stratford, Connecticut........  Manufacturing   Measurement     Owned             320,168
Tlalnepantia, Mexico..........  Distribution    Measurement     Leased              1,500
Zurich, Switzerland...........  Service         Measurement     Leased             19,171
Appingedam, Netherlands.......  Manufacturing   Power           Owned             150,000
Connersville, Indiana.........  Manufacturing   Power           Owned             300,000
Houston, Texas................  Manufacturing   Power           Owned              59,562
Houston, Texas................  Service         Power           Owned              15,000
Huddersfield, United
  Kingdom.....................  Assembly        Power           Owned             160,000
Waukesha, Wisconsin...........  Manufacturing   Power           Owned             935,700
Waukesha, Wisconsin...........  Manufacturing   Power           Owned              29,300

LEGAL PROCEEDINGS AND ENVIRONMENTAL MATTERS

     During the ordinary course of our business, we are from time to time threatened with, or may become a party to, legal actions and other proceedings. While we are currently involved in a number of legal proceedings, we believe the results of these proceedings will not have a material effect on our business, financial condition or results of operations. In addition, pursuant to the recapitalization agreement, we are indemnified by Halliburton for losses arising out of all legal actions initiated prior to the closing of the recapitalization transaction and certain legal actions arising after the closing.

     Our businesses and some of our products are subject to regulation under various and changing federal, state, local and foreign laws and regulations relating to the environment and to employee safety and health. These environmental laws and regulations govern the generation, storage, transportation, handling, disposal and emission of various substances. Permits are required for operation of our businesses, and these permits are subject to renewal, modification and, in certain circumstances, revocation.

     These environmental laws also impose liability for personal injury or property damage related to releases of hazardous substances. We believe we are substantially in compliance with these laws and permitting requirements. Our businesses also are subject to regulation under substantial, various and changing federal, state, local and foreign laws and regulations which allow regulatory authorities and private parties to compel (or seek reimbursement for) cleanup of environmental contamination at sites now or formerly owned or operated by our businesses and at facilities where their waste is or has been disposed. Going forward, we expect to incur ongoing capital and operating costs for investigation and remediation and to maintain compliance with currently applicable environmental laws and regulations; however, we do not expect those costs, in the aggregate, to be material.

     In April 2001, we completed the recapitalization transaction. Halliburton originally acquired our businesses as part of its acquisition of Dresser Industries, Inc. ("Dresser Industries") in 1998. Dresser Industries' operations consisted of our businesses, as well as other operating units. As Halliburton has publicly disclosed, it has been subject to numerous lawsuits involving asbestos claims associated with, among other things, the operating units of Dresser Industries that were retained by Halliburton or disposed of by Dresser Industries or Halliburton prior to the recapitalization transaction. These lawsuits have resulted in significant expense for Halliburton. We have not historically incurred, and in the future we do not believe that we will incur, any material liability as a result of the past use of asbestos in products manufactured by these other units of Dresser Industries, or as a result of the past use of asbestos in products manufactured by our businesses or any predecessor entities of our businesses.

     Pursuant to the recapitalization agreement, all liabilities related to asbestos claims arising out of events occurring prior to the consummation of the recapitalization transaction, are defined to be "excluded liabilities," whether they resulted from activities of Halliburton, Dresser Industries or any predecessor entities of any of our businesses. The recapitalization agreement further provides, subject to certain limitations and exceptions, that Halliburton will indemnify us and hold us harmless against losses and liabilities that we actually incur which arise out of or result from "excluded liabilities," as well as certain other liabilities in existence as of the closing of the recapitalization transaction. The maximum aggregate amount of losses indemnifiable by Halliburton pursuant to the recapitalization agreement is $950.0 million. All indemnification claims are subject to notice and procedural requirements which may result in Halliburton denying indemnification claims for some losses. See "Risk Factors -- Risks Related to Our
Business -- Environmental Compliance Costs and Liabilities Could Adversely Affect Our Financial Condition" and "-- We May Be Faced With Unexpected Product Claims Or Regulations."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Patrick M. Murray is President, Chief Executive Officer and a Director of Dresser, Inc. Mr. Murray previously served as President of Dresser Equipment Group Inc., Vice President, Strategic Initiatives of Dresser Industries, and Vice President, Operations of Dresser Industries. Mr. Murray has also served as the President of Sperry-Sun Drilling Services and the Controller of NL Industries. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and has served in a variety of increasingly senior management positions with NL Industries, Baroid Corporation and Dresser Industries. Mr. Murray is currently a director of Benton Oil and Gas Company. Mr. Murray is 58 years old.

     James A. Nattier is Executive Vice President, Chief Financial Officer and a Director of Dresser, Inc. Mr. Nattier previously served as Vice President Shared Services for Dresser Equipment Group Inc., Vice President, Shared Services for Halliburton Energy Services and Vice President, Industrial Products for Baroid Drilling Fluids. Mr. Nattier joined NL Industries in 1978 and has served in a variety of technical, operations, marketing and senior management positions with NL Industries, Baroid Corporation, Dresser Industries and Halliburton. Mr. Nattier is 40 years old.

     Stuart M. Brightman is a Vice President of Dresser, Inc. and President of Dresser Flow Control. Mr. Brightman previously held the position of President, Americas Operations for Dresser Flow Control. In 1993, Mr. Brighton joined Wheatley TXT Corporation as senior vice president of operations. Following the acquisition of Wheatley TXT by Dresser Industries, Inc. in 1994, he was appointed senior vice president of the Dresser Oilfield Valve Division. In 1995, Mr. Brightman was promoted to president of the division, and subsequently president of US operations of Dresser Energy Valve Division, which later became part of Dresser Flow Control. Mr. Brightman is 45 years old.

     William E. O'Connor is a Vice President of Dresser, Inc. and President of Waukesha Engine. Mr. O'Connor previously served as President of the Dresser Waukesha Engine Division and as Managing Director of Mono Pumps. He has worked in the industry since 1969 in application engineering, sales, and marketing. Mr. O'Connor is 55 years old.

     John P. Ryan is a Vice President of Dresser, Inc. and President of Dresser Wayne. Mr. Ryan previously served as President of Dresser Wayne. Mr. Ryan joined us as a National Accounts Sales Manager in 1987, worked in Field Sales and National Sales and became the Vice President of Sales in 1991. Prior to working at Dresser Wayne, Mr. Ryan worked for 10 years with Goulds Pumps Inc. in various sales capacities in Singapore and the United States. Mr. Ryan is 49 years old.

     Charles S. Wolley is a Vice President of Dresser, Inc. and President of Dresser Measurement. In 1996, Mr. Wolley joined Dresser Valve and Controls and served in several positions in the division. From 1999 until 2001, Mr. Wolley served as president and chief executive officer of Van Leeuwen Pipe and Tube. In 2001, Mr. Wolley joined Dresser Measurement as a senior vice president. Mr. Wolley is 47 years old.

     Frank P. Pittman is Vice President, General Counsel and Secretary of Dresser, Inc. Mr. Pittman previously served as Vice President -- Law for Dresser Equipment Group, Inc., Vice President & Associate General Counsel of Halliburton Energy Services, Inc., and as Senior Counsel of Dresser Industries and its affiliate, Dresser-Rand Company. Mr. Pittman joined Dresser Industries in 1979. Mr. Pittman is 55 years old.

     Dale B. Mikus is Vice President-Finance and Chief Accounting Officer of Dresser, Inc. Mr. Mikus previously served as Vice President and Chief Financial Officer of Dresser Equipment Group, Inc. Mr. Mikus joined Dresser Industries in 1997 as Manager -- Corporate Accounting. Prior to joining Dresser Industries, Mr. Mikus was Director of Audit and Business Advisory Services for PricewaterhouseCoopers. Mr. Mikus is 37 years old.

     J. Scott Matthews is a Senior Vice President of Corporate Development for Dresser, Inc. Mr. Matthews has served in various roles in the domestic and international oil and gas industry for over 22 years. Since 1996, Mr. Matthews was involved with private investments. From 1987 to 1996, Mr. Matthews was President and

CEO of Compressor Systems, Inc. In 1982 he was a founding partner in an independent oil &gas production company in Midland, TX. Mr. Matthews is 56 years old.

     James F. Riegler is Vice President -- Human Resources of Dresser, Inc. Mr. Riegler previously served as Director -- Human Resources of Dresser Equipment Group, Inc., and Director of Employee Relations of Dresser Industries. Mr. Riegler joined Dresser Industries in 1981. Mr. Riegler is 52 years old.

     William E. Macaulay is Chairman of the Board of Directors of Dresser, Inc. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation and has been with that firm since 1983. Prior to joining First Reserve in 1983, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer's capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay is currently a director of Weatherford International, Inc. National Oilwell, Inc., Pride International, Inc., Maverick Tube Corporation and Chicago Bridge & Iron Company N.V. Mr. Macaulay is 57 years old.

     Paul D. Barnett is a Director of Dresser, Inc. Mr. Barnett was one of the founders of and has been a Managing Principal with Odyssey Investment Partners, LLC since 1997. Mr. Barnett was also a Principal in the equity investing group at Odyssey Partners from 1993 to 1997. Prior to joining Odyssey Partners, Mr. Barnett was a Managing Director of Mancuso & Company, a New York-based private equity investor, from 1990 to 1993. From 1984 to 1990, Mr. Barnett was in the corporate finance department of Kidder, Peabody & Co., where he was involved primarily in structured finance, high yield capital markets and merchant banking. Mr. Barnett is 40 years old.

     Bernard J. Duroc-Danner is a Director of Dresser, Inc. Mr. Duroc-Danner currently holds the position of Chairman, President and Chief Executive Officer of Weatherford International, Inc. Prior to Weatherford's merger with EVI, Inc., Mr. Duroc-Danner was the President and Chief Executive Officer of EVI, Inc. In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil, Inc. (now ExxonMobil). In addition, Mr. Duroc-Danner is a director of Grant Prideco, Inc., Universal Compression Holdings, Inc., Cal Dive International, Inc. and Parker Drilling Company. Mr. Duroc-Danner is 48 years old.

     Ben A. Guill is a Director of Dresser, Inc. Mr. Guill is President of First Reserve Corporation and joined that firm in 1998. Prior to joining First Reserve, Mr. Guill spent 18 years with Simmons & Company International, an investment banking firm, where he served as Managing Director and Co-Head of Investment Banking. Prior to that time he was with Blyth Eastman Dillon & Company. Mr. Guill is a director of National Oilwell, Inc., Superior Energy Services, Inc., TransMontaigne, Inc., Chicago Bridge & Iron Company N.V. and T-3 Energy Services, Inc. Mr. Guill is 51 years old.

     Will Honeybourne is a Director of Dresser, Inc. Mr. Honeybourne is a Managing Director of First Reserve Corporation and joined that firm in 1999. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International. Prior to that time, he served as President and Chief Executive Officer of Alberta based Computalog. Mr. Honeybourne's earlier career was primarily with Baker Hughes, including positions as Vice President and General Manager at INTEQ and President of EXLOG. Mr. Honeybourne is a director of CiDRA Corporation, CNOOC Limited and several foreign public and private companies. Mr. Honeybourne is 50 years old.

     Muzzafar Mirza is a Director of Dresser, Inc. Mr. Mirza was one of the founders of and has been a Managing Principal with Odyssey Investment Partners, LLC since 1997. Mr. Mirza also was a Principal in the private equity investing group at Odyssey Partners from 1993 to 1997. Prior to joining Odyssey Partners, Mr. Mirza was head of merchant banking at GE Capital Corp., where he was responsible for all the company's cash flow lending and investing. Mr. Mirza spent five years at Marine Midland Bank and was a member of the bank's first LBO finance group. Mr. Mirza is a director of TransDigm Inc. and Velocita Corp. Mr. Mirza is 43 years old.

     Gary L. Rosenthal is a Director of Dresser, Inc. Mr. Rosenthal is co-founder and President of Heaney Rosenthal Inc., a private investment company, a position he has held since October 1994. From July 1998 to

September 2000, Mr. Rosenthal also served as Chairman of the Board and Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company, and until May 2001 as President. In prior years, Mr. Rosenthal served as Chairman and then President and Chief Executive Officer of Wheatley TXT Corp., as a Senior Vice President of Cain Chemical Inc., and as a partner in The Sterling Group, Inc., a private equity firm. He currently serves as a director of Oil States International, Inc. Pioneer Companies, Inc., Jackson Products, Inc. and Texas Petrochemicals L.P. Mr. Rosenthal is 52 years old.

     Salvatore Ruggeri's employment with us as Vice President and President, Dresser Flow Control terminated in October, 2001. We are in the process of exploring management alternatives for our flow control segment. Among the alternatives under consideration is a realignment of product lines between our flow control segment and our measurement systems segment.

BOARD COMMITTEES

     Our Board of Directors has an Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Executive Committee may exercise any of the Board's authority between meetings of the Board. The members of the Executive Committee are Mr. Murray, Mr. Macaulay and Mr. Barnett. The Audit Committee recommends the engagement of the independent public accountants; reviews the professional services provided by, and the fees charged by, the independent public accountants; reviews the scope of the internal and external audit; and reviews financial statements and matters pertaining to the audit. The members of the Audit Committee are Mr. Barnett and Mr. Rosenthal. The Compensation Committee is responsible for assuring that the executive officers and other key management are effectively compensated and that compensation is internally equitable and externally competitive. The members of the Compensation Committee are Mr. Guill and Mr. Mirza. The Nominating and Corporate Governance Committee oversees the nomination of candidates for the Board and delegates authority to the various committees of the Board. The members of the Nomination and Governance Corporate Committee are Mr. Macaulay and Mr. Duroc-Danner.

BOARD COMPENSATION

     The members of the Board of Directors of Dresser, Inc. will be reimbursed for their out-of-pocket expenses. In addition, non-employee non-affiliate members of the Board of Directors will be compensated for $5,000 for each Board meeting and $1,000 for each Committee meeting attended by such director. Compensation will be in the form of class A common stock.

EXECUTIVE COMPENSATION

     The following table sets forth the 2001, 2000 and 1999 compensation of our Chief Executive Officer and each of our four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                 ANNUAL COMPENSATION           ------------------------------------
                                         -----------------------------------          AWARDS             PAYOUTS
                                                                  RESTRICTED   ---------------------   ------------
                                                                    STOCK      SECURITIES     LTIP      ALL OTHER
                                                       BONUS        AWARDS     UNDERLYING   PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)     (1)($)       (2)($)     OPTIONS(#)    (3)($)       (4)($)
---------------------------       ----   ---------   ----------   ----------   ----------   --------   ------------
Patrick M. Murray...............  2001   $476,788    $1,299,617         --      135,000     $258,258     $29,018
  President and                   2000    400,000       500,028    584,501           --      121,433       6,652
  Chief Executive Officer         1999    400,000            --         --       45,000           --       6,400
James A. Nattier................  2001    206,583       536,342         --       50,000           --       8,970
  Executive Vice                  2000    163,350       201,563     59,438           --       36,607       7,657
  President                       1999    148,811            --         --       16,500           --       2,711
Albert G. Luke(6)...............  2001    254,382       728,097         --       36,000           --      13,190
  President,                      2000    242,468       303,089     79,250           --           --          --
  Dresser IDR Division            1999    224,500            --    197,500       31,500           --          --

                                                                                      LONG-TERM COMPENSATION
                                                 ANNUAL COMPENSATION           ------------------------------------
                                         -----------------------------------          AWARDS             PAYOUTS
                                                                  RESTRICTED   ---------------------   ------------
                                                                    STOCK      SECURITIES     LTIP      ALL OTHER
                                                       BONUS        AWARDS     UNDERLYING   PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)     (1)($)       (2)($)     OPTIONS(#)    (3)($)       (4)($)
---------------------------       ----   ---------   ----------   ----------   ----------   --------   ------------
William E. O'Connor.............  2001    221,886       726,194         --       36,000           --      30,103
  President,                      2000    213,885       267,360     79,250           --       90,592       6,800
  Dresser Waukesha Division       1999    203,700            --    197,500       10,200           --       6,400
John P. Ryan....................  2001    203,280       632,994         --       36,000           --      17,341
  President                       2000    203,280       253,595     59,438           --       59,916       6,533
  Dresser Wayne Division          1999    176,000            --    197,500       22,200           --       6,400
Salvatore Ruggeri(5)............  2001    199,211       657,714         --       12,000           --          --
  President                       2000    217,135       259,032     79,250           --      110,915          --
  Dresser Valve Division          1999    254,234            --    197,500       18,000           --          --

---------------

(1) Bonuses with respect to 2001 includes a sales and retention bonus associated with the sale of DEG; a Halliburton business performance incentive paid for in the first quarter of 2001, and a Dresser business performance incentive for the final nine months. Bonuses reported with respect to 2000 were paid pursuant to Halliburton Company's incentive bonus plan in February 2001 based on financial performance in 2000. The reported 2000 bonuses were paid in restricted stock of Halliburton at a value of $43.1505 per share when awarded in 2001.

(2) In connection with the recapitalization transaction, we have agreed to assume the value of Halliburton's liability with respect to cash payments for the value of Halliburton restricted stock held by Messrs. Murray, Nattier, O'Connor, and Ryan as to which the restrictions had not lapsed as of April 10, 2001. See "--Treatment of Halliburton Restricted Stock" below.

(3) Payouts were made under Performance Stock Unit Plans, Incentive Stock Unit Plans and the Long Term Performance Incentive Plan of Baroid Corporation in 2001 and 2000 based on plan cycles partially applicable to prior years.

(4) Amounts in this column for 2001 represent company match on qualified and nonqualified plans; pension plan equalization award, patent award, tax preparation fees, and premiums paid for executive life insurance. Amounts for 2000 and 1999 represent matching contributions paid under Halliburton 401(k) plans.

(5) Mr. Ruggeri's compensation was paid in Italian lira, which has been converted to U.S. dollars at a rate of 2,149.9778 lira per $1.00 for 2001 stated compensation. For previous years, appropriate exchange rates from these time periods were utilized. Mr. Ruggeri's employment with us terminated on October 26, 2001. Mr. Ruggeri's compensation in 2001 does not include amounts payable pursuant to the severance agreement entered into at the time of his termination of employment.

(6) Mr. Luke's employment with us terminated on February 28, 2002.

OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                                               REALIZABLE
                                            PERCENTAGE OF                                      POTENTIAL      ANNUAL RATES
                          # OF SECURITIES   TOTAL OPTIONS                                    ASSUMED RATES    STOCK OPTION
                            UNDERLYING        GRANTED TO     EXERCISE OR                    OF APPRECIATION     TERM(2)
                              OPTIONS        EMPLOYEES IN    BASE PRICE      EXPIRATION     ---------------   ------------
NAME                          GRANTED       FISCAL YEAR(1)     ($/SH)           DATE              5%              10%
----                      ---------------   --------------   -----------   --------------   ---------------   ------------
Patrick M. Murray.......      135,000            21.0%         $40.00      April 11, 2011     $3,396,031       $8,606,209
James A. Nattier........       50,000             7.8%         $40.00      April 11, 2011     $1,257,789       $3,187,485
Albert G. Luke..........       36,000             5.6%         $40.00      April 11, 2011     $  905,608       $2,294,989
William E. O'Connor.....       36,000             5.6%         $40.00      April 11, 2011     $  905,608       $2,294,989
John P. Ryan............       36,000             5.6%         $40.00      April 11, 2011     $  905,608       $2,294,989
Salvatore Ruggeri.......       12,000             1.9%         $40.00      April 11, 2011     $  301,869       $  764,996

---------------

(1) Options to purchase a total of 642,000 shares of common stock were granted to employees in 2001, of which 618,000 remain outstanding as of December 31, 2001.

(2) The amounts under the columns labeled "5%" and "10%" are included by Dresser pursuant to certain rules promulgated by the Securities and Exchange Commission (the "Commission") and are not intended to forecast future appreciation, if any, in the price of the common stock. Such amounts are based on the assumption that the named person holds the options for the full term of the options. The actual value of the options will vary in accordance with the value of the common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table shows aggregate exercises of options to purchase Dresser, Inc. common stock in the fiscal year ended December 31, 2001 by the executive officers named in the Summary Compensation Table.

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS AT
                         SHARES       VALUE          YEAR-END (SHARES)             FISCAL YEAR-END ($)(2)
                       ACQUIRED ON   REALIZED   ---------------------------   ---------------------------------
NAME                   EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE(3)   UNEXERCISABLE(3)
----                   -----------   --------   -----------   -------------   --------------   ----------------
Patrick M. Murray....      --          --           --           135,000           --                --
James A. Nattier.....      --          --           --            50,000           --                --
Albert G. Luke.......      --          --           --            36,000           --                --
William E.
  O'Connor...........      --          --           --            36,000           --                --
John P. Ryan.........      --          --           --            36,000           --                --
Salvatore Ruggeri....      --          --           --            12,000           --                --

---------------

(1) Values are determined by aggregating, for each option exercise in 2001, the amount calculated by multiplying (i) an amount calculated by subtracting the exercise price paid for each such exercise from the closing price of the common stock as of the date of such exercise by (ii) the number of shares acquired upon such exercise.

(2) Based upon a price per common share of $40.00 on December 31, 2001.

(3) None of the options are in the money.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of the executive officers named in the Summary Compensation Table. These agreements became effective as of April 10, 2001. Each of the employment agreements provides generally:

     - The annual base salary, which may be increased by our Board of Directors in its discretion for each of the executive officers named in the Summary Compensation Table, is as follows:

Patrick M. Murray...........................................  $500,000
James A. Nattier............................................   220,000
Albert G. Luke..............................................   255,000
William E. O'Connor.........................................   225,000
John P. Ryan................................................   214,000

     - Each executive officer is entitled to participate in our annual incentive plan and in our various other employee benefit plans and arrangements that are applicable to senior officers.

     - If an executive officer is terminated without "cause", or if he resigns for "good reason" (each as defined in the respective employment agreements), he is entitled to receive his incentive bonus and annual base salary for 24 months and to continue coverage under our medical, dental and life insurance programs for 18 months on the same basis as he was entitled to participate prior to his termination. In addition, all unvested options, other than performance based options, will become immediately vested upon the date of such termination and the restrictions will lapse on previously awarded shares of restricted stock.

     - Each executive officer has agreed not to compete with us during the term of his employment and for one year following termination of his employment.

     Mr. Murray's employment agreement is substantially identical to the other agreements described above, although it differs in the following respects:

     - If he is terminated without cause, he is entitled to receive his incentive bonus and annual base salary for 36 months.

     - He has agreed not to compete with us for two years following termination of his employment.

     We have also entered into severance agreements with approximately 29 of our executives, not including the 11 executive officers with whom we have signed employment agreements. Generally, the severance agreements provide that if the executive's employment is terminated under certain circumstances described in the agreements within two years after the completion of the recapitalization transaction, the executive is entitled to receive various benefits, including the following:

     - Cash payments equal to 100% of the executive's then current base salary;

     - the executive's full prior year bonus, if not already paid, and the executive's targeted bonus for the year in which the termination occurs; and

     - continuation of basic medical, dental, life and disability insurance for six months.

     Additionally, each executive has agreed not to compete with us during the six month period following a termination of the executive's employment, if it occurs within the period during which benefits are payable under the severance agreements.

STOCK PLAN

     We adopted the Dresser, Inc. 2001 Stock Incentive Plan effective as of April 10, 2001. This stock plan permits the grant of a variety of equity based compensation awards, including non-qualified stock options, incentive stock options, restricted stock awards, phantom stock, stock appreciation rights and other rights with respect to our common stock. Common stock shares of 710,101 (which may be either Class A common stock, par value $0.001, or Class B common stock, par value $0.001) are issuable under the stock plan (subject to adjustment for events such as stock dividends, stock splits, recapitalizations, mergers and reorganizations). Our employees, consultants and directors are eligible to receive awards under the stock plan.

     We granted options to purchase common stock to certain management employees, including the executives named in the management table. The per share exercise price of each such option is anticipated to be 100% of the fair market value of shares of common stock as of the date of grant. The options shall generally have one of the following three vesting schedules.

     - Certain options will vest 20% on the first anniversary of the date of the grant and 1/48 of the remaining 80% per month for each month thereafter until the option is fully vested. Vesting of these options will accelerate if the employee leaves for good reason, is terminated by us without cause, dies or suffers a permanent disability.

     - Other options will vest, if at all, if our majority shareholder realizes a 35% annualized internal rate of return on their initial investment in us and is able to liquidate their initial investment in us at a price equal to at least 450% of the price paid for their initial investment (as adjusted for stock splits and other recapitalizations).

     - The final group of options will vest if the employee is still employed after nine and one-half years, but vesting will accelerate if we achieve predetermined financial performance milestones. The vesting of these options will also be accelerated if the options discussed in the preceding paragraph vest.

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

     If the employee retires, is terminated for cause, or resigns (without good reason) then the option is immediately terminated with respect to all unvested shares, and with respect to all vested shares is terminated at the end of the later of: (i) 60 days, or (ii) the minimum time period the employee has to cause us to repurchase the vested shares at fair market value under the terms of his or her employment agreement and the investor rights agreement. See "Certain Relationships and Related Party Transactions."

     Certain terms of options which may be granted to our non-employee directors are set forth in the stock plan. In particular, the stock plan contains a maximum limit on the number of options that may be granted to an independent director in any year. In addition, each non-employee director option will generally have a per share exercise price equal to the fair market value per share of common stock as of the date of grant and will generally vest upon the occurrence of certain corporate transactions.

     Shares of common stock purchased or acquired under the stock plan are generally subject to restrictions on transfer, repurchase rights, and other limitations set forth in the investor rights agreement (or in an option agreement, stockholders' agreement or other similar agreement that we may enter into with the stock plan participant). See "Certain Relationships and Related Party Transactions."

2001 MANAGEMENT EMPLOYEE EQUITY PURCHASE PLAN

     In connection with the consummation of the recapitalization transaction, we have adopted the new 2001 Management Employee Equity Purchase Plan effective as of April 10, 2001. The new equity purchase plan provides for certain of our employees, directors and consultants to purchase shares of common stock. Up to 87,500 shares of our Class A common stock, par value $.001, and up to 762,523 shares of our Class B common stock, par value $0.001, may be purchased under the plan.

     Our board of directors (or a committee of the board authorized to administer the plan) will authorize certain of our employees, directors and consultants to purchase common stock under the plan. Each purchaser will enter into a subscription agreement, which will set forth certain terms related to the purchase and sale of shares of common stock, including the number of shares of common stock that a purchaser elects to purchase, the date on which such purchase will take place and the purchase price per share of common stock.

     Each purchaser will also enter into an investor rights agreement upon the purchase of common stock under the plan, which will set forth certain terms and conditions relating to the resale of the common stock, including restrictions on a participant's transfer of the common stock to third parties, rules relating to our repurchase of the common stock following a participant's termination of employment, and terms of a participant's inclusion in sales of common stock to third parties. See "Certain Relationships and Related Party Transactions."

     The per share purchase price for such shares will be $40.00, which equaled fair market value on the date of the transaction. The $40.00 per share strike price was determined by dividing total equity value by the number of shares to be issued. The number of shares that each employee will be eligible to purchase will be between 625 and 25,000, subject to the overall limitation on the number of shares that may be purchased under the plan.

DEFERRED COMPENSATION PLANS

     We adopted the Dresser, Inc. Senior Executives' Deferred Compensation Plan, the Dresser, Inc. Management Deferred Compensation Plan, and the Dresser, Inc. Short Term Deferred Compensation Plan and the Dresser, Inc. Elective Deferral Plan effective as of April 10, 2001. The new deferred compensation plans are not tax qualified retirement plans. The new deferred compensation plans allow certain of our employees to elect to defer salary or other compensation. In connection with the establishment of such plans, liabilities from certain Halliburton deferred compensation plans and supplemental executive retirement plans and certain existing Dresser deferred compensation plans have been transferred to the newly established plans. In addition, certain of our employees who were eligible to receive retention bonuses, cash payments pursuant to Halliburton restricted stock, or other payments from Halliburton elected, in advance to defer the receipt of such payments under the new deferred compensation plans. Amounts deferred under the new deferred

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

compensation plans shall be general liabilities of Dresser and shall be represented by bookkeeping accounts maintained on behalf of the participants. Participants will generally be able to elect to have such accounts deemed to be invested either in units which are valued based upon the value of our common stock or in an interest bearing account. Distributions shall generally be made from the new deferred compensation plans to a participant over time following his or her retirement or other termination of employment.

     In addition to establishing the new deferred compensation plans, we adopted the Dresser, Inc. ERISA Excess Benefit Plan, the Dresser, Inc. Senior Executives' Excess Plan and the Dresser, Inc. Elective Deferral Plan effective as of April 10, 2001 for the benefit of certain of our employees. These plans provide accruals to certain highly paid employees based on the benefits those employees would have received under our retirement plans, except for certain Internal Revenue Code limitations.

RETIREMENT PLANS

     In connection with the recapitalization transaction, we adopted, as of April 10, 2001, the Dresser, Inc. Consolidated Salaried Retirement Plan (the "Pension Plan"). The purpose of the Pension Plan is to preserve accrued benefits made available to certain of our employees under the Dresser Industries, Inc. Consolidated Salaried Retirement Plan, which was frozen to new participants and benefit accruals on May 31, 1995. The Pension Plan generally provides a benefit equal to a certain percentage of final average earnings, adjusted to reflect, among other things, variations among participants in social security benefits, credited service, retirement dates, and participation in other defined benefit pension plans.

     We adopted, as of April 10, 2001, the Dresser, Inc. Retirement and Savings Plan (the "401(k)" Plan), which is intended to be the primary plan to provide retirement benefits to our participating employees. The 401(k) Plan provides a dollar of company matching contributions for every dollar of employee contributions up to a maximum of 4% of the "compensation" any employee elects to defer. "Compensation" for this purpose was limited to $170,000 in 2001 by Internal Revenue Code Section 401(a)(17). In connection with the recapitalization transaction, we have agreed to make additional contributions to the 401(k) Plan. Such additional contributions mirror contributions made to certain of our employees under the Halliburton Retirement and Savings Plan, and are intended to make up for benefits lost pursuant to the freezing of the Dresser Industries, Inc. Consolidated Salaried Retirement Plan, as described above.

TREATMENT OF HALLIBURTON OPTIONS

     We have not agreed to assume, replace, roll-over, or otherwise reimburse our employees for any options to purchase Halliburton stock that they held prior to the recapitalization transaction. Accordingly, any such options outstanding as of April 10, 2001 will remain outstanding until they expire according to the terms of the Halliburton option plans and option agreements governing such options. As discussed in more detail above, we provided certain employees with options to purchase our stock under a new stock incentive plan, which we have adopted in accordance with the recapitalization transaction. No options to purchase Halliburton stock were granted to any of the executive officers named in the Summary Compensation Table during the fiscal years ended December 31, 2000 and December 31, 2001.

TREATMENT OF HALLIBURTON RESTRICTED STOCK

     In connection with the recapitalization transaction, we agreed to assume the value of Halliburton's liability for certain individuals with respect to cash payments for the value of Halliburton's restricted stock as to which the restrictions had not lapsed as of April 10, 2001. Certain of our employees, including Messrs. Murray, Nattier, O'Connor, and Ryan, have elected to roll over these cash payments into new deferred compensation arrangements which we have adopted in accordance with the recapitalization transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common shares immediately following the recapitalization transaction with respect to each Person who is a beneficial
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

owner of more than 5% of our outstanding common stock and beneficial ownership of our common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

     To calculate a shareholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying certain of the options beneficially owned by that shareholder. Options held by other shareholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our shareholders may differ.

                                                              # OF COMMON     % OF CLASS OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES      SHARES OUTSTANDING
------------------------------------                          -----------   ------------------
DEG Acquisitions, LLC(1)....................................   9,700,000           92.5
  c/o First Reserve Corporation
  411 West Putnam
  Suite 109
  Greenwich, CT 06830
Dresser Industries, Inc.....................................     537,408            5.1
  c/o Halliburton Company
  4100 Clinton Drive P.O. Box 3
  Houston, TX 77020-6299
Patrick M. Murray...........................................           *              *
James A. Nattier............................................           *              *
Albert G. Luke..............................................           *              *
William E. O'Connor.........................................           *              *
Salvatore Ruggeri...........................................           *              *
John P. Ryan................................................           *              *
Frank P. Pittman............................................           *              *
Dale B. Mikus...............................................           *              *
James F. Riegler............................................           *              *
William E. Macaulay.........................................           *              *
Paul D. Barnett.............................................           *              *
Bernard J. Duroc-Danner.....................................           *              *
Ben A. Guill................................................           *              *
Will Honeybourne............................................           *              *
Muzzafar Mirza..............................................           *              *
Gary L. Rosenthal...........................................           *              *
All directors and executive officers as a group (18
  persons)..................................................           *              *

---------------

 * Signifies less than 1%. Also, does not include shares held by DEG Acquisitions, LLC, which could be attributed to certain of these individuals.

(1) 75% of the equity interests in DEG Acquisitions, LLC are held by First Reserve Corporation and its affiliates and co-investors, and 25% are held by Odyssey Investment Partners, LLC and its affiliates and co-investors.

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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

     Pursuant to agreements with Halliburton, we own all right, title and interest in and to the marks "Dresser" and "Dresser and Design" and other trademarks and servicemarks in the U.S. and in various jurisdictions throughout the world. We have granted back to Halliburton a non-exclusive license to use these marks during a transition period of up to three years while various Halliburton entities are re-named or liquidated. We have also granted back to Halliburton a perpetual, exclusive license to use the name "Dresser Industries" provided the name is not used in connection with raising capital, or the sale, promotion, design or manufacture of goods or services that would create market confusion affecting Dresser. We also granted to Halliburton the use of the name "Dresser Industries, Inc." for use as a holding company name. In addition, we have agreed not to use the Dresser name for seven years in certain businesses where Halliburton operates, or to directly compete with Halliburton for three years.

SPONSOR RIGHTS AGREEMENT

     The Sponsor Rights Agreement, among affiliates of First Reserve and Odyssey who hold all of the equity interests in DEG Acquisitions, LLC, which in turn holds 92.5% of our equity, provides that there will be a board of directors of DEG Acquisitions consisting of nine directors, five of whom will be designated by First Reserve, two of whom will be designated by Odyssey and two of whom will be members of our management. The Sponsor Rights Agreement also provides that unless at least one director nominated by each of First Reserve and Odyssey agrees, the board will be prohibited from allowing us to take certain actions including incurring certain indebtedness, consummating certain acquisitions or asset dispositions, and making certain changes in our management. The Sponsor Rights Agreement also contains other customary provisions, including registration rights.

TAX SHARING AGREEMENT

     Pursuant to a tax sharing agreement between us and DEG Acquisitions, LLC,
(a) DEG Acquisitions will file consolidated, combined or unitary federal, state, local and foreign income tax returns on behalf of itself and its subsidiaries, including us, to the extent it is permitted to do so under the relevant law, and
(ii) we are obligated to pay to DEG Acquisitions a portion of the total income tax liability of DEG Acquisitions and its subsidiaries, in an amount equal to the excess of (a) the relevant income tax liability of DEG Acquisitions and its subsidiaries for a taxable period over (b) the corresponding consolidated, combined or unitary income tax liability of DEG Acquisitions and its subsidiaries that DEG Acquisitions would have incurred if we and our subsidiaries had not been subsidiaries of DEG Acquisitions.

INVESTOR RIGHTS AGREEMENT

     In April 2001, we entered into an Investor Rights Agreement with DEG Acquisitions, LLC, Halliburton and certain members of our management who are also shareholders. Material provisions of that agreement that relate to us are as follows:

          Registration Rights. Under the terms of the Investor Rights Agreement, we have agreed to register the shares of our common stock owned by DEG Acquisitions, LLC, Halliburton and those members of our management who are parties to the agreement under the following circumstances:

        - Demand Rights. Upon written request from DEG Acquisitions, LLC or Halliburton, we will register shares of common stock specified in such request for resale under an appropriate registration statement filed and declared effective by the SEC. No demand may be made until 180 days after our initial public offering. DEG Acquisitions, LLC is entitled to six such requests, and Halliburton is entitled to one such request. We may defer a demand for registration by 90 days if our Board of Directors deems it to be materially detrimental for us to file a registration statement. We may only make such a deferral twice in any 12-month period.

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

        - Piggyback Rights. If at any time we file a registration statement for the purposes of making a public offering of our common stock, or register outstanding shares of common stock for resale on behalf of any holder of our common stock, the other parties to the Investor Rights Agreement may elect to include in such registration any shares of common stock such person holds. If the offering is an underwritten offering, the managing underwriter may exclude all or a part of the shares if market factors dictate.

        - Lockup. In consideration of these registration rights, DEG Acquisitions, LLC, Halliburton and the members of management who are parties to the agreement have agreed not to sell shares of common stock for a period of 90 days following any exercise of the registration rights.

        - Termination. Our obligations to register the shares of common stock of any of these stockholders terminates with respect to such stockholder on the date on which all remaining shares of common stock can be sold in any single transaction in reliance on Rule 144 of the Securities Act.

          Right of First Offer. Until the closing of our initial public offering, if Halliburton desires to sell any of its shares of us to a third party, then it must give us a notice of such intent to sell and an opportunity to buy those shares on the same terms as were offered to the third party. If we do not decide to purchase such shares, Halliburton must give the same notice and opportunity to buy the shares to DEG Acquisitions, LLC and those members of management who are parties to the agreement.

          Repurchase of Employee Shares. If a member of management who is a party to this agreement leaves for good reason, is terminated by us without cause, dies or suffers a permanent disability, then such employee will, pursuant to a right granted in the employee's employment agreement, be permitted to cause us to repurchase their vested shares that they have held for at least six months at fair market value. If an employee retires, is terminated for cause, or resigns (without good reason), or leaves for the reasons enumerated in the prior sentence but fails to "put" their shares to us for repurchase, then we will have the right to repurchase their shares at fair market value (with a discount for minority ownership in the case of a retirement, termination by us for cause, or resignation without good reason).

          Corporate Opportunity. The Investor Rights Agreement includes an acknowledgment by us and our stockholders that our stockholders and their affiliates may engage in other businesses that compete with ours.

THE ENTECH ACQUISITION

     In the second quarter of 2001, we completed the acquisition of Entech Industries, Inc., a valve manufacturer with operations based in four west European countries, for approximately $74.4 million. The acquisition was valued at approximately $70.0 million not including approximately $4.4 million in incremental costs. Entech consists of five business units engaged in the design, manufacture and distribution of valves engineered for the oil & gas production and transmission, petrochemical and power industries. The Entech business lines were merged into our flow control segment. Entech was acquired from an affiliate of First Reserve Corporation.

TRANSITION AGREEMENTS

     On April 10, 2001, Halliburton executed a transition services agreement with us whereby Halliburton provided us with certain transition services at its cost, which we believe did not exceed the fair market value of those services. This transition services agreement has expired. The services covered by this agreement included certain human resources and employee benefit administration services, certain information technology services and certain real estate support services at facilities that we shared with Halliburton.

     Certain of the foreign operations that we acquired pursuant to the recapitalization transaction are located in jurisdictions where governmental consents are required for the transfer of ownership and were not obtained by the time of closing of the recapitalization transaction. Pursuant to a closing agreement and waiver executed on April 10, 2001, Halliburton has agreed to operate these entities for our benefit and to effect the transfer as soon as practicable. In the event that Halliburton cannot effect the transfer of these entities within one year,
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

the purchase price for our foreign subsidiaries will be adjusted accordingly. The operations in these jurisdictions are not material to our financial condition or results of operations taken as a whole. In addition, Halliburton has agreed to operate certain foreign facilities for our benefit until the leases related to these facilities can be assigned to us. These facilities are not, individually or in the aggregate, material to our financial condition or results of operations taken as a whole.

LEASE AGREEMENT

     Pursuant to a lease agreement with Halliburton Energy Services, Inc. that expired on February 28, 2002, we leased approximately 76,000 square feet of office space in Houston, Texas to Halliburton for a period of twelve months.

TRANSACTION FEES

     First Reserve and Odyssey did not engage any investment banking firm in connection with the recapitalization transaction and received a $30.4 million fee for their assistance in evaluating, structuring and facilitating these transactions. Additionally, they were reimbursed for all reasonable out-of-pocket expenses incurred in connection with the transactions and will be reimbursed for reasonable expenses incurred in connection with the ongoing ownership and management of Dresser.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE CREDIT FACILITY

     In connection with the recapitalization transaction, we entered into a credit facility with Morgan Stanley Senior Funding, Inc., as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, and a syndicate of financial institutions and institutional lenders. The credit facility provides for the following:

          (1) a six-year $165.0 million Tranche A U.S. term loan facility, a six-year Tranche A Euro term loan facility in an amount equivalent, as of the closing date, to $100.0 million which was borrowed by a foreign subsidiary of ours, and an eight-year $455.0 million Tranche B term loan facility, each of which was drawn to partially finance the recapitalization transactions and pay certain related costs and expenses; and

          (2) a six-year $100.0 million revolving credit facility to be utilized solely for our and our subsidiaries' working capital requirements and other general corporate purposes. We did not borrow under the revolving credit facility to finance the recapitalization transaction.

     At our request, and so long as (a) no default or event of default has occurred and is continuing under the credit facility and (b) our lenders or other financial institutions are willing to lend such incremental amounts, the Tranche B term loan facility may be increased from time to time in an amount, in the aggregate, not to exceed $195.0 million.

PREPAYMENTS

     The term loans under the credit facility are required to be prepaid (subject to certain exceptions) with, and after the repayment in full of such loans, reductions to the revolving credit facility are required in an amount equal to, (a) 100% of the net cash proceeds of all property and asset sales by us, by our parent and by our subsidiaries, subject to certain exceptions, (b) 100% of the net cash proceeds of all Extraordinary Receipts (as defined), subject to certain exceptions, (c) 100% of the net cash proceeds from the issuance of additional debt or equity by us, by our parent or by any of our subsidiaries, subject to certain exceptions, (d) 75% of our and our subsidiaries' annual Excess Cash Flow (as defined) at any time when our ratio of total debt to EBITDA is greater than 4:1, and, (e) 50% of our and our subsidiaries' annual Excess Cash Flow (as defined) when our ratio of total debt to EBITDA is less than or equal to 4:1 but greater than 2.5:1. Such mandatory prepayments and reductions will be allocated ratably to the principal repayment installments of each of the

Tranche A U.S., Tranche A Euro and Tranche B term loan facilities on a pro rata basis and then to the revolving credit facility, subject to certain exceptions.

     Voluntary prepayments and commitment reductions will be permitted in whole or in part, subject to certain minimum prepayment requirements and certain other exceptions as set forth in the credit agreement.

INTEREST AND FEES

     The interest rates under the credit facility are as follows:

          (a) Tranche A U.S. term loan facility and loans under the revolving credit facility at our option, the base rate or the Eurodollar rate (as defined) plus, in each case, a margin;

          (b) Tranche A Euro term loan facility denominated in euros: the Euribor rate (as defined) plus a margin, plus Associated Costs (as defined) related to the maintenance of Euro rate loans; and

          (c) Tranche B term loan facility: at our option, the base rate or the Eurodollar rate, plus, in each case, a margin.

     We may elect interest periods of 1, 2, 3 or 6 months for the Eurodollar rate and Euribor rate loans.

     The revolving credit facility has an unused line of credit fee of 50 basis points, subject to pricing based on our total debt to EBITDA ratio (as defined).

AMORTIZATION OF PRINCIPAL

     Both the Tranche A and Tranche B term loans are subject to amortization of principal. The Tranche A term loans will amortize with annual reductions of: 5% in year 1, 10% in year 2, 15% in year 3, 20% in year 4 and 25% in each of years 5 and 6. The Tranche B term loans will be repaid in the final year of the loans in equal quarterly amounts, subject to amortization of approximately 1% per year in each prior year. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" in this prospectus.

COLLATERAL AND GUARANTEES

     The loans and other obligations under the credit facilities are guaranteed by our parent and all of our existing and future direct and indirect wholly owned domestic subsidiaries. Our obligations and the guarantees will be secured by (a) all or substantially all of the material property and assets, real or personal, now owned or hereafter acquired by us or the guarantors, and (b) all proceeds and products of the property and assets described in clause (a) above.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

     The credit agreement documentation contains certain customary representations and warranties and contains customary covenants restricting our ability to, among others: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business we conduct. We are required to indemnify the agent and lenders and comply with specified financial and affirmative covenants including a total debt to EBITDA ratio and an Interest Coverage Ratio (as defined).

EVENTS OF DEFAULT

     Events of default under the credit agreement include, but are not limited to: (i) our failure to pay principal or interest when due; (ii) our material breach of any representation or warranty; (iii) covenant defaults; (iv) events of bankruptcy; (v) a change of control; (vi) cross-defaults to other indebtedness in an

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

amount to be agreed in certain loan documents; (vii) monetary judgment defaults;
(viii) impairment of loan documentation or security; and (ix) customary ERISA defaults.

AMENDMENT TO THE CREDIT FACILITY

     In connection with the issuance of the notes, we sought, and obtained, an amendment to the credit facility to revise certain financial covenants to provide us with greater operating flexibility.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     Dresser issued the old notes pursuant to the Indenture, dated as of April 10, 2001, as supplemented on June 4, 2001 and June 12, 2001, among itself, the Guarantors and State Street Bank and Trust Company, as trustee (the "Indenture"). An aggregate of $300.0 million principal amount of 9?% Senior Subordinated Notes due 2011 were previously issued on April 10, 2001 pursuant to the Indenture. The old notes, as an additional issuance of 9 3/8% Senior Subordinated Notes due 2011, are "Additional Notes" as defined in the Indenture. The old notes are identical to, and are pari passu with and treated identically with, the notes issued in April 2001, except that the old notes are subject to transfer restrictions until we consummate this exchange offer and the old notes are exchanged for exchange notes, or the old notes are resold under a shelf registration statement. The terms of the old notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 ("TIA") as in effect on the date of the Indenture.

     You can find definitions of certain capitalized terms used in this description under the subheading "-- Certain Definitions." For purposes of this description:

     - references to "Dresser" mean Dresser, Inc. and not its Subsidiaries; and

     - "notes" means the exchange notes and the old notes, in each case outstanding at any given time and issued under the Indenture.

     The old notes were, and the exchange notes will be, issued under an Indenture. The terms of the exchange notes are identical in all material respects to the old notes except that, upon completion of the exchange offer, the exchange notes will be:

     - registered under the Securities Act, and

     - free of any covenants regarding exchange registration rights.

     The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

     The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of notes. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.

     The registered holder of a note (a "Holder") will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

     Dresser will issue the notes in fully registered form in denominations of $1,000 and integral multiples of $1,000. The trustee will initially act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar. Dresser may change any paying agent and registrar without notice to Holders.

     Dresser will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At Dresser's option, interest also may be paid by mailing a check to the Holders' registered address.

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

     Any notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer and the notes issued in April 2001, will be treated as a single class of securities under the Indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES THE NOTES:

     - are unsecured obligations of Dresser; and

     - are subordinated in right of payment to all Senior Debt of Dresser; and

     - are guaranteed by all of Dresser's wholly owned domestic subsidiaries.

     Each guarantee of the notes:

     - is an unsecured obligation of the guarantor; and

     - is subordinated in right of payment to all Senior Debt of that guarantor.

PRINCIPAL, MATURITY AND INTEREST

     Notes in an aggregate principal amount of $250.0 million were issued in the notes offering. Additional Notes in an unlimited amount may be issued under the Indenture from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." The notes offered in the notes offering, the exchange notes and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture. The notes will mature on April 15, 2011. Interest on the notes will accrue at the rate per annum of 9.375% and will be payable semiannually in cash on each April 15 and October 15, commencing April 15, 2002 and accruing from October 15, 2001. Dresser will make interest payments to the persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date on which interest on the notes was paid.

     The notes do not contain any mandatory sinking fund.

REDEMPTION

  OPTIONAL REDEMPTION

     Except as described below, the notes are not redeemable before April 15, 2006. Thereafter, Dresser may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve month period commencing on April 15 of the year set forth below.

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................   104.688%
2007........................................................   103.125%
2008........................................................   101.563%
2009 and thereafter.........................................   100.000%

     In addition, Dresser must pay all accrued and unpaid interest on the notes redeemed.

OPTIONAL REDEMPTION UPON EQUITY OFFERINGS

     On one or more occasions prior to April 15, 2004, Dresser may use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the notes (including any Additional Notes) issued under the Indenture at a redemption price of 109.375% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

          (1) at least 65% of the aggregate principal amount of notes (including any Additional Notes) issued under the Indenture remains outstanding immediately after any such redemption; and

          (2) Dresser makes such redemption not more than 90 days after the consummation of such Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     In the event that Dresser chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

          (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

          (2) on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. No notes of a principal amount of $1,000 or less shall be redeemed in part.

     If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as Dresser has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

SUBORDINATION

     The payment of all Obligations on the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of Dresser, including its obligations under the New Credit Facility.

     The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes in the event of any distribution to creditors of Dresser:

          (1) in a liquidation or dissolution of Dresser;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Dresser or its property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshalling of Dresser's assets and liabilities.

        Dresser also may not make any payment in respect of the notes if:

          (1) a payment default on Designated Senior Debt occurs and is continuing; or

          (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

        Payments on the notes may and shall be resumed:

          (1) in the case of a payment default, upon the date on which such default is cured or waived; and

          (2) in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived (so long as no other event of default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received, and (z) the date on which the trustee receives notice from the Representative for the applicable Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

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

     No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

     Dresser must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Dresser, Holders of the notes may recover less ratably than creditors of Dresser who are holders of Senior Debt or trade creditors. See "Risk Factors -- Your right to receive payments on the notes will be junior to the credit agreement and possibly all future borrowings."

     After giving effect to the offering of the old notes and the application of the net proceeds from the offering of the old notes, on a pro forma basis, at December 31, 2001, the aggregate principal amount of Senior Debt outstanding of Dresser would have been approximately $476.2 million of long-term indebtedness, $39.3 million of short-term notes and $6.0 million of capital lease obligations and an additional $70.7 million would have been available for borrowing under the revolver facility under the New Credit Facility, all of which would be senior to the notes.

SUBSIDIARY GUARANTEES

     The obligations of Dresser under the notes and the Indenture will be guaranteed (the "Guarantees") on a senior subordinated basis by the Wholly Owned Domestic Restricted Subsidiaries (each, a "Guarantor"). A form of such Guarantee will be attached as an exhibit to the Indenture. The Guarantees will be subordinated in right of payment to all Senior Debt of the Guarantors to the same extent that the notes are subordinated to Senior Debt of Dresser. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

     Each Guarantor may consolidate with or merge into or sell its assets to Dresser or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain
Covenants -- Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by Dresser and the sale complies with the provisions set forth in "Certain Covenants -- Limitation on Asset Sales," the Guarantor's Guarantee will be released.

CHANGE OF CONTROL

     If a Change of Control occurs, each Holder will have the right to require that Dresser purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 90 days following the date upon which the Change of Control occurred (or, at Dresser's option, prior to the occurrence of such Change of Control), Dresser must send, by first-class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"); provided that any Change of Control Offer made prior to any date of such Change of Control shall be made only in the reasonable anticipation of such Change of Control; and provided, further, that Dresser shall not be required to purchase any notes tendered pursuant to such Change of Control Offer if such Change of Control does not occur. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

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

     Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, Dresser covenants to:

          (1) repay in full and terminate all commitments under all Indebtedness under the New Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or

          (2) obtain the requisite consents under the New Credit Facility and all other such Senior Debt to permit the repurchase of the notes as provided below.

     Dresser's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below. Dresser will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner provided for in the Indenture.

     Dresser will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that compliance by Dresser with the provisions of any such securities laws or regulations conflicts with the provisions of the Indenture, such compliance shall be deemed not to be a breach of Dresser's obligations under the "Change of Control" provisions of the Indenture.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

  LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS

     Dresser will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and Dresser will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Dresser or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of Dresser may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of Dresser would have been greater than 2.0 to 1.0.

  LIMITATION ON RESTRICTED PAYMENTS

     Dresser will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Dresser) on or in respect of shares of Dresser's Capital Stock to holders of such Capital Stock;

          (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Dresser or any direct or indirect parent of Dresser or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Dresser that is subordinate or junior in right of payment to the notes; or

          (4) make any Investment (other than Permitted Investments)

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

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

          (i) a Default or an Event of Default shall have occurred and be continuing;

          (ii) Dresser is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2)(i), (3) through (13) of the following paragraph) (the amount expended for such purposes, if other than in cash, being the fair market value of such property) shall exceed the sum, without duplication, of:

             (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Dresser earned subsequent to the beginning of the first fiscal quarter commencing after the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

             (x) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by Dresser from any Person (other than a Subsidiary of Dresser) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Dresser or other securities of Dresser that have been converted into such Qualified Stock; plus

             (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by Dresser from a holder of Dresser's Capital Stock; plus

             (z) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) of any (A) sale or other disposition of any Investment (other than a Permitted Investment) made by Dresser and its Restricted Subsidiaries subsequent to the Issue Date or (B) dividend from, or the sale of the stock of, an Unrestricted Subsidiary of Dresser made subsequent to the Issue Date.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

          (2) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any shares of Capital Stock of Dresser (the "Retired Capital Stock") either (i) solely in exchange for shares of Qualified Capital Stock of Dresser (the "Refunding Capital Stock") or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Dresser) of shares of Qualified Capital Stock of Dresser and, in the case of subclause (i) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (4) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof,

          (3) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any indebtedness of Dresser that is subordinate or junior in right of payment to the notes either (i) solely in exchange for shares of Qualified Capital Stock of Dresser or

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

     (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Dresser) of (A) shares of Qualified Capital Stock of Dresser or (B) Refinancing Indebtedness;

          (4) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the Issue Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause
     (2) of this paragraph); provided that, at the time of such issuance, Dresser, after giving effect to such issuance on a pro forma basis, would have been able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso of the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (5) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the redemption or repurchase of Dresser's common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed $5.0 million (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $10.0 million in any fiscal year) in any fiscal year (which amount shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to members of Dresser's management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph and by the cash proceeds of any "key-man" life insurance policies that are used to make such redemptions or repurchases) since the Issue Date; provided, further that the cancellation of Indebtedness owing to Dresser from members of management of Dresser or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Dresser (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the Indenture;

          (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof,

          (7) all payments and transactions provided for in the Transaction Agreements as the same are in effect on the Issue Date;

          (8) distributions or payments of Receivable Fees;

          (9) any purchase or repayment of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if:

             (a) in the case of a Change of Control, Dresser shall have complied with all of its obligations described under "--Change of Control" and purchased all the notes tendered pursuant to the Offer to Purchase required thereby prior to purchasing or repaying such Subordinated Indebtedness or (b) in the case of an Asset Sale, Dresser shall have applied the Net Cash Proceeds from such Asset Sale in accordance with the covenant described under "--Limitation on Asset Sales;" provided that (i) in either case the purchase price (stated as a percentage of principal amount or issue price plus accrued original discount, if less) of such Subordinated Indebtedness shall not be greater than the price (stated as a percentage of principal amount) of the notes pursuant to any Offer to Purchase, and (ii) in the case of an Asset Sale, the aggregate amount of such Subordinated Indebtedness that Dresser may purchase or repay shall not exceed the amount of unutilized Net Cash Proceeds, if any, remaining after Dresser has purchased all notes tendered pursuant to such Offer to Purchase;

          (10) any other Investment made in a Permitted Business which, together with all other Investments made pursuant to this clause (10) since the date of the Indenture, does not exceed $5.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Investment made pursuant to this clause (10), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Dresser's
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

     equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clauses (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause
     (10)); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Investment;

          (11) distributions to DEG Acquisitions, LLC provided for in the Tax Sharing Agreement;

          (12) distributions to DEG Acquisitions, LLC to pay administrative and other operating expenses in an aggregate amount not to exceed $500,000 per fiscal year; and

          (13) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $25.0 million.

     In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1) and (2)(ii) shall be included in such calculation, and (b) amounts expended pursuant to clauses
(2)(i), (3) through (13) shall be excluded from such calculation.

  LIMITATION ON ASSET SALES

     Dresser will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Dresser or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of,

          (2) at least 75% of the consideration received by Dresser or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of Productive Assets, cash and/or Cash Equivalents and shall be received at the time of such disposition, provided that the amount of:

             (A) liabilities (as shown on Dresser's or such Restricted Subsidiary's most recent balance sheet) of Dresser or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and for which Dresser and its Restricted Subsidiaries receive a written release from all creditors;

             (B) any notes or other obligations received by Dresser or any such Restricted Subsidiary from such transferee that are converted by Dresser or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

             (C) any Designated Noncash Consideration received by Dresser or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (A) with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value and (B) with respect to any Designated Noncash Consideration in excess of $50.0 million, the Board of Directors' determination of the fair market value of such Designated Noncash Consideration must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing shall be deemed to be cash solely for the purposes of this provision or for purposes of the second paragraph of this covenant; and

          (3) upon the consummation of an Asset Sale, Dresser shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

             (A) to prepay any Senior Debt or Indebtedness of a Restricted Subsidiary of Dresser that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do
        so),

             (B) to reinvest in Productive Assets, or

             (C) a combination of prepayment and investment permitted by the foregoing clauses (A) and (B).

     Pending the final application of any such Net Cash Proceeds, Dresser or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of Dresser or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(A), (3)(B) or (3)(C) of the next preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date (each, a "Net Proceeds Offer Amount") shall be applied by Dresser or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, the maximum amount of notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by Dresser or any Restricted Subsidiary of Dresser, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $15.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Dresser and its Restricted Subsidiaries aggregate at least $15.0 million, at which time Dresser or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $15.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Dresser may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     Dresser will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that compliance by Dresser with the provisions of any securities laws or regulations conflicts with the "Asset Sale" provisions of the Indenture, such compliance shall be deemed not to be a breach of Dresser's obligations under the "Asset Sale" provisions of the Indenture.

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  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
SUBSIDIARIES

     Dresser will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of Dresser to:

          (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2) make loans or advances or pay any Indebtedness or other obligation owed to Dresser or any other Restricted Subsidiary of Dresser; or

          (3) transfer any of its property or assets to Dresser or any other Restricted Subsidiary of Dresser, except for such encumbrances or restrictions existing under or by reason of

             (A) applicable law;

             (B) the notes or the Indenture;

             (C) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of Dresser entered into in the ordinary course of business;

             (D) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

             (E) the New Credit Facility;

             (F) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

             (G) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

             (H) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

             (I) any agreement or instrument governing Capital Stock of any Person that is acquired;

             (J) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

             (K) other Indebtedness outstanding on the Issue Date or permitted to be issued or incurred under the Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances) if the Board of Directors of Dresser determines that any such encumbrance or restriction will not materially adversely affect Dresser's ability to make principal or interest payments on the notes;

             (L) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

             (M) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Dresser's Board of Directors (evidenced by a Board Resolution), whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

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  LIMITATION ON LIENS

     Dresser will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets or any proceeds therefrom of Dresser or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, in each case to secure Indebtedness, unless:

          (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2) in all other cases, the notes are equally and ratably secured, except for:

             (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

             (b) Liens securing Senior Debt;

             (c) Liens securing the notes and the Guarantees;

             (d) Liens of Dresser or a Restricted Subsidiary of Dresser on assets of any Restricted Subsidiary of Dresser;

             (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness that was secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of Dresser or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

             (f) Permitted Liens.

  PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT

     Dresser will not, and will not permit any Guarantor to, incur or suffer to exist any Indebtedness that is senior in right of payment to the notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of Dresser or such Guarantor, as the case may be.

  MERGER, CONSOLIDATION AND SALE OF ASSETS

     Dresser will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Dresser to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Dresser's assets (determined on a consolidated basis for Dresser and Dresser's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1) either:

             (a) Dresser shall be the surviving or continuing corporation; or

             (b) the Person (if other than Dresser) formed by such consolidation or into which Dresser is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Dresser and of Dresser's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

                (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

                (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee) executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every

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           covenant of the notes, the Indenture and the Registration Rights
           Agreement on the part of Dresser to be performed or observed;

          (2) except in the case of a merger of Dresser with or into a Wholly Owned Restricted Subsidiary of Dresser and except in the case of a merger entered into solely for the purpose of reincorporating Dresser in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Dresser or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso of the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (3) except in the case of a merger of Dresser with or into a Wholly Owned Restricted Subsidiary of Dresser and except in the case of a merger entered into solely for the purpose of reincorporating Dresser in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4) Dresser or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Dresser the Capital Stock of which constitutes all or substantially all of the properties and assets of Dresser shall be deemed to be the transfer of all or substantially all of the properties and assets of Dresser. However, transfers of assets between or among Dresser and its Restricted Subsidiaries will not be subject to the foregoing covenant.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Dresser in accordance with the foregoing in which Dresser is not the continuing corporation, the successor Person formed by such consolidation or into which Dresser is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Dresser under the Indenture and the notes with the same effect as if such Surviving Entity had been named as such and that, in the event of a conveyance, lease or transfer, the conveyor, lessor or transferor will be released from the provisions of the Indenture.

     Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales") will not, and Dresser will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than Dresser or any other Guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

          (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

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          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Dresser could satisfy the provisions of clause (2) of the first paragraph of this covenant.

     Any merger or consolidation of a Guarantor with and into Dresser (with Dresser being the surviving entity) or another Guarantor need only comply with clause (4) of the first paragraph of this covenant.

  LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

     Dresser will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dresser or such Restricted Subsidiary; provided, however, that for an Affiliate Transaction with an aggregate value of $7.5 million or more, at Dresser's option, either:

          (1) a majority of the disinterested members of the Board of Directors of Dresser shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dresser; or

          (2) the Board of Directors of Dresser or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dresser.

     The restrictions set forth in the first paragraph of this covenant shall not apply to:

          (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Dresser or any Restricted Subsidiary of Dresser as determined in good faith by Dresser's Board of Directors or senior management;

          (2) transactions exclusively between or among Dresser and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

          (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

          (4) Restricted Payments or Permitted Investments permitted by the Indenture;

          (5) transactions effected as part of a Qualified Securitization Transaction;

          (6) the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of Dresser or such Restricted Subsidiary in good faith;

          (7) payments or loans to employees or consultants that are approved by the Board of Directors of Dresser in good faith;

          (8) sales of Qualified Capital Stock;

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          (9) the existence of, or the performance by Dresser or any of its
     Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Dresser or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause
     (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the notes in any material respect;

          (10) any payments or transactions provided for in any of the Transaction Agreements;

          (11) distributions to DEG Acquisitions, LLC provided for in the Tax Sharing Agreement; and

          (12) distributions to DEG Acquisitions, LLC to pay administrative and other operating expenses in an aggregate amount not to exceed $500,000 per fiscal year.

  FUTURE GUARANTEES BY WHOLLY OWNED DOMESTIC RESTRICTED SUBSIDIARIES

     Dresser will not create or acquire another Wholly Owned Domestic Restricted Subsidiary unless such Wholly Owned Domestic Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing for a Guarantee of payment of the notes by such Wholly Owned Domestic Restricted Subsidiary on the same terms as set forth in the Indenture.

     Notwithstanding the foregoing, any such Guarantee by a Wholly Owned Domestic Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any Holder, upon any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of Dresser of all of Dresser's Capital Stock in, or all or substantially all of the assets of, such Wholly Owned Domestic Restricted Subsidiary; provided that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture.

  LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     Dresser will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of Dresser that is pari passu with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee on the same terms as set forth in the Indenture of payment of the notes by such Restricted Subsidiary and
(ii) to the extent permitted by law, such Restricted Subsidiary waives and agrees that it will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against Dresser or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Guarantee or (B) subordinated to the notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any Holder, upon any sale or other disposition (by merger or otherwise), to any Person which is not a Restricted Subsidiary of Dresser, of all of Dresser's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary; provided that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture.

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  CONDUCT OF BUSINESS

     Dresser will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same as, or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Dresser and its Restricted Subsidiaries are engaged on the Issue Date.

  REPORTS TO HOLDERS

     Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Dresser will furnish to the Holders of notes:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Dresser were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Dresser and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of Dresser and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Dresser) and, with respect to the annual information only, a report thereon by Dresser's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if Dresser were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations.

     In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, Dresser will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Dresser has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default:"

          (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (2) the failure to pay the principal of any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after Dresser receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Dresser or any Restricted Subsidiary of
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     Dresser (other than a Securitization Entity) which failure continues for at least 20 days, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration remains uncured or unrescinded for at least 20 days, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $25.0 million or more at any time;

          (5) one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against Dresser or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

          (6) certain events of bankruptcy affecting Dresser or any of its Significant Subsidiaries; or

          (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(6) above with respect to Dresser) shall occur and be continuing, the trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Dresser and the trustee specifying the applicable Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

          (1) shall become immediately due and payable; or

          (2) if there are any amounts outstanding under the New Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the New Credit Facility or five business days after receipt by Dresser and the Representative under the New Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

     If an Event of Default specified in clause (6) above with respect to Dresser occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the next preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4) if Dresser has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

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     The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     Under the Indenture, Dresser is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Dresser may, at its option and at any time, elect to have its Obligations and the Obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that Dresser shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

          (2) Dresser's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3) the rights, powers, trust, duties and immunities of the trustee and Dresser's obligations in connection therewith, and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, Dresser may, at its option and at any time, elect to have the Obligations of Dresser released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such Obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Dresser must irrevocably deposit with the trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, Dresser shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

             (a) Dresser has received from, or there has been published by, the Internal Revenue Service a ruling; or

             (b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

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in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Dresser shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which Dresser or any of its Subsidiaries is a party or by which Dresser or any of its Subsidiaries is bound;

          (6) Dresser shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Dresser with the intent of preferring the Holders over any other creditors of Dresser or with the intent of defeating, hindering, delaying or defrauding any other creditors of Dresser or others;

          (7) Dresser shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8) certain other customary conditions precedent are satisfied.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Dresser.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when

          (1) either:

             (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Dresser and thereafter repaid to Dresser or discharged from such trust) have been delivered to the trustee for cancellation; or

             (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and Dresser has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit

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        together with irrevocable instructions from Dresser directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

          (2) Dresser has paid all other sums payable under the Indenture by Dresser.

     The trustee will acknowledge the satisfaction and discharge of the Indenture if Dresser has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, Dresser, the Guarantors and the trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1) reduce the amount of notes whose Holders must consent to an amendment;

          (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefore;

          (4) make any notes payable in money other than that stated in the notes;

          (5) make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

          (6) after Dresser's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of Dresser to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

          (7) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee in a manner which adversely affects the Holders; or

          (8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree

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of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Dresser, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee is permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Dresser or at the time it merges or consolidates with or into Dresser or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Dresser or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than Dresser or any Subsidiary of Dresser) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Dresser or any of its Subsidiaries solely by reason of such Investment.

     "Asset Acquisition" means (a) an Investment by Dresser or any Restricted Subsidiary of Dresser in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Dresser, or shall be merged with or into or consolidated with Dresser or any Restricted Subsidiary of Dresser, or (b) the acquisition by Dresser or any Restricted Subsidiary of Dresser of the assets of any Person (other than a Restricted Subsidiary of Dresser) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person, other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than leases entered into in the ordinary course of business), assignment or other transfer for value by Dresser or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Dresser or a Restricted Subsidiary of Dresser of:

          (1) any Capital Stock of any Restricted Subsidiary of Dresser, or

          (2) any other property or assets of Dresser or any Restricted Subsidiary of Dresser other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

          (a) a transaction or series of related transactions for which Dresser or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

          (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Dresser as permitted under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control;

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          (c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (d) disposals or replacements of obsolete equipment in the ordinary course of business;

          (e) the sale, lease, conveyance, disposition or other transfer by Dresser or any Restricted Subsidiary of Dresser of assets or property to one or more Restricted Subsidiaries of Dresser in connection with Investments permitted under the "Limitation on Restricted Payments" covenant or pursuant to any Permitted Investment;

          (f) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP. For the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash;

          (g) dispositions in the ordinary course of business;

          (h) foreclosures on assets;

          (i) any exchange of like property pursuant to Section 1031 of the Internal Revenue code of 1986, as amended, for use in a Permitted Business;

          (j) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "-- Limitation on Restricted Payments";

          (k) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment; and

          (1) in the ordinary course of business, the license of patents, trademarks, copyrights and know-how to third Persons.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

     "Capital Stock" means:

          (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person or options to purchase the same; and

          (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

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          (2) marketable direct obligations issued by any state of the United
     States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above; and

          (7) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1), (2), (4), (5) and (6) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Dresser to any Person or group of related Persons for purposes of
     Section 13(d) of the Exchange Act (a "Group"), other than to the Permitted Holders or their Related Parties or any Permitted Group;

          (2) the approval by the holders of Capital Stock of Dresser of any plan or proposal for the liquidation or dissolution of Dresser (whether or not otherwise in compliance with the provisions of the Indenture);

          (3) any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Dresser; or

          (4) the first day on which a majority of the members of the Board of Directors of Dresser are not Continuing Directors.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of such Person's:

          (1) Consolidated Net Income, and

          (2) to the extent Consolidated Net Income has been reduced thereby:

             (a) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

             (b) Consolidated Interest Expense;

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             (c) Consolidated Non-cash Charges less any non-cash items
        increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business);

             (d) any cash charges resulting from the Transactions and the related financings that, in each case, are incurred prior to the six month anniversary of the Issue Date; and

             (e) any non-capitalized transactions costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to (y) Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

          (2) Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, (A) any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and (B) any Consolidated EBITDA including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur in the reasonable judgment of the chief financial officer of Dresser (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (4) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

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          (2) notwithstanding clause (1) of this paragraph, interest on
     Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense; plus

          (2) the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal; provided that with respect to any series of Preferred Stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (2).

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

          (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom:

          (1) gains and losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

          (2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

          (3) all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation, all restructuring costs and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock) and the related tax effects according to GAAP;

          (4) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into such Person or any Restricted Subsidiary of such Person;

          (5) the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

          (6) the net loss of any Person, other than a Restricted Subsidiary of the referent Person;

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          (7) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or a Restricted Subsidiary of the referent Person by such Person;

          (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

          (9) any non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction.

     "Consolidated Net Tangible Assets" means, with respect to any Person, the total assets minus unamortized deferred tax assets, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles, in each case on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves in the ordinary course of business or associated with mandatory repurchases of equity securities). Notwithstanding the foregoing, accruals in respect of payables in the ordinary course of business shall be deemed not to constitute a "Consolidated Non-cash Charge."

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of Dresser who:

          (1) was a member of such Board of Directors on the Issue Date; or

          (2) was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or the applicable Guarantor, as the case may be.

     "Credit Facilities" means one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit, bank guarantees or banker's acceptances.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Dresser or any Restricted Subsidiary of Dresser against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Noncash Consideration" means any noncash consideration received by Dresser or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Dresser or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, Dresser shall deliver an officers' certificate to the trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking, appraisal or accounting firm with respect to the receipt in one transaction or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

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     "Designated Preferred Stock" means Preferred Stock that is so designated as
Designated Preferred Stock, pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Dresser, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(x) of the first paragraph of the "Limitation on Restricted Payments" covenant.

     "Designated Senior Debt" means:

          (1) Indebtedness under or in respect of the New Credit Facility, and

          (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Dresser or the applicable Guarantor, as the case may be.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of Dresser that is incorporated under the laws of the United States or any state thereof or the District of Columbia.

     "Equity Offering" means in connection with any optional redemption pursuant to "-- Optional Redemption Upon Equity Offerings," any offering of Qualified Capital Stock of Dresser or any direct or indirect parent of Dresser generating gross proceeds to Dresser of at least $25.0 million; provided that in the case of a Qualified Capital Stock Offering by any direct or indirect parent of Dresser, such parent makes a contribution to Dresser, or is issued Qualified Capital Stock of Dresser by Dresser in an amount equal to the redemption price of the notes to be redeemed in such redemption plus accrued and unpaid interest thereon.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of Dresser acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Dresser delivered to the trustee.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary of Dresser incorporated in any jurisdiction outside of the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

     "Guarantee" means:

          (1) the senior subordinated guarantee of the notes by the Domestic Restricted Subsidiaries of Dresser; and

          (2) the senior subordinated guarantee of the notes by any Wholly Owned Domestic Restricted Subsidiary required under the terms of the "Future Guarantees by Restricted Subsidiaries" covenant and the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant.

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     "Guarantor" means any Restricted Subsidiary of Dresser that incurs a
Guarantee; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

     "Hedging Agreement" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of Dresser and its Restricted Subsidiaries.

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) all Obligations of such Person for borrowed money;

          (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person;

          (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

          (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

          (2) the principal amount thereof (together with any interest thereon that is more than 30 days past due), in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the Indenture, the Spot Rate in effect on the date of the Indenture. If such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the

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     applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant Spot Rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Spot Rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

     Indebtedness shall not include obligations of any Person (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence, (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (C) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by Dresser and its Restricted Subsidiaries in accordance with normal trade practices of Dresser or such Restricted Subsidiary, as the case may be. If Dresser or any Restricted Subsidiary of Dresser sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Dresser such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of Dresser, Dresser shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the notes on April 10, 2001.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Dresser or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; and

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          (3) appropriate amounts to be provided by Dresser or any Restricted
     Subsidiary of Dresser, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Dresser or any Restricted Subsidiary of Dresser, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "New Credit Facility" means the Credit Agreement dated as of the Issue Date among Dresser, the lenders party thereto in their capacities as lenders thereunder, Morgan Stanley Senior Funding, Inc., as administrative agent and Credit Suisse First Boston, as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Dresser as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by Dresser and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Dresser and its Restricted Subsidiaries are engaged on the Issue Date.

     "Permitted Group" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreements, as the same may be amended, modified or supplemented from time to time, provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the "beneficial owner" (as such term is used in Section 13(d) of the Exchange
Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of Dresser that is "beneficially owned" (as defined above) by such group of investors.

     "Permitted Holders" means First Reserve Corporation, its Affiliates and any general or limited partners on the date of the Indenture of First Reserve Corporation, Odyssey Investment Partners Fund, LP, its Affiliates and any general or limited partners on the date of the Indenture of Odyssey Investment Partners Fund, LP.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the notes and the Indenture issued on the Issue Date and any notes issued in exchange therefor pursuant to the Indenture and any Guarantees thereof in an aggregate principal amount not to exceed the amount issued on the Issue Date;

          (2) Indebtedness of Dresser or any of its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $820 million, less the aggregate amount of Indebtedness of Securitization Entities at the time outstanding; provided that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities in reliance on, and in accordance with, clauses (7),
     (13) and (15) below; and provided further that any Indebtedness incurred pursuant to the New Credit Facility on the Issue Date shall initially be deemed to be incurred under this clause (2);

          (3) other Indebtedness of Dresser and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

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          (4) Interest Swap Obligations of Dresser or any of its Restricted
     Subsidiaries covering Indebtedness of Dresser or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; and provided further that such Interest Swap Obligations are entered into, in the judgment of Dresser, to protect Dresser or any of its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness and not for purposes of speculation;

          (5) Indebtedness of Dresser or any Restricted Subsidiary of Dresser under Hedging Agreements and Currency Agreements so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation;

          (6) the incurrence by Dresser or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Dresser and any such Restricted Subsidiaries; provided, however, that:

             (a) if Dresser is the obligor on such Indebtedness and the aggregate principal amount thereof exceeds of $1.0 million, and the payee is a Restricted Subsidiary of Dresser that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and

             (b) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Dresser or a Restricted Subsidiary thereof, and

             (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Dresser or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under the Indenture or in connection with the exercise of remedies by a secured creditor)

     shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Dresser or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) Indebtedness (including Capitalized Lease Obligations) incurred by Dresser or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding after giving effect to that incurrence not to exceed the greater of $40.0 million or (b) 10% of Consolidated Net Tangible Assets at the time of incurrence;

          (8) Refinancing Indebtedness;

          (9) guarantees by Dresser and its Restricted Subsidiaries of one another's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture;

          (10) Indebtedness arising from agreements of Dresser or a Restricted Subsidiary of Dresser providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Dresser, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Dresser and its Restricted Subsidiaries in connection with such disposition;

          (11) obligations in respect of performance and surety bonds and completion guarantees provided by Dresser or any Restricted Subsidiary of Dresser in the ordinary course of business;

          (12) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to Dresser or any Restricted Subsidiary of Dresser (except for Standard Securitization Undertakings);

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          (13) additional Indebtedness of Dresser and its Restricted
     Subsidiaries in an aggregate principal amount that does not exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

          (14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

          (15) Indebtedness of Dresser or any of its Restricted Subsidiaries represented by letters of credit for the account of Dresser or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of Dresser or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Dresser or any Restricted Subsidiary of Dresser in the ordinary course of business;

          (16) unsecured Indebtedness incurred by Dresser to current or former employees in connection with the purchase or redemption of Equity Interests of Dresser not to exceed in the aggregate $10.0 million; and

          (17) Indebtedness of a Restricted Subsidiary of Dresser incurred and outstanding on the date such Restricted Subsidiary was acquired by Dresser in a principal amount that, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (17) that is at the time outstanding, does not exceed $40.0 million; provided that such Indebtedness was incurred by such Restricted Subsidiary prior to such acquisition by Dresser or one of its Restricted Subsidiaries and was not incurred in connection with, or contemplation of, such acquisition by Dresser or one of its Restricted Subsidiaries.

     For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Dresser shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

     "Permitted Investments" means:

          (1) Investments by Dresser or any Restricted Subsidiary of Dresser in any Restricted Subsidiary of Dresser (whether existing on the Issue Date or created thereafter) or any Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary of Dresser or that will merge with or consolidate into Dresser or a Restricted Subsidiary of Dresser and Investments in Dresser by any Restricted Subsidiary of Dresser;

          (2) Investments in cash and Cash Equivalents;

          (3) loans and advances to employees and officers of Dresser and its Restricted Subsidiaries for bona fide business purposes in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

          (4) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the Indenture and not for purposes of speculation;

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          (5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (6) Investments made by Dresser or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (7) Investments existing on the Issue Date or made pursuant to commitments existing on the Issue Date;

          (8) accounts receivable created or acquired in the ordinary course of business;

          (9) guarantees by Dresser or a Restricted Subsidiary of Dresser permitted to be incurred under the Indenture;

          (10) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed 5% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (11) any Investment by Dresser or a Restricted Subsidiary of Dresser in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; and

          (12) other Investments to the extent paid for with Qualified Capital Stock of Dresser.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either:

             (a) not delinquent; or

             (b) contested in good faith by appropriate proceedings and as to which Dresser or the applicable Restricted Subsidiary has set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof,

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) judgment Liens not giving rise to an Event of Default;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Dresser or any of its Restricted Subsidiaries;

          (6) any interest or title of a lessor under any Capitalized Lease Obligation;

          (7) purchase money Liens to finance property or assets of Dresser or any Restricted Subsidiary of Dresser acquired, constructed or improved in the ordinary course of business; provided, however, that

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             (a) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Dresser or any Restricted Subsidiary of Dresser other than the property and assets so acquired, and

             (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Dresser or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations entered into in the ordinary course of business and not for the purposes of speculation which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements and Hedging Agreements entered into in the ordinary course of business and not for purposes of speculation;

          (13) Liens incurred in the ordinary course of business of Dresser or any Restricted Subsidiary of Dresser with respect to obligations that do not in the aggregate exceed $50.0 million at any one time outstanding;

          (14) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

          (15) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Dresser and its Restricted Subsidiaries;

          (16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

          (18) Liens securing Acquired Indebtedness incurred in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that;

             (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Dresser or a Restricted Subsidiary of Dresser and were not granted in connection with, or in anticipation, of the incurrence of such Acquired Indebtedness by Dresser or a Restricted Subsidiary of Dresser; and

             (b) such Liens do not extend to or cover any property or assets of Dresser or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Dresser or a Restricted Subsidiary of Dresser and are no more favorable to the lienholders than those securing the Acquired indebtedness prior to the incurrence of such Acquired Indebtedness by Dresser or a Restricted Subsidiary of Dresser;

          (19) Liens placed upon assets of a Restricted Subsidiary of Dresser that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture; and

          (20) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (8) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing
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     Indebtedness shall not extend to property other than that pledged under the
     Liens securing the Indebtedness being refinanced.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Productive Assets" means assets (including Capital Stock) that are used or usable by Dresser and its Restricted Subsidiaries in Permitted Businesses.

     "Purchase Money Note" means a promissory note of a Securitization Entity evidencing amounts owed to Dresser or any Restricted Subsidiary of Dresser in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Dresser or any of its Restricted Subsidiaries pursuant to which Dresser or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (1) a Securitization Entity (in the case of a transfer by Dresser or any of its Restricted Subsidiaries); and

          (2) any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Dresser or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

     "Recapitalization" means the recapitalization of Dresser consummated on the Issue Date.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not:

          (1) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional
     Indebtedness:

             (a) to pay Required Premiums and related fees; or

             (b) otherwise permitted to be incurred under the Indenture; and

          (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being

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     refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold.

     "Related Party" with respect to any Permitted Holder means:

          (a) (1) any spouse, sibling, parent or child of such Permitted Holder; or

          (2) the estate of any Permitted Holder during any period in which such estate holds Capital Stock of Dresser for the benefit of any Person referred to in clause (a) (1); or

          (b) any trust, corporation, partnership, limited liability company or other entity the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Dresser or a Restricted Subsidiary of Dresser of any property, whether owned by Dresser or any Restricted Subsidiary of Dresser at the Issue Date or later acquired, which has been or is to be sold or transferred by Dresser or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Securitization Entity" means any Person in which Dresser or any Restricted Subsidiary of Dresser makes an Investment and to which Dresser or any Restricted Subsidiary of Dresser transfers accounts receivable or equipment (and related assets, including contract rights) which engages in no activities other than in connection with the financing of accounts receivable or equipment or related assets (including contract rights) and which is designated by the Board of Directors of Dresser (as provided below) as a Securitization Entity:

          (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

             (a) is guaranteed by Dresser or any Restricted Subsidiary of Dresser (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

             (b) is recourse to or obligates Dresser or any Restricted Subsidiary of Dresser in any way other than pursuant to Standard Securitization Undertakings; or

             (c) subjects any property or asset of Dresser or any Restricted Subsidiary of Dresser, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2) with which neither Dresser nor any Restricted Subsidiary of Dresser has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Dresser or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Dresser, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

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          (3) to which neither Dresser nor any Restricted Subsidiary of Dresser has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

     Any such designation by the Board of Directors of Dresser shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution of Dresser giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Dresser or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (x) all monetary obligations of every nature of Dresser or any Guarantor under the New Credit Facility, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (y) all Interest Swap Obligations (and guarantees thereof); and

          (z) all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements,

in each case whether outstanding on the Issue Date or thereafter incurred.

          Notwithstanding the foregoing, "Senior Debt" shall not include:

          (i) any Indebtedness of Dresser or a Guarantor to Dresser or to a Subsidiary of Dresser;

          (ii) any Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Dresser or any Subsidiary of Dresser (including, without limitation, amounts owed for compensation);

          (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (iv) Indebtedness represented by Disqualified Capital Stock;

          (v) any liability for federal, state, local or other taxes owed or owing by Dresser or any Guarantor;

          (vi) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the trustee shall have received an officers' certificate of Dresser to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made) would not violate such provisions of the Indenture);

          (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Dresser; and

          (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Dresser, including, without limitation, the Convertible Subordinated Debentures.

     "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.
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     "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars, as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Dresser or any Subsidiary of Dresser which are reasonably customary in an accounts receivable or equipment transaction.

     "Stockholders Agreements" means those certain stockholders agreements entered into in connection with the Recapitalization.

     "Subsidiary" with respect to any Person, means:

          (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Tax Sharing Agreement" means that certain tax sharing agreement to be entered into between Dresser and DEG Acquisitions, LLC, pursuant to which (a) DEG Acquisitions will agree to file consolidated, combined or unitary federal, state, local and foreign income tax returns on behalf of itself and its Subsidiaries, including Dresser, to the extent it is permitted to do so under the relevant law, and (ii) Dresser will be obligated to pay to DEG Acquisitions a portion of the total income tax liability of DEG Acquisitions and its Subsidiaries, in an amount equal to the excess of (a) the relevant income tax liability of DEG Acquisitions and its subsidiaries for a taxable period over (b) the corresponding consolidated, combined or unitary income tax liability of DEG Acquisitions and its Subsidiaries that DEG Acquisitions would have incurred if Dresser and its Subsidiaries had not been Subsidiaries of DEG Acquisitions.

     "Total Assets" means the total consolidated assets of Dresser and its Restricted Subsidiaries, as set forth on Dresser's most recent consolidated balance sheet.

     "Transaction Agreements" means (i) that certain Agreement and Plan of Recapitalization dated as of January 30, 2001; (ii) the agreements and understandings described in this prospectus under the caption "Certain Related Party Transactions;" (iii) the Sponsor Rights Agreement among us and certain Permitted Holders dated the Issue Date; (iv) the Investor Rights Agreement among certain of our stockholders and us dated the Issue Date; (v) the Transition Services Agreement between us and Halliburton Company dated the Issue Date; and
(vi) the Employee Benefits Agreement between us and Halliburton Company dated the Issue Date.

     "Transactions" means the transactions contemplated by the Transaction Agreements.

     "Unrestricted Subsidiary" of any Person means:

          (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Dresser or any other Subsidiary of Dresser that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1) Dresser certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

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

          (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Dresser or any of its Restricted Subsidiaries.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Dresser is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the then outstanding aggregate principal amount of such Indebtedness into

          (2) the sum of the total of the products obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by

             (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Domestic Restricted Subsidiary" of any Person means any Domestic Restricted Subsidiary of such Person of which 95% or more of the outstanding voting securities are owned by such Person or any Wholly Owned Domestic Restricted Subsidiary of such Person.

     "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

     "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

     The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, the Depository Trust Company.

     Ownership of beneficial interests in a global note will be limited to persons who have accounts with the Depository Trust Company ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as the Depository Trust Company, or its nominee, is the registered owner or holder of a the exchange notes, the Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the Indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with the Depository Trust Company's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

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

     Payments of the principal of, and interest on, a global note will be made to the Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. Neither Dresser, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in the Depository Trust Company will be effected in the ordinary way in accordance with the Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     We expect that the Depository Trust Company will take any action permitted be taken by a holder of notes (including the presentation of notes for as described below) only at the direction of one or more participants account the Depository Trust Company interests in a global note is and only in respect of such portion of the aggregate principal amount as to which such participant or participants has or have given such to exchange to whose credited of notes direction. However, if there is an Event of Default under the notes, the Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

     We understand that: the Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. the Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although the Depository Trust Company, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of the Depository Trust Company, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Dresser nor the Trustee will have any responsibility for the performance by the Depository Trust Company, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Dresser within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with the Depository Trust Company's rules and procedures in addition to those provided for under the Indenture.

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                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

     The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the old notes pursuant to this exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code.

     We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

     HOLDERS OF THE EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF THE EXCHANGE OF THE OLD NOTES FOR THE EXCHANGE NOTES AND OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN THE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of the old notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the old notes and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the old notes.

UNITED STATES HOLDERS

     For purposes of the following discussion, "United States Holder" means a beneficial owner of the notes who or that is:

     - an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

     - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision thereof;

     - an estate, the income of which is subject to United States federal income tax regardless of its source; or

     - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person.

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  Interest

     Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

  Market Discount

     If a United States Holder acquires a note at a cost that is less than the stated redemption price at maturity, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years until maturity (from the date of acquisition).

     Under the market discount rules of the Code, a United States Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Thus, principal payments and payments received upon the sale or exchange of a note are treated as ordinary income to the extent of accrued market discount that has not been previously included in income. If a United States Holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.

     In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

     With respect to notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a U.S. holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

  Amortizable Bond Premium

     In general, if a United States Holder purchases a note for an amount in excess of the stated principal amount of the note, such excess will constitute bond premium. A United States Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under such holder's regular accounting method. The notes are subject to call provisions at our option at various times, as described in this prospectus under "Description of the Notes -- Redemption". A United States Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a United States Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked the without the consent of the IRS. United States Holders should consult their own tax adviser before making this election.

  Sale or Other Taxable Disposition of the Notes

     A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, reduced by any principal payments received by such holder and by the amount of amortized bond premium, if any, taken into account in respect of the note, and increased by the amount of market discount, if any, previously included in income in respect of the note. This gain or loss generally will be a capital gain or loss, except as described under "Market Discount" above, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deduction of capital losses is subject to limitations under the Code.

  Backup Withholding

     A United States Holder may be subject to a backup withholding tax of up to 31% when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

     - fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

     - furnishes an incorrect TIN;

     - is notified by the IRS that it has failed to properly report payments of interest or dividends;

     - fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding; or

     - a United States branch of a foreign bank or foreign insurance company.

     United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

  Definition of Non-United States Holders; Interest Payments and Gains from Dispositions

     A non-United States Holder is a beneficial owner of the notes who is not a United States person within the meaning of the Code and Treasury regulations.

     Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

     - such holder does not directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all of our classes of stock;

     - such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

     - either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement.

     The certification requirement described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number. The applicable regulations generally also require, in the case of a note held by a foreign partnership, that

     - the certification described above be provided by the partners and

     - the partnership provide certain information.

     Further, a look-through rule will apply in the case of tiered partnerships. Special rules are applicable to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

     A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

     If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business, or if an income tax treaty applies and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

  Backup Withholding and Information Reporting

     Backup withholding will not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder has provided the required certification that it is not a United States person as described above, provided that neither we nor our paying agent has actual knowledge, or reason to know, that the holder is a United States person. However, information reporting may still apply with respect to interest payments even if certification is provided. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

     - a United States person;

     - a controlled foreign corporation for United States federal income tax purposes;

     - a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

     - a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

     Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     Non-United States Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or may be refunded, provided the required information is furnished timely to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities offered hereby is being passed upon for us by Latham & Watkins, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Dresser, Inc. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said form as experts in accounting and auditing.

                                 DRESSER, INC.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                                              PAGE
                                                              ----
DRESSER, INC.:
  Report of Independent Public Accountants -- Arthur
     Andersen LLP...........................................  F-2
  Consolidated Balance Sheets as of December 31, 2001 and
     2000...................................................  F-3
  Consolidated Statements of Operations for the years ended
     December 31, 2001, 2000 and 1999.......................  F-4
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the years ended December 31, 2001, 2000 and 1999...  F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2001, 2000 and 1999.......................  F-6
  Notes to the Consolidated Financial Statements............  F-7
  Report of Independent Public Accountants on Financial
     Statement Schedule.....................................  F-37
  Financial Statement Schedules:
     Schedule II -- Valuation and Qualifying Accounts.......  II-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Shareholders and Board of Directors of Dresser, Inc.:

     We have audited the accompanying consolidated balance sheets of Dresser, Inc. (the "Company" or "Dresser") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' (deficit) equity and cash flows for the three years ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dresser as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas,
  February 28, 2002

                                 DRESSER, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN MILLIONS, EXCEPT SHARE INFORMATION)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
ASSETS
Current assets:
Cash and cash equivalents...................................    $   97.2       $   19.7
Receivables, less allowance for doubtful accounts of $5.4
  for 2001 and 2000.........................................       316.2          286.1
Inventories, net............................................       328.3          254.6
Other current assets........................................        10.4           11.5
                                                                --------       --------
     TOTAL CURRENT ASSETS...................................       752.1          571.9
Property, plant and equipment, net..........................       235.9          231.1
Investments in unconsolidated subsidiaries..................         4.8            2.7
Long-term receivables and other assets......................        86.8           13.3
Deferred tax assets.........................................        95.6             --
Intangibles, net............................................       414.5          258.1
                                                                --------       --------
     TOTAL ASSETS...........................................    $1,589.7       $1,077.1
                                                                ========       ========

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts and notes payable................................    $  245.3       $  143.6
  Contract advances.........................................        10.5           15.1
  Accrued expenses..........................................       137.2          127.1
                                                                --------       --------
     TOTAL CURRENT LIABILITIES..............................       393.0          285.8
Pension and other retiree benefits..........................       214.3          197.8
Long-term debt..............................................     1,000.0            0.2
Other liabilities...........................................        26.0           30.7
                                                                --------       --------
Commitments and contingencies
     TOTAL LIABILITIES......................................     1,633.3          514.5
SHAREHOLDERS' (DEFICIT) EQUITY:
  Common stock, $0.001 par value; issued and outstanding at
     December 31, 2001: class A -- 10,488,222, class
     B -- 909,486
  Divisional Equity.........................................          --          581.8
  Shareholders' (deficit) equity, net.......................       (11.0)            --
  Accumulated other comprehensive loss......................       (32.6)         (19.2)
                                                                --------       --------
     TOTAL SHAREHOLDERS' (DEFICIT) EQUITY...................       (43.6)         562.6
                                                                --------       --------
     TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY...    $1,589.7       $1,077.1
                                                                ========       ========

   The accompanying notes are an integral part of these financial statements.

                                 DRESSER, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues....................................................  $1,545.8   $1,408.5   $1,432.6
Cost of revenues............................................   1,075.2      963.3      993.7
                                                              --------   --------   --------
  Gross profit..............................................     470.6      445.2      438.9
Selling, engineering, administrative and general expenses...     303.9      274.7      293.9
                                                              --------   --------   --------
Operating income............................................     166.7      170.5      145.0
Interest expense............................................     (68.7)      (2.7)      (1.8)
Other income................................................       1.5        9.1        2.9
                                                              --------   --------   --------
Income before taxes.........................................      99.5      176.9      146.1
Income taxes................................................     (42.7)     (68.1)     (56.2)
                                                              --------   --------   --------
Net income..................................................  $   56.8   $  108.8   $   89.9
                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                                 DRESSER, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                               COMMON STOCK
                                  --------------------------------------                                            ACCUMULATED
                                   CLASS A              CLASS B            ADDITIONAL                                  OTHER
                                    NUMBER      PAR     NUMBER      PAR     PAID IN     DIVISIONAL   ACCUMULATED   COMPREHENSIVE
                                  OF SHARES    VALUE   OF SHARES   VALUE    CAPITAL       EQUITY       DEFICIT     INCOME (LOSS)
                                  ----------   -----   ---------   -----   ----------   ----------   -----------   -------------
Balance as of December 31,
  1998..........................          --    $--    $     --     $--      $   --      $ 562.8       $    --        $(26.1)
Intercompany activity, net......          --    --           --     --           --        (99.1)           --            --
Foreign currency translation
  adjustment....................          --    --           --     --           --           --            --          14.5
Net income......................          --    --           --     --                      89.9            --            --
                                  ----------    --     --------     --       ------      -------       -------        ------
  Comprehensive income..........
                                  ----------    --     --------     --       ------      -------       -------        ------
Balance as of December 31,
  1999..........................          --    --           --     --           --        553.6            --         (11.6)
Intercompany activity, net......          --    --           --     --           --        (80.6)           --            --
Foreign currency translation
  adjustment....................          --    --           --     --           --           --            --          (7.6)
Net income......................          --    --           --     --           --        108.8            --            --
                                  ----------    --     --------     --       ------      -------       -------        ------
Comprehensive income............
                                  ----------    --     --------     --       ------      -------       -------        ------
Balance as of December 31,
  2000..........................          --    --           --     --           --        581.8            --         (19.2)
Recapitalization transaction....  10,237,408    --      300,000     --        421.5       (581.8)       (523.7)           --
Issuance of shares for
  acquisitions..................     171,756    --      490,744     --         26.5           --            --            --
Issuance of shares to employees
  and directors, net............      79,058    --      118,742     --          7.9           --            --            --
Foreign currency translation
  adjustment....................          --    --           --     --           --           --            --         (10.9)
Unrealized loss on
  derivatives...................          --    --           --     --           --           --            --          (2.5)
Net income......................          --    --           --     --           --           --          56.8            --
                                  ----------    --     --------     --       ------      -------       -------        ------
Comprehensive income............
                                  ----------    --     --------     --       ------      -------       -------        ------
Balance as of December 31,
  2001..........................  10,488,222    $--     909,486     $--      $455.9      $    --       $(466.9)       $(32.6)
                                  ==========    ==     ========     ==       ======      =======       =======        ======


                                   TOTAL
                                  -------
Balance as of December 31,
  1998..........................  $ 536.7
Intercompany activity, net......    (99.1)
Foreign currency translation
  adjustment....................     14.5
Net income......................     89.9
                                  -------
  Comprehensive income..........    104.4
                                  -------
Balance as of December 31,
  1999..........................    542.0
Intercompany activity, net......    (80.6)
Foreign currency translation
  adjustment....................     (7.6)
Net income......................    108.8
                                  -------
Comprehensive income............    101.2
                                  -------
Balance as of December 31,
  2000..........................    562.6
Recapitalization transaction....   (684.0)
Issuance of shares for
  acquisitions..................     26.5
Issuance of shares to employees
  and directors, net............      7.9
Foreign currency translation
  adjustment....................    (10.9)
Unrealized loss on
  derivatives...................     (2.5)
Net income......................     56.8
                                  -------
Comprehensive income............     43.4
                                  -------
Balance as of December 31,
  2001..........................  $ (43.6)
                                  =======

   The accompanying notes are an integral part of these financial statements.

                                 DRESSER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                2001       2000      1999
                                                              ---------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $    56.8   $ 108.8   $  89.9
Adjustments to reconcile net income to cash flow provided by operating activities:
  Depreciation and amortization.............................       58.8      49.2      48.5
  Equity earnings of unconsolidated affiliates..............       (2.1)     (0.8)     (1.3)
  Loss on disposal of fixed assets..........................         --        --       1.9
Other changes, net of non-cash items
  Receivables...............................................      (30.1)      6.5     (23.1)
  Inventory.................................................      (73.6)    (17.6)      2.3
  Accounts payable..........................................       56.0     (52.1)     28.5
  Other, net................................................       70.9      (2.5)     (5.3)
                                                              ---------   -------   -------
     Net cash provided by operating activities..............      136.7      91.5     141.4
                                                              ---------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................      (36.0)    (27.3)    (38.4)
Business acquisitions.......................................   (1,329.1)     (1.7)       --
Other.......................................................        1.4       0.1       0.7
                                                              ---------   -------   -------
     Net cash used in investing activities..................   (1,363.7)    (28.9)    (37.7)
                                                              ---------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in intercompany activities..........................     (109.3)   (116.1)   (100.3)
Cash Equity.................................................      369.6        --        --
Increase (decrease) in short-term debt......................       45.7      10.6      (2.8)
Increase (decrease) in long-term debt.......................      999.8        --      (0.9)
Cash overdrafts.............................................         --      19.2       8.7
                                                              ---------   -------   -------
     Net cash provided by (used in) financing activities....    1,305.8     (86.3)    (95.3)
                                                              ---------   -------   -------
Effect of translation adjustments on cash...................       (1.3)      9.7      (1.9)
                                                              ---------   -------   -------
Net increase in cash and equivalents........................       77.5     (14.0)      6.5
Cash and equivalents, beginning of period...................       19.7      33.7      27.2
                                                              ---------   -------   -------
CASH AND EQUIVALENTS, END OF PERIOD.........................  $    97.2   $  19.7   $  33.7
                                                              =========   =======   =======
Supplemental disclosure of cash flow information:
  Cash payment during the period for:
     Interest...............................................  $    51.5   $   2.5   $   2.8
     Income Taxes...........................................  $    16.2   $    --   $    --

   The accompanying notes are an integral part of these financial statements.

                                 DRESSER, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Dresser, Inc. was originally incorporated in 1998, under the name of Dresser Equipment Group, Inc. ("DEG") under the laws of the state of Delaware. The certificate of incorporation was amended and restated on April 9, 2001. As used in this report, the terms "Dresser" and the "Company" refer to Dresser, Inc. and its predecessors, subsidiaries and affiliates unless the context indicates otherwise.

     In January 2001, Halliburton Company ("Halliburton"), together with its wholly owned subsidiary Dresser B.V. signed an Agreement and Plan of Recapitalization (the "Agreement") with DEG Acquisitions, LLC, to effect the sale of its businesses relating to, among other things, the design, manufacture and marketing of flow control, measurement systems and power systems for customers primarily in the energy industry. Halliburton originally acquired the businesses as part of its acquisition of Dresser Industries, Inc. in 1998. Dresser Industries' operations consisted of the Company's businesses and certain other operating units retained by Halliburton following the consummation of the recapitalization transactions. In order to accomplish this transaction, Halliburton effected the reorganization of various legal entities that comprised the Dresser Equipment Group ("DEG") business segment of Halliburton.

     In connection with the recapitalization in April 2001, Dresser made payments to Halliburton Company of approximately $1,300 to redeem common equity and purchase the stock of foreign subsidiaries. The recapitalization transactions and related expenses were financed through the issuance of $300 of senior subordinated debt, $720 of borrowings under the credit facility, and approximately $400 of common equity contributed by DEG Acquisition LLC, an entity owned by First Reserve Corporation and Odyssey Investment Partners Fund, LP.

     The consolidated financial statements of the Company for periods presented prior to March 31, 2001 have been prepared by management on a carve-out basis and reflect the consolidated financial position, results of operations and cash flows of Dresser in accordance with accounting principles generally accepted in the United States. The consolidated financial statements exclude certain items, which were not transferred as a result of the Agreement and any financial effects from Halliburton's decision to discontinue this business segment. In addition, certain amounts in the financial statements have been estimated, allocated and pushed down from Halliburton in a consistent manner in order to depict the financial position, results of operations and cash flows of Dresser on a stand-alone basis. However, the financial position, results of operations and cash flows may not be indicative of what would have been reported if Dresser had been a stand-alone entity or had been operated in accordance with the Agreement during the periods presented prior to March 31, 2001.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables and inventories.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and corporations, and limited liability companies in which the Company owns a controlling interest, after

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

the elimination of all significant intercompany accounts and transactions. The condition for control of corporations and limited liability companies is the ownership of a majority of voting interest. Prior to the recapitalization transactions, the financial statements reflect intercompany amounts with Halliburton as components of divisional equity.

  REVENUES AND INCOME RECOGNITION

     Revenues are recognized as products are shipped and services are rendered. The distinction between product sales and services is based upon the overall activity of the particular business operation. Service revenues were immaterial for all years presented. All known or anticipated losses on contracts are provided for currently. Claims and change orders which are in the process of being negotiated with customers for extra work or changes in the scope of work are included in revenue when collection is deemed probable.

     None of the Company's product distributors is given price protection rights. If items are shipped with rights to return, revenue is not recorded until the customer has approved the shipment and written acceptance is received. The Company does have arrangements with certain customers whereby the customers have formal acceptance provisions; however, customer acceptance is generally part of the testing phase and occurs prior to the product being approved for shipment. Revenue is not recorded until the latter occurs: customer acceptance or final shipment. Software sales are not a significant component of the Company's total sales.

  RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense as incurred. Research and development costs, recorded as a component of selling, engineering, administrative and general expenses in the consolidated financial statements, were $23.9, $24.9 and $25.7 for the years ended December 31, 2001, 2000 and 1999, respectively.

  CASH AND EQUIVALENTS

     All highly liquid investments at acquisition with a maturity of three months or less are considered to be cash equivalents.

  RECEIVABLES

     Accounts receivable are stated at their net realizable value. Included in receivables are notes receivable of $7.6 and $10.6 as of December 31, 2001 and 2000, respectively.

  INVENTORIES

     Inventories are stated at the lower of cost or market. A portion of the United States inventory cost is determined using the last-in, first-out (LIFO) method. All other United States and non-United States inventories are valued on a first-in, first-out (FIFO) basis.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are reported at cost less accumulated depreciation, which is generally provided using the straight-line method over the estimated useful lives of the assets of 10 to 30 years for buildings and 3 to 17 years for machinery and equipment. Some assets are depreciated using accelerated methods. Expenditures for maintenance and repairs are expensed as incurred. Expenditures for improvements that extend the life of the asset are generally capitalized. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is recognized.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

     When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed. The estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash value is required.

  EQUITY INVESTMENTS

     The Company holds various equity investments ranging from 25% to 50% ownership. The investments are included in "Investments in Unconsolidated Subsidiaries" in the accompanying financial statements and are accounted for using the equity method of accounting. Under the equity method, the original investments are recorded at cost and adjusted by the Company's share of undistributed earnings or losses of the entities.

     Equity in earnings of unconsolidated affiliates, accounted for using the equity method, have been included in revenues in the consolidated financial statements and were $2.1, $0.8, and $1.3 for the years ended December 31, 2001, 2000 and 1999, respectively.

  INTANGIBLE ASSETS

     Intangible assets primarily consist of goodwill and patents, which are shown net of accumulated amortization. Goodwill resulting from business acquisitions represents the excess of purchase price over fair value of net assets acquired and is being amortized over 4 to 40 years using the straight-line method. Goodwill was $408.7 and $252.7, net of accumulated amortization of $67.6 and $53.4 as of December 31, 2001 and 2000, respectively.

     Patents are being amortized over their estimated useful lives, ranging from 5 to 40 years. Patents and other intangible assets were $5.8 and $5.4 net of related accumulated amortization of $13.3 and $12.9 as of December 31, 2001 and 2000, respectively.

     The Company reevaluates goodwill and other intangibles based on undiscounted operating cash flows whenever significant events or changes occur which might impair recovery of recorded asset costs. The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, effective for fiscal years beginning after December 15, 2001, which will require the amortization of goodwill to cease and the testing of goodwill for impairment at transition, annually, and at interim periods if an event or circumstance might result in an impairment. The Company will adopt this statement effective January 1, 2002.

  INCOME TAXES

     Deferred income tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

     Prior to the recapitalization, the Company was part of Halliburton's consolidated tax-reporting group for U.S. income tax purposes. Halliburton does not record specific tax assets and liabilities to its business units, but instead allocates each business unit a tax expense based on its consolidated tax position. The income tax provision shown in the consolidated financial statements is based upon the Company's estimate of the effective tax rate of 38.5% for the periods ending December 31, 2000 and 1999, respectively. The Company believes that the income tax charge in 2000 and 1999 was calculated in a manner consistent with a reasonable estimate of future tax expense (see Note
12).

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

  DERIVATIVE INSTRUMENTS

     On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138. As a result of the adoption of SFAS No. 133, as amended, the Company recognizes all derivative financial instruments, such as interest rate swap contracts and foreign exchange contracts, in the consolidated financial statements at fair value. Changes in the fair value of derivative financial instruments are either recognized in income or in shareholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair value of derivatives not qualifying as hedges are reported in income. The Company did not reflect the transition in a separate line item as a change in accounting principle, net of tax, due to the minimal impact of $3.3 on the Company's results of operations.

  FOREIGN CURRENCY TRANSLATION

     Foreign entities whose functional currency is the United States dollar translate monetary assets and liabilities at year-end exchange rates and nonmonetary items at historical rates. Revenue and expense amounts are translated at the average rates in effect during the year, except for depreciation and cost of product sales, which are translated at historical rates. Gains or losses from changes in exchange rates are recognized in the consolidated statement of operations in the year of occurrence. Foreign entities whose functional currency is the local currency translate net assets at year-end rates and revenue and expense amounts at average exchange rates. Adjustments resulting from these translations are reflected in the consolidated financial statements as a component of other comprehensive income in shareholders' equity.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation. These changes had no impact on previously reported net income or shareholders' equity.

  NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued two new statements, SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets."

     SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16, "Business Combinations," eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. SFAS No. 141 is effective for all transactions completed after June 30, 2001, except transactions using the pooling-of-interests method that were initiated prior to July 1, 2001. As the Company had no business combination transactions in process or otherwise initiated that contemplated pooling-of-interests, adoption of SFAS No. 141 will not have an impact on the Company's consolidated financial statements.

     SFAS No. 142 supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets," and eliminates the requirement to amortize goodwill and indefinite-lived assets, addresses the amortization of intangible assets with a defined life and requires impairment testing and recognition of goodwill and intangible assets. SFAS No. 142 will be effective for the Company beginning January 1, 2002. As a result of the adoption of SFAS No. 142, amortization will decrease by approximately $14.2. The Company is currently evaluating the impact this statement will have on the Company's financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. An entity shall recognize the cumulative effect of adoption of SFAS No. 143 as a change in accounting principle. The Company is currently evaluating the impact this statement will have on the Company's financial position or results of operations.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 primarily addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model for long-lived assets to be disposed of, whether previously held and used or newly acquired. The provisions of SFAS No. 144 will be effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the impact this statement will have on the Company's financial position or results of operations.

3.  INVENTORIES

     Inventories on the last-in, first out (LIFO) method represented $91.0 and $76.4 of the Company's inventories as of December 31, 2001 and 2000, respectively. The excess of FIFO costs over LIFO costs as of December 31, 2001 and 2000, were $72.2 and $70.4, respectively. Inventories are summarized as follows:

                                                               2001     2000
                                                              ------   ------
Finished products and parts.................................  $203.0   $157.6
In-process products and parts...............................   105.4     87.0
Raw materials and supplies..................................    89.8     78.0
                                                              ------   ------
  Total inventory...........................................   398.2    322.6
Less --
  LIFO reserve and full absorption..........................   (67.9)   (66.1)
  Progress payments on contracts............................    (2.0)    (1.9)
                                                              ------   ------
Inventories, net............................................  $328.3   $254.6
                                                              ======   ======

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment as of December 31, 2001 and 2000, consisted of the following:

                                                               2001      2000
                                                              -------   -------
Land and land improvements..................................  $  14.7   $  15.2
Buildings...................................................    154.8     164.1
Machinery and equipment.....................................    557.8     525.4
                                                              -------   -------
  Total property, plant and equipment.......................    727.3     704.7
Less -- Allowance for depreciation and amortization.........   (491.4)   (473.6)
                                                              -------   -------
Property, plant and equipment, net..........................  $ 235.9   $ 231.1
                                                              =======   =======

     Depreciation expense totaled $44.2, $40.5, and $39.9 for the years ended December 31, 2001, 2000, and 1999, respectively.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

5.  OTHER ASSETS

     Other Assets at December 31, 2001 and 2000, consisted of the following:

                                                              2001    2000
                                                              -----   -----
Deferred financing costs....................................  $71.3   $  --
Other assets................................................   20.8    13.3
                                                              -----   -----
                                                               92.1    13.3
Less accumulated amortization...............................   (5.3)     --
                                                              -----   -----
Total.......................................................  $86.8   $13.3
                                                              =====   =====

     Deferred financing costs are amortized to interest expense on a straight-line basis (which approximates the effective interest method) over the term of the related loans, which range from six to ten years.

6.  ACCRUED EXPENSES

     Accrued expenses at December 31, 2001 and 2000, consisted of the following:

                                                               2001     2000
                                                              ------   ------
Payroll and other compensation..............................  $ 45.5   $ 69.8
Warranty costs..............................................    18.8     17.3
Interest....................................................    13.1      1.3
Income taxes................................................    17.9     14.1
Self insurance..............................................     4.5      4.5
Other accrued liabilities...................................  $ 37.4   $ 20.1
                                                              ------   ------
Total.......................................................  $137.2   $127.1
                                                              ======   ======

7.  ACQUISITIONS

     In the second quarter of 2001, the Company completed the acquisition of Entech Industries, Inc. ("Entech"), a valve manufacturer with operations based in four European countries, for approximately $74.4, which consisted of approximately $29.5 in cash, $16.3 in assumed debt and $28.6 in equity. The acquisition was valued at approximately $70 million not including $4.4 million in cash attributable to incremental transaction costs. Entech consists of five business units engaged in the design, manufacture and distribution of valves engineered for the oil & gas production and transmission, petrochemical and power industries. Entech's business lines are reflected in our flow control segment. In connection with the acquisition, the Company recorded goodwill of approximately $50.7, which is being amortized on a straight-line basis over 20 years.

     On April 1, 2000, we acquired the remaining 50% interest in the NIMCO joint venture that had been owned by our joint venture partner. Prior to the acquisition on April 1, 2000, our interest in the NIMCO joint venture was accounted for using the equity method and only our share of its earnings was included in our revenues.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

8.  DEBT

  SHORT-TERM NOTES PAYABLE

     At December 31, 2001 and 2000, the Company had $39.3 and $18.7, respectively, of notes payable to various banks with interest rates ranging from 1.1% to 15.5% and 5.2% to 8.05%, respectively. The weighted average interest rate at December 31, 2001 was approximately 3.7%.

  LONG-TERM DEBT

     In connection with the recapitalization transactions, the Company issued $300.0 in notes and obtained a new credit facility.

     The Company sold $300.0 of notes in April 2001 in a private placement. In September 2001, under a registration statement, the Company exchanged the notes. The exchanged notes were identical except that the old notes were not registered under the Securities Act. The notes may be redeemed beginning April 15, 2006. The initial redemption price is 104.688% of the principal amount plus accrued interest. The redemption price will decline each year after 2006 and will be 100.0% of the principal amount, plus accrued interest, beginning on April 15, 2009. In addition, before April 15, 2004, the Company may redeem up to 35% of the notes at a redemption price of 109.375% of their principal amount, plus accrued interest. The Company may redeem the notes only if after such redemption, at least 65% of the aggregate principal amount of the notes originally issued remain outstanding. Upon a change of control, the Company will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued interest. The wholly owned domestic subsidiaries of Dresser, Inc. guarantee the notes.

     The new credit facility provides a six-year $165.0 Tranche A U.S. term loan facility, a six-year Tranche A Euro term loan facility in an amount equivalent, as of the closing date, to $100.0 which was borrowed by a foreign subsidiary, and an eight-year $455.0 Tranche B term loan facility, each of which was drawn to partially finance the recapitalization transactions and pay certain related costs and expenses. In addition, the new credit facility provides for a six-year $100.0 revolving credit facility to be utilized by the Company for working capital requirements and other general corporate purposes. As of December 31, 2001, there was $70.7 available under the revolving credit facility; amounts outstanding under letters of credit were $29.3.

     The loans and other obligations under the credit facilities are guaranteed by the Company's parent and all of the Company's existing and future direct and indirect wholly owned domestic subsidiaries. The Company's obligations and the guarantees are secured by (a) all or substantially all of the material property and assets, real or personal now owned or hereafter acquired by the Company or the guarantors, and (b) all proceeds and products of the property and assets described in clause (a) above. The obligations of our foreign subsidiary that borrowed under the Tranche A Euro term loan facility are secured by certain of the assets of that foreign subsidiary.

     At the Company's request, and so long as (a) no default or event of default has occurred and is continuing under the credit facility and (b) the lenders or other financial institutions are willing to lend such incremental amounts, the Tranche B term loan facility may be increased from time to time in an amount, in the aggregate, not to exceed $95.0.

     The credit agreement documentation contains certain customary representations and warranties and contains customary covenants restricting our ability to, among others: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business the Company conducts.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

The Company is required to indemnify the agent and lenders and comply with specified financial and affirmative covenants including a total debt to EBITDA ratio and an interest coverage ratio. The Company was in compliance with these covenants at December 31, 2001.

     Outstanding long term borrowing consist of the following:

DESCRIPTION               2001     2000   AMORTIZATION    INTEREST RATE       MATURITY
-----------             --------   ----   ------------   ---------------   --------------
9 3/8% Notes..........  $  300.0   $ --   None           9.375%            April 15, 2011
Tranche A -- U.S. ....     160.9     --   (1)            LIBOR + 3.0%(2)   April 10, 2007
Tranche A -- Euro.....      98.1     --   (1)            Euribor +         April 10, 2007
                                                         3.0%(2)
Tranche B.............     452.7     --   (3)            LIBOR + 3.5%(4)   April 10, 2009
Other.................      13.3    0.2   Various        (5)               (6)
                        --------   ----
                        $1,025.0   $0.2
Less current
  portion.............     (25.0)    --
                        ========   ====
Long term debt........  $1,000.0   $0.2
                        ========   ====

---------------

(1) The Tranche A term loans will amortize with annual reductions of 5% in year one, 10% in year two, 15% in year three, 20% in year four and 25% in years five and six.

(2) The interest rate margin can range from 2.0%-3.25% depending on the Company's leverage ratio. At December 31, 2001, the 3 month LIBOR rate and Euribor rate was 1.88% and 3.29%, respectively.

(3) The Tranche B term loans will amortize 1% for years one through seven, with the remainder to be repaid in quarterly amounts in year eight.

(4) The interest rate margin can range from 3.0%-3.75% depending on the Company's leverage ratio. At December 31, 2001, the 3-month LIBOR rate was 1.88%.

(5) The interest rates range from 2.175% to 8.11%.

(6) Maturity dates of the loans range from 2002 to 2008.

     Minimum principal payments on long-term debt subsequent to 2001 are as follows:

2002........................................................  $   25.0
2003........................................................      47.3
2004........................................................      51.9
2005........................................................      65.1
2006........................................................      71.8
Thereafter..................................................     763.9
                                                              --------
                                                              $1,025.0
                                                              ========

9.  FINANCIAL INSTRUMENTS

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company only uses derivatives for hedging purposes. The following is a summary of the Company's risk management strategies and the effect of these strategies on the Company's consolidated financial statements.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

  CASH FLOW HEDGING STRATEGY

     The Company selectively hedges significant exposures to potential foreign exchange losses considering current market conditions, future operating activities and the cost of hedging exposure in relation to the perceived risk of loss. The purpose of the foreign currency hedging activities is to protect the Company from the risk that the cash flow resulting from the sale or purchase of products and services in foreign currencies will be adversely affected by changes in exchange rates. The Company uses forward exchange contracts to manage its exposures to movements in foreign exchange rates. The use of these financial instruments modifies exposure and reduces the risk of cash flow variability to the Company. As of December 31, 2001, the Company had approximately $93.8 of foreign exchange risk hedged using forward exchange contracts.

     The Company has entered into interest rate swap agreements that effectively convert a portion of its variable rate debt to a fixed rate basis for the next 2 years, thus reducing the impact of interest rate changes on future interest expense. As of December 31, 2001, the Company had entered into two interest rate swaps. The notional amounts were $115.0 and $99.3 with fixed rates of 4.49% and 4.46%, respectively.

     As of December 31, 2001, the net accumulated derivative loss in accumulated other comprehensive income was $2.5. During the twelve months ended December 31, 2001, $1.1 of accumulated net derivative losses was reclassified from accumulated other comprehensive income into earnings, as a result of the recognition of the forecasted transactions. When the hedged item is realized, the gain or loss included in other comprehensive income is reported on the same line in the consolidated statement of operations. Other disclosures related to hedge ineffectiveness, gains/(losses) excluded from the assessment of hedge ineffectiveness, and gain/(losses) resulting from the disqualification of hedge accounting have been omitted due to the insignificance of these amounts.

     As of December 31, 2001, the Company had a net liability of $4.7, which approximates fair value, related to its interest rate swaps, which are reflected in accrued expenses in the consolidated balance sheet. In addition, the Company had assets of $2.4 and a liability of $0.2 related to its foreign currency forward contracts. These amounts, which approximate fair value, are reflected in other current assets on our consolidated balance sheet.

     At December 31, 2001, the Company expects to reclassify $1.0 of net losses on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, investments, trade accounts receivable, and derivatives. The Company maintains cash and cash equivalents and investments with various financial institutions. Trade receivables are generated from a diverse group of customers with no significant concentrations of receivables from any single customer. The Company maintains an allowance for losses based upon the expected collectibility of all trade accounts receivable.

     There are no significant concentrations of credit risk with any individual counterparty or group of counterparties related to the Company's derivative contracts. The Company selects counterparties based on creditworthiness, which is continually monitored, and the counterparties' ability to perform their obligations under the terms of the transactions. The Company does not expect any counterparties to fail to meet their obligation under these contracts given their high credit ratings; therefore, the Company considers the credit risk associated with the derivative contracts to be minimal.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management estimates the fair value of (i) accounts receivable, accounts payable, accrued expense and short term debt approximate carrying value due to the relatively short maturity of these instruments; (ii) notes receivable approximate carrying value based upon effective borrowing rates for issuance of debt with similar terms and remaining maturities; and (iii) the borrowings under the term loans and various other notes approximate carrying value because these borrowings accrue interest at variable interest rates based on market rates. The Company estimates the fair value of its fixed rate debt for its 93/8% notes based on market prices and for the remainder its fixed rate debt generally using discounted cash flow analysis based on the Company's current borrowing rates for debts with similar maturities. The estimated fair value of the fixed rate debt at December 31, 2001 was approximately $306.8. The carrying value of the fixed rate debt is approximately $302.2. See Note 9, for the fair value of the Company's derivative instruments.

11.  RELATED-PARTY TRANSACTIONS

     On April 10, 2001, Halliburton executed a transition services agreement with the Company whereby Halliburton agreed to provide transition services for up to nine months at its cost, which the Company believes approximated the fair market value of those services. The services covered by this agreement included certain human resources and employee benefit administration services, certain information technology services and certain real estate support services at facilities that we shared with Halliburton. Payments made to Halliburton under this agreement during 2001 were approximately $1.8.

     During 2001, the Company leased certain space to Halliburton on a month to month basis. The Company received $0.5, and subsequent to December 31, 2001, Halliburton has vacated the space.

     In connection with the acquisition of Entech, the Company issued 440,955 shares of class B common stock valued at $17.6 to entities affiliated with First Reserve Corporation.

     Prior to the recapitalization transactions, DEG used and was charged directly for, certain services that Halliburton provides to its business units. Halliburton also allocated a certain portion of its non-corporate expenses to each business unit. These services included, among others, information systems support, human resources, tax, procurement, communications, real estate and both internal and external legal services. Halliburton allocated the costs for some of these services to its business units based on factors such as number of employees, revenues and assets, or directly charged for some services on an as used basis. The related expenses for these services for the years ended December 31, 2000 and 1999 were approximately $9.3 and $10.6, respectively. Management believes that these allocation methods were reasonable. In addition, Halliburton also administered DEG's risk management programs. The insurance program included a broad all-risk coverage for real and personal property and third-party liability coverage, employer's liability coverage, automobile liability, general product liability, workers' compensation liability and other standard liability coverage. Expenses of $14.3 and $6.7 have been allocated by Halliburton to DEG for these risk management coverages for the years ended December 31, 2000 and 1999, respectively. Halliburton also allocated benefit costs associated with retired and divested business employees' corporate-related pension and employee benefit charges and union-related pension and employee benefit charges.

     All of the charges described above have been included as costs of DEG's operations in the consolidated financial statements. The Company's management believes that it is possible that the terms of these transactions may differ from those that would result from transactions among third parties. Such allocations are not necessarily indicative of actual results. However, management believes that the methods used to charge for services provided by Halliburton were reasonable.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

12.  INCOME TAXES

     The federal and state income tax provision is summarized as follows:

                                                              DECEMBER 31,
                                                                  2001
                                                              ------------
CURRENT INCOME TAX EXPENSE:
United States
  Federal...................................................     $11.0
  State.....................................................        --
Foreign.....................................................      19.9
                                                                 -----
                                                                  30.9
                                                                 -----
DEFERRED INCOME TAX EXPENSE (BENEFIT):
United States
  Federal...................................................      11.5
  State.....................................................       1.1
Foreign.....................................................      (0.8)
                                                                 -----
                                                                  11.8
                                                                 -----
Total provision for income taxes............................     $42.7
                                                                 =====

     A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

                                                              DECEMBER 31,
                                                                  2001
                                                              ------------
Computed tax at the federal statutory rate of 35%...........     $34.8
Non-deductible interest.....................................       1.9
Non-deductible transaction costs............................       0.6
Meals and entertainment.....................................       0.6
Non-deductible employee benefits............................       0.4
State taxes, net of federal benefit.........................       1.1
Prior year foreign tax adjustment...........................       1.0
Goodwill....................................................       0.9
Foreign losses not benefited................................       0.7
Foreign tax in excess of US tax rate........................       1.0
Other.......................................................      (0.3)
                                                                 -----
Provision for income taxes..................................     $42.7
                                                                 =====
Effective income tax rate...................................      42.9%
                                                                 =====

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,
                                                                  2001
                                                              ------------
Deferred tax assets:
  Inventory.................................................     $  0.4
  Fixed assets..............................................       30.8
  Goodwill..................................................       36.7
  Postretirement medical obligation.........................       54.6
  Post retirement benefit obligation........................        5.6
  Warranty expense..........................................        4.5
  Workers compensation......................................        2.0
  Deferred compensation.....................................        4.2
  Net operating losses carryforwards........................       32.0
  Other.....................................................        4.3
                                                                 ------
     Total deferred tax assets..............................     $175.1
                                                                 ======
Valuation allowance.........................................      (79.5)
                                                                 ------
Net deferred tax asset......................................     $ 95.6
                                                                 ======
Deferred tax liabilities:
  State taxes...............................................     $  5.6
  Other.....................................................        0.8
                                                                 ------
Total deferred tax liabilities..............................     $  6.4
                                                                 ======

     The Company has a net operating loss ("NOL") carryforward for U.S. federal tax purposes of approximately $78.6 expiring in 2021. If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the NOL carryforward that can be utilized. The Company believes that future taxable income may not be sufficient to realize all deferred tax assets. Accordingly, management believes that the deferred tax assets, net of a $79.5 valuation allowance, are considered realizable with sufficient certainty.

     The Company has not recorded deferred income taxes applicable to undistributed earning of foreign subsidiaries that are indefinitely reinvested in foreign operations. Undistributed earnings amounted to approximately $26.0 at December 31, 2001. If the earnings of such foreign subsidiaries were not indefinitely reinvested, a deferred tax liability of approximately $1.0 would have been required at December 31, 2001.

     For the years ended December 31, 2000 and 1999, the Company was a part of the Halliburton consolidated tax-reporting group for U.S. income tax purposes. Halliburton does not record specific tax assets and liabilities to its business units, but instead allocates each business unit a tax expense based on its consolidated tax position. As such, the effects of temporary and permanent differences, as well as any valuation allowances relating to any tax assets are not separately determinable and therefore not included for the year ended December 31, 2000. The historical amounts have not been provided as this amount would not be indicative of the Company's taxable position. Tax strategy decisions were made during those periods that may not have been made had the Company operated on a stand-alone basis.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

     The income tax provision for December 31, 2000 and 1999 is based upon the Company's estimate of the effective tax rate of 38.5%. The Company believes that this income tax charge was calculated in a manner consistent with a reasonable estimate of future tax expense.

13.  COMMITMENT AND CONTINGENCIES

  HALLIBURTON INDEMNIFICATIONS

     In accordance with the Agreement, Halliburton has agreed to indemnify the Company for certain items. The indemnification items generally include any product liability claim or product warranty claim arising out of any products relating to any discontinued product or service line of the Company. In addition, Halliburton has generally agreed to indemnify the Company for any product liability claim made prior to closing the Agreement, any environmental liability claim against the Company, any loss, liability, damage or expense from any legal proceeding initiated prior to closing of the Agreement, any loss, liability, damage or expense relating to worker's compensation, general liability, and automobile liability arising out of events or occurrences prior to the closing as to which the Company notifies Halliburton prior to the third anniversary of the closing date. Based on these indemnity rights, only liabilities related to exposures not specifically covered above have been included in the consolidated financial statements.

  LEASES

     At December 31, 2001, the Company was obligated under noncancelable operating leases, principally for the use of land, offices, equipment, field facilities, and warehouses. Total rental expense charged to operations for such leases totaled $14.4, $13.6, and $9.9, for the years ended December 31, 2001, 2000 and 1999, respectively.

     Additionally, the Company has entered into several capital leases. Future minimum lease payments under capital and operating leases that had initial or remaining noncancelable lease terms at December 31, 2001, were:

FISCAL YEAR                                                   CAPITAL   OPERATING
-----------                                                   -------   ---------
2002........................................................   $1.3       $13.3
2003........................................................    2.0        11.4
2004........................................................    0.9         8.9
2005........................................................    0.7         7.8
2006........................................................    0.7         4.7
Thereafter..................................................    0.4        13.0
                                                               ----       -----
Total minimum lease payments................................   $6.0       $59.1
                                                               ====       =====

  PRODUCT WARRANTIES

     The Company offers warranties on the sale of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management's estimate of the level of future claims.

  ENVIRONMENTAL

     The Company's businesses and some of the Company's products are subject to regulation under various and changing federal, state, local and foreign laws and regulations relating to the environment and to employee

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

safety and health. These environmental laws and regulations govern the generation, storage, transportation, handling, disposal and emission of various substances.

     These environmental laws also impose liability for personal injury or property damage related to releases of hazardous substances. Permits are required for operation of the Company's businesses, and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes it is substantially in compliance with these laws and permitting requirements. The Company's businesses also are subject to regulation under substantial various and changing federal, state, local and foreign laws and regulations which allow regulatory authorities and private parties to compel (or seek reimbursement for) cleanup of environmental contamination at sites now or formerly owned or operated by the Company's businesses and at facilities where their waste is or has been disposed. Going forward, the Company expects to incur ongoing capital and operating costs for investigation and remediation and to maintain compliance with currently applicable environmental laws and regulations; however, the Company does not expect those costs, in the aggregate, to be material.

     In April 2001, the Company completed the recapitalization transaction. Halliburton originally acquired the Company's businesses as part of its acquisition of Dresser Industries, Inc. ("Dresser Industries") in 1998. Dresser Industries' operations consisted of the Company's businesses, as well as other operating units. As Halliburton has publicly disclosed, it has been subject to numerous lawsuits involving asbestos claims associated with, among other things, the operating units of Dresser Industries that were retained by Halliburton or disposed of by Dresser Industries or Halliburton prior to the recapitalization transaction. These lawsuits have resulted in significant expense for Halliburton. The Company has not historically incurred, and in the future the Company does not believe that it will incur, any material liability as a result of the past use of asbestos in products manufactured by these other units of Dresser Industries, or as a result of the past use of asbestos in products manufactured by the Company's businesses or any predecessor entities of the Company's businesses.

     Pursuant to the recapitalization agreement, all liabilities related to asbestos claims arising out of events occurring prior to the consummation of the recapitalization transaction, are defined to be "excluded liabilities," whether they resulted from activities of Halliburton, Dresser Industries or any predecessor entities of any of the Company's businesses. The recapitalization agreement further provides, subject to certain limitations and exceptions, that Halliburton will indemnify the Company and hold it harmless against losses and liabilities that the Company actually incurs which arise out of or result from "excluded liabilities," as well certain other liabilities in existence as of the closing of the recapitalization transaction. The maximum aggregate amount of losses indemnifiable by Halliburton pursuant to the recapitalization agreement is $950.0 million. All indemnification claims are subject to notice and procedural requirements which may result in Halliburton denying indemnification claims for some losses. See "Certain Risk Factors -- Environmental Compliance Costs And Liabilities Could Adversely Affect Our Financial Condition" and "-- We May Be Faced With Unexpected Product Claims or Regulations."

     The Company is responsible for evaluating and addressing the environmental impact of sites where the Company is operating or has maintained operations. As a result, the Company spends money each year assessing and remediating contaminated properties to avoid future liabilities, to comply with legal and regulatory requirements, or to respond to claims by third parties.

  EMPLOYMENT AGREEMENTS

     The Company has employment agreements with its executive officers and certain management personnel. The agreements generally continue until terminated by the executive or the Company and provide for severance payments under certain circumstances. The agreements include a covenant against competition with the Company, which extends for a period of time after termination for any reason.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

14.  SHAREHOLDERS' EQUITY

  CAPITAL STOCK

     The Company has authorized the issuance of up to 15 million shares of stock which consists of 13 million shares of class A common stock, par value $0.001 per share and 2 million shares of class B common stock, par value $0.001 per share. The holder of each share of class A common stock shall have the right to one vote and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company and shall be entitled to vote upon such matters and in such manner provided by law. The holders of class B common stock shall have no voting rights. As of December 31, 2001, the Company had 10,488,222 shares of class A common stock outstanding and 909,486 shares of class B common stock outstanding.

     In accordance with the Agreement, Halliburton retained an approximate 5.1% interest in the Company, for which Halliburton received 537,408 shares of class A common stock. The Company issued DEG Acquisition, LLC 9.7 million shares of class A common stock and 300,000 shares of class B common stock valued at $400 on the date of closing. As of December 31, 2001, DEG Acquisition, LLC owned approximately 92.5% of the Company with the remaining 2.4% being held by various parties.

     In connection with the acquisition of Entech, the Company issued 171,756 shares of class A common stock and 490,744 shares of class B common stock valued at approximately $26.5, net of 52,857 shares reacquired for $2.1.

     In addition, during 2001, the Company issued 925 shares of class A common stock to non employee, non affiliate board members as compensation for participation in board and committee meetings.

  STOCK INCENTIVE PLANS

     The Company has adopted certain employee incentive programs for the purpose of (i) attracting and retaining employees, directors and consultants (ii) providing incentives to those deemed important to the success of the Company and
(iii) associating the interests of these individuals with the interest of the Company and their shareholders through opportunities for increased stock ownership.

  DRESSER, INC. 2001 STOCK INCENTIVE PLAN

     The Dresser incentive plan provides for the award of a variety of equity based compensation awards, including non-qualified stock options, incentive stock options, restricted stock awards, phantom stock, stock appreciation rights and other rights with respect to the Company's common stock. Under the plan, the Company can issue 710,101 shares of common stock, which can be issued in either class A or class B common stock. However, the aggregate number of shares of common stock that may be issued pursuant to the exercise of incentive stock options under this incentive plan shall not exceed 672,601 shares.

     During 2001, the Company issued to certain employees, 214,000 options with an exercise price of $40.00 per share. These options will vest 20% on the first anniversary of the date of grant and 1/48 of the remaining 80% per month for each month thereafter until the option is fully vested. The Company has also issued 321,000 options with an exercise price of $40.00; shares will vest if the employee is still employed after nine and one-half years, but vesting will accelerate if the Company achieves predetermined financial performance milestones. In addition, the Company has issued 107,000 options at an exercise price of $40.00, which will vest if the Company's majority shareholder realizes a 35% annualized internal rate of return on its initial investment and is able to liquidate its initial investment at a price equal to at least 450% of the price paid for its initial investment. As of December 31, 2001, 618,000 options remained outstanding; no options had been exercised.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

     Certain members of management are party to an Investor Rights Agreement, whereby if the employee leaves for good reason, is terminated by the Company without cause, dies or suffers a permanent disability, then such employee will, pursuant to a right granted in the employee's employment agreement be permitted to cause the Company to repurchase shares at fair market value that they have held for at least six months. If an employee retires, is terminated for cause, or resigns (without good reason), or leaves for the reasons enumerated in the prior sentence but fails to "put" their shares to the Company for repurchase, then the Company will have the right to repurchase their shares at fair value. Due to this redemption feature, options owned by management will be recorded in temporary equity upon vesting and exercise. As of December 31, 2001, no options had vested.

  SFAS NO. 123 ACCOUNTING FOR STOCK-BASED COMPENSATION

     SFAS No. 123 defines a fair value method of accounting for employee stock compensation and encourages, but does not require all entities to adopt that method of accounting. Entities electing not to adopt the fair value method of accounting must make pro forma disclosures of net income as if the fair value based method of accounting as defined in the statement had been applied. The Company accounts for the stock option plans in accordance with APB Opinion No. 25, under which no compensation cost has been recognized for stock option awards. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2001: risk-free rate 5.09%, a dividend yield of 0.0%, a volatility factor of the expected market price of 0.01, and an expected life of the options of 10 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                              2001
                                                              -----
Net income as reported......................................  $56.8
Pro forma net income........................................  $55.8

     During 2001, the Company issued 642,000 options to certain employees with a weighted average exercise price of $40.00. In addition, 24,000 options with a weighted average exercise price of $40.00 were forfeited. As of December 31, 2001, 618,000 options remained outstanding with a weighted average exercise price of $40.00 and a weighted average contractual remaining life of 9.3 years.

  2001 MANAGEMENT EMPLOYEE EQUITY PURCHASE PLAN

     The 2001 Management Employee Equity Purchase Plan provides for certain of the Company's employees, directors and consultants, as authorized by the board of directors, to purchase common stock of the Company. The plan provides for the purchase of up to 87,500 shares of class A common stock and up to 762,523 shares of class B common stock. The per share price for such shares will be $40.00 which equaled the fair market value on the date of the recapitalization transactions. The number of shares that each employee will be eligible to purchase will be between 625 and 25,000 shares subject to the overall limitation on the number of shares that may be purchased under the plan. As of December 31, 2001, 87,500 shares of class A common stock and 146,875 shares of class B common stock had been purchased under the plan. The company received proceeds of $9.4. In connection with the resignation of one employee, the Company repurchased 9,367 shares of class A common stock and 28,133 shares of class B common stock.

  DEFERRED COMPENSATION

     The Company offers a non-qualified deferred compensation program to certain key employees whereby they may defer a portion of annual compensation. Participants will generally be able to elect to have such accounts deemed to be invested in either units which are valued based upon the value of the Company's

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

common stock or an interest bearing account. Distributions shall generally be made from the deferred compensation plan over time following the participant's retirement or other termination of employment. The liability for the deferred compensation program included in the financial statements at December 31, 2001 and 2000, was $8.8 and $10.0, respectively. Certain liabilities under the Halliburton deferred compensation plans and supplemental retirement plans have been transferred to the Company's plan and are general liabilities of the Company.

15.  RETIREMENT AND OTHER POSTRETIREMENT PLANS

  DEFINED CONTRIBUTION PLANS

     These plans provide retirement contributions in return for services rendered, provide an individual account for each participant and have terms that specify how contributions to the participant's account are to be determined rather than the amount of pension benefits the participant is to receive. Contributions to these plans are based on pretax income and/or discretionary amounts determined on an annual basis. The expense associated with the contribution and administration of these plans was $5.5 and $6.4, for the years ended December 31, 2001 and 2000, respectively.

  DOMESTIC AND FOREIGN BENEFITS

     The Company sponsors several qualified and non-qualified pension plans and other postretirement benefit plans that cover a significant number of its employees. These plans include both defined contribution plans and defined benefit plans. The plans are funded to operate on an actuarially sound basis. Plan assets are primarily invested in cash, short-term investments, real estate, equity and fixed income securities of entities domiciled in the country of the plan's operation. The plans that have been included in these financial statements are as follows:

                                                         DOMESTIC             FOREIGN
                                                     PENSION BENEFITS    PENSION BENEFITS
                                                     -----------------   -----------------
                                                      2001      2000      2001      2000
                                                     -------   -------   -------   -------
Reconciliation of benefit obligation --
  Obligation as of beginning of year...............  $156.2    $148.6    $ 85.8    $ 48.9
  Service cost.....................................     1.3       2.9       1.2       2.5
  Interest cost....................................     4.9      10.9       1.7       4.3
  Plan amendments..................................      --       4.5        --        --
  Actuarial (gain) loss............................    (3.7)     (0.6)     (2.4)      2.2
  Business combinations............................      --        --        --      38.2
  Benefit payments.................................    (4.2)    (10.1)     (1.3)     (3.4)
  Participant plan contributions...................      --        --        --       0.1
  Curtailments.....................................      --        --        --        --
  Effects of settlements...........................      --        --      (0.8)     (0.4)
  Foreign currency exchange rates..................      --        --      (7.2)     (6.6)
                                                     ------    ------    ------    ------
Obligation at end of year..........................  $154.5    $156.2    $ 77.0    $ 85.8
                                                     ======    ======    ======    ======

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                         DOMESTIC             FOREIGN
                                                     PENSION BENEFITS    PENSION BENEFITS
                                                     -----------------   -----------------
                                                      2001      2000      2001      2000
                                                     -------   -------   -------   -------
Change in plan assets --
  Fair value of plan assets at valuation date......  $165.8    $164.9    $ 43.5    $ 35.5
  Actual return on plan assets.....................   (14.5)      9.1      (2.4)      3.5
  Business contributions...........................      --        --        --       7.9
  Employer contributions...........................     4.1       1.9       0.9       2.5
  Participant contributions........................      --        --        --       0.1
  Benefit payments.................................    (4.3)    (10.1)     (0.9)     (2.6)
  Foreign currency changes.........................      --        --      (2.4)     (3.0)
  Effects of settlements...........................      --        --      (1.7)     (0.5)
                                                     ------    ------    ------    ------
  Fair value of plan assets at valuation date......  $151.1    $165.8    $ 37.0    $ 43.4
                                                     ======    ======    ======    ======
Funded status --
  Funded status at end of year.....................  $ (3.4)   $  9.6    $(40.0)   $(42.4)
  Unrecognized transition obligation...............      --        --      11.2        --
  Unrecognized loss................................      --        --       2.9        --
                                                     ------    ------    ------    ------
  Net amount recognized............................  $ (3.4)   $  9.6    $(25.9)   $(42.4)
                                                     ======    ======    ======    ======

     In the table above, the valuation date used for the obligation, fair value of plan assets and funded status for 2001 is for the period ended April 10, 2001 when Dresser, Inc. was formed. In 2000, the valuation date was December 31, 2000. For the nine months ended December 31, 2001 the funded status of both the domestic and foreign pension benefit plans was as follows:

                                                              DOMESTIC   FOREIGN
                                                              PENSION    PENSION
                                                              BENEFITS   BENEFITS
                                                                2001       2001
                                                              --------   --------
Net amount recognized at 4/10/2001..........................   $(3.4)     $(25.9)
  Contributions -- 4/10/2001-12/31/2001.....................     2.4          --
  Net Periodic Pension Cost 4/10/2001-12/31/2001............    (0.8)       (4.1)
                                                               -----      ------
  Net amount recognized at 12/31/2001.......................   $(1.8)     $(30.0)
                                                               =====      ======

     Weighed average assumptions at valuation date:

                                               DOMESTIC   DOMESTIC   FOREIGN    FOREIGN
                                               PENSION    PENSION    PENSION    PENSION
                                               BENEFITS   BENEFITS   BENEFITS   BENEFITS
                                                 2001       2000       2001       2000
                                               --------   --------   --------   --------
Discount rate................................   7.5%          7.5%   3.0-7.0%   3.0-7.0%
Rate of compensation increase................    N/A      4.5-5.0%   3.5-7.6%   3.5-4.5%
Expected return on plan assets...............   9.0%          9.0%   5.0-8.0%   3.5-8.0%

     The aggregate benefits obligation for those plans where the accumulated benefits obligation exceeded the fair value of plan assets represents the net liability. The net liability recognized was $31.8 and $32.8 for the years ended December 31, 2001 and 2000, respectively.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

     Components of the net periodic benefit cost for the plans are as follows:

                                        DOMESTIC PENSION BENEFITS    FOREIGN PENSION BENEFITS
                                        --------------------------   ------------------------
                                         2001     2000      1999      2001     2000     1999
                                        ------   -------   -------   ------   ------   ------
Service cost..........................  $ 2.1    $  2.9    $  3.1    $ 1.9    $ 2.5    $ 2.2
Interest cost.........................    8.2      10.9      10.3      2.8      4.3      2.4
Expected return on plan assets........   (9.5)    (14.3)    (14.1)    (1.9)    (2.7)    (2.5)
Amortization of:
  Unrecognized net loss...............     --       0.2       0.1       --      0.2     (0.1)
  Unrecognized net asset..............     --        --      (0.1)     1.3      2.0       --
  Unrecognized prior service cost.....     --       0.1      (0.2)      --       --       --
                                        -----    ------    ------    -----    -----    -----
Net periodic pension cost.............  $ 0.8    $ (0.2)   $ (0.9)   $ 4.1    $ 6.3    $ 2.0
                                        =====    ======    ======    =====    =====    =====

     There were no prior service costs, gains or losses reported in 2001 for the domestic plans. The prior service costs reported in 2000 were amortized on the straight-line basis over the average remaining service period of active participants. In 2000, gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets were amortized over the average remaining service period of active participants.

  NON-QUALIFIED PENSION PLANS

     The Company provides certain key employees with additional pension benefits through several unfounded non-qualified pension plans. These plans, the Dresser, Inc. Supplemental Executive Retirement Plan (SERP), the Dresser, Inc. Excess Compensation Limit Plan and the ERISA Excess Benefits Plan for Dresser, Inc., work in tandem with the Company's qualified retirement plans and are designed to restore the benefits that are otherwise limited due to Internal Revenue Service limitations. The estimated liability for the non-qualified pension plans at December 31, 2001 and 2000, was $4.7 and $4.3, respectively.

  OTHER POSTRETIREMENT PLANS

     The Company offers postretirement medical plans to specific eligible employees. Plans are contributory with the Company absorbing remaining costs. The Company may elect to adjust the amount of its contributions for these plans. As a result, for these plans, the expected future health care cost information rate affects the accumulated postretirement benefit obligation amount.

     The accumulated projected benefit obligation for the postretirement medical and life plans at December 31, 2001 and 2000, was $163.2 and $155.4, respectively. In 2001 service costs, interest costs and benefits paid represent expenses for the nine month period when the Company was formed. An additional $1.8 was incurred and paid to Halliburton Company for the first three months of 2001 that is excluded from the table below.

                                                               2001     2000
                                                              ------   ------
Change in benefit obligation --
Benefit obligation at beginning of year.....................  $155.9   $148.9
  Service cost..............................................     1.3      2.5
  Interest cost.............................................     9.3     10.9
  Benefits paid.............................................    (3.3)    (6.9)
                                                              ------   ------
  Benefit obligation at end of year.........................  $163.2   $155.4
                                                              ======   ======

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                               2001     2000
                                                              ------   ------
Change in plan assets --
  Fair value of plan assets at valuation date...............  $   --   $   --
  Employer contribution.....................................     3.3      6.9
  Benefits paid.............................................    (3.3)    (6.9)
  Fair value of plan assets at valuation date...............  $   --   $   --
                                                              ------   ------
  Funded status.............................................  $163.2   $155.4
Unrecognized actuarial gain/(loss)..........................      --       --
Unrecognized prior service cost.............................      --       --
                                                              ------   ------
  Net amount recognized.....................................  $163.2   $155.4
                                                              ======   ======
  Amounts recognized in the consolidated balance sheets
     consist of:
     Accrued benefit liability..............................  $163.2   $155.4
                                                              ======   ======
     Net amount recognized..................................  $163.2   $155.4
                                                              ======   ======

                                                               2001     2000
                                                              ------   ------
Weighted-average assumptions at valuation date:
  Discount rate.............................................    7.5%     7.5%
  Expected return on plan assets............................     N/A      N/A
  Rate of compensation increase.............................    4.0%     4.0%

                                                              2001    2000    1999
                                                              -----   -----   -----
Components of net periodic benefit coast at valuation date:
  Service cost..............................................  $ 1.3   $ 2.5   $ 2.3
  Interest cost.............................................    9.3    10.9    10.5
  Expected return on plan assets............................     --      --      --
  Unrecognized actuarial gain (loss)........................     --      --      --
                                                              -----   -----   -----
Net periodic benefit cost...................................  $10.6   $13.4   $12.8
                                                              =====   =====   =====

     Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percent change in assumed healthcare cost trend rates would have the following effect:

                                                                 1%         1%
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total service and interest cost components of net
  periodic postretirement healthcare benefit cost...........   $ 1.2      $ (1.0)
Effect on healthcare cost component of the accumulated
  postretirement benefit obligation.........................    17.9       (15.2)

16.  SEGMENT INFORMATION

     The Company operates under three reportable segments: flow control, measurement systems and power systems. The business segments are organized around the products and services provided to the customers each serves.

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

     Flow Control. The flow control segments designs, manufactures and markets valves and actuators. These products are used to start, stop and monitor the flow of liquids and gases and to protect process equipment from excessive pressure. The flow control segment markets its products under well recognized brand names, including Masoneilan(R), Grove(R), Consolidated(R) and Ledeen(TM).

     Measurement Systems. The measurement systems segment consists of two primary product groups. The first, retail fueling, is a leading supplier of fuel dispensers, pumps, peripheral, point-of-sale and site monitoring systems and software for the retail fueling industry. The second, measurement, is a leading supplier of natural gas meters, regulators, digital and analog pressure and temperature gauges and transducers and specialty couplings and connectors. These systems and other products are used to measure and monitor liquids and gases. Our measurement systems group markets its products and services under well recognized brand names including Wayne(R), Ashcroft(R), Mooney(TM), Roots(TM) and Dresser(R).

     Power Systems. The power systems segment designs, manufactures and markets natural gas fueled engines used primarily in natural gas compression and power generation applications and rotary blowers and vacuum pumps. Our power systems group markets its products under well-recognized brand names, including Waukesha(R) and Roots(TM).

     The following tables present information on the segments:

                                     FLOW     MEASUREMENT    POWER     OTHER/
                                    CONTROL     SYSTEMS     SYSTEMS   CORPORATE   CONSOLIDATED
                                    -------   -----------   -------   ---------   ------------
2001
Revenues..........................  $622.8      $573.3      $355.3     $ (5.6)      $1,545.8
Operating income..................    67.4        56.7        59.8      (17.2)         166.7
Depreciation and amortization.....    23.5        18.0        12.4        4.9           58.8
Total assets......................   778.4       307.9       152.6      350.8        1,589.7
Capital expenditures..............     8.4        16.9         9.8        0.9           36.0
2000
Revenues..........................  $549.3      $562.8      $301.2     $ (4.8)      $1,408.5
Operating income..................    77.1        64.0        42.0      (12.6)         170.5
Depreciation and amortization.....    20.7        16.3        12.2         --           49.2
Total assets......................   608.3       298.3       146.0       24.5        1,077.1
Capital expenditures..............     7.1        12.3         7.9         --           27.3
1999
Revenues..........................  $557.6      $605.2      $274.3     $ (4.5)      $1,432.6
Operating income..................    74.3        62.3        19.9      (11.5)         145.0
Depreciation and amortization.....    20.6        15.7        12.2         --           48.5
Total assets......................   619.4       278.5       137.4       41.7        1,077.0
Capital expenditures..............     6.7        17.3        14.4         --           38.4

                                 DRESSER, INC.

         (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE INFORMATION)

     The Company has two reportable geographic segments: Americas and Europe. The following tables present information by geographic area for the years ended December 31, 2000, 1999 and 1998:

                                                AMERICAS   EUROPE   OTHER    CONSOLIDATED
                                                --------   ------   ------   ------------
2001
Revenues......................................  $1,018.7   $319.7   $207.4     $1,545.8
Long-lived assets.............................     317.0    429.1     35.3        781.4
2000
Revenues......................................  $  907.0   $285.0   $216.5     $1,408.5
Long-lived assets.............................     214.2    273.8     21.7        509.7
1999
Revenues......................................  $  869.6   $380.6   $182.4     $1,432.6
Long-lived assets.............................     212.1    289.0     20.4        521.5

17.  QUARTERLY INFORMATION (UNAUDITED)

                                                      FIRST    SECOND     THIRD    FOURTH
                                                     QUARTER   QUARTER   QUARTER   QUARTER
                                                     -------   -------   -------   -------
YEAR ENDED DECEMBER 31, 2001
Revenues...........................................  $361.4    $373.4    $403.3    $407.7
Operating income...................................    37.4      42.8      45.1      41.4
Net income.........................................  $ 19.5    $ 18.7    $ 11.1    $  7.5
YEAR ENDED DECEMBER 31, 2000
Revenues...........................................  $339.8    $356.0    $347.5    $365.2
Operating income...................................    39.1      39.7      45.2      46.5
Net income.........................................  $ 26.7    $ 20.5    $ 38.5    $ 23.1

18.  SUPPLEMENTAL GUARANTOR INFORMATION

     In connection with the Company's offer to sell $300 million of Senior Subordinated Notes due 2011 (the "Notes"), certain of the Company's subsidiaries ("Subsidiary Guarantors") guaranteed, jointly and severally, the Company's obligation to pay principal and interest on the Notes on a full and unconditional basis. The guarantors of the Notes will include only the Company's wholly-owned domestic subsidiaries. The following supplemental consolidating condensed financial information presents the balance sheets as of December 31, 2001 and 2000 and the statements of operations and cash flows for the years ended December 31, 2001, 2000 and 1999. In the consolidating condensed financial statements, the Subsidiary Guarantors account for their investment in the wholly-owned subsidiaries using the equity method.

                                 DRESSER, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2001
                                 (IN MILLIONS)

                                                SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                    PARENT      GUARANTORS    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   -------------   ------------   ------------
                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                               (IN MILLIONS)
                                                 ASSETS
CURRENT ASSETS:
  Cash and equivalents..........   $   30.9       $   --         $ 66.3         $    --        $   97.2
  Receivables, net of allowance
     for doubtful accounts of
     $5.4.......................      143.5           --          172.7              --           316.2
  Inventories, net..............      171.3           --          157.0              --           328.3
  Other current assets..........        2.9           --            7.5              --            10.4
                                   --------       ------         ------         -------        --------
     Total current assets.......      348.6           --          403.5              --           752.1
PROPERTY, PLANT AND EQUIPMENT,
  net...........................      159.8           --           76.1              --           235.9
INVESTMENTS IN CONSOLIDATED
  SUBSIDIARIES..................         --        791.7             --          (791.7)             --
INVESTMENT IN UNCONSOLIDATED
  SUBSIDIARIES..................        0.4           --            4.4              --             4.8
LONG-TERM RECEIVABLES AND OTHER
  ASSETS........................       67.5           --           19.3              --            86.8
DEFERRED TAX ASSETS.............       95.6           --             --              --            95.6
INTANGIBLES, net................      116.8          9.3          288.4              --           414.5
                                   --------       ------         ------         -------        --------
     Total assets...............   $  788.7       $801.0         $791.7         $(791.7)       $1,589.7
                                   ========       ======         ======         =======        ========
                                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts and notes payable....   $   74.9       $   --         $170.4         $    --        $  245.3
  Contract advances.............        4.4           --            6.1              --            10.5
  Accrued expenses..............       44.2           --           93.0              --           137.2
                                   --------       ------         ------         -------        --------
     Total current
       liabilities..............      123.5           --          269.5              --           393.0
PENSION AND OTHER RETIREE
  BENEFITS......................      214.3           --             --              --           214.3
LONG-TERM DEBT..................      913.6           --           86.4              --         1,000.0
OTHER LIABILITIES...............       18.7           --            7.3              --            26.0
                                   --------       ------         ------         -------        --------
COMMITMENTS AND CONTINGENCIES
     Total liabilities..........    1,270.1           --          363.2              --         1,633.3
SHAREHOLDERS' (DEFICIT) EQUITY:
Shareholders'(deficit) equity,
  net...........................     (485.7)       801.0          506.7          (833.0)          (11.0)
  Accumulated other
     comprehensive income
     (loss).....................        4.3           --          (78.2)           41.3           (32.6)
                                   --------       ------         ------         -------        --------
     Total shareholders'
       (deficit) equity.........     (481.4)       801.0          428.5          (791.7)          (43.6)
                                   --------       ------         ------         -------        --------
     Total liabilities and
       shareholders' equity.....   $  788.7       $801.0         $791.7         $(791.7)       $1,589.7
                                   ========       ======         ======         =======        ========

                                 DRESSER, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000
                                 (IN MILLIONS)

                                                SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                    PARENT      GUARANTORS    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   -------------   ------------   ------------
                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                 ASSETS
CURRENT ASSETS:
  Cash and equivalents..........    $  5.5        $   --         $ 14.2         $    --        $   19.7
  Receivables, net of allowance
     for doubtful accounts of
     $5.4.......................     136.7            --          149.4              --           286.1
  Inventories, net..............     139.6            --          115.0              --           254.6
  Prepaid expenses..............       6.1            --            5.4              --            11.5
                                    ------        ------         ------         -------        --------
     Total current assets.......     287.9            --          284.0              --           571.9
PROPERTY, PLANT AND EQUIPMENT,
  net...........................     161.9            --           69.2              --           231.1
INVESTMENTS IN CONSOLIDATED
  SUBSIDIARIES..................        --         372.5             --          (372.5)             --
INVESTMENT IN UNCONSOLIDATED
  SUBSIDIARIES..................       0.4            --            2.3              --             2.7
LONG-TERM RECEIVABLES AND OTHER
  ASSETS........................     (13.1)           --           26.4              --            13.3
INTANGIBLES, net................     118.4            --          137.0             2.7           258.1
                                    ------        ------         ------         -------        --------
Total assets....................    $555.5        $372.5         $518.9         $(369.8)       $1,077.1
                                    ======        ======         ======         =======        ========

LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
  Accounts and notes payable....    $ 72.9        $   --         $ 70.7         $    --        $  143.6
  Contract advances.............      11.8            --            3.3              --            15.1
  Accrued expenses..............      62.1            --           65.0              --           127.1
                                    ------        ------         ------         -------        --------
     Total current
       liabilities..............     146.8            --          139.0              --           285.8
PENSION AND OTHER RETIREE
  BENEFITS......................     195.4            --            2.4              --           197.8
LONG-TERM DEBT..................        --            --            0.2              --             0.2
OTHER LIABILITIES...............      25.9            --            4.8              --            30.7
                                    ------        ------         ------         -------        --------
COMMITMENTS AND CONTINGENCIES
     Total liabilities..........     368.1            --          146.4              --           514.5
DIVISIONAL EQUITY:
Divisional equity (deficit),
  net...........................     174.2         372.5          436.8          (401.7)          581.8
  Accumulated other
     comprehensive income
     (loss).....................      13.2            --          (64.3)           31.9            19.2)
                                    ------        ------         ------         -------        --------
     Total divisional equity
       (deficit)................     187.4         372.5          372.5          (369.8)          562.6
                                    ------        ------         ------         -------        --------
     Total liabilities and
       divisional equity
       (deficit)................    $555.5        $372.5         $518.9         $(369.8)       $1,077.1
                                    ======        ======         ======         =======        ========

                                 DRESSER, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN MILLIONS)

                                                SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                    PARENT      GUARANTORS    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   -------------   ------------   ------------
                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
REVENUES........................   $1,035.9       $   --         $617.6         $(107.7)       $1,545.8
COST OF REVENUES................      727.3           --          454.1          (106.2)        1,075.2
                                   --------       ------         ------         -------        --------
                                      308.6           --          163.5            (1.5)          470.6
SELLING, ENGINEERING,
  ADMINISTRATIVE AND GENERAL
  EXPENSES......................      200.6           --          104.8            (1.5)          303.9
                                   --------       ------         ------         -------        --------
OPERATING INCOME................      108.0           --           58.7              --           166.7
EQUITY INCOME OF CONSOLIDATED
  SUBSIDIARIES..................         --         49.6             --           (49.6)             --
OTHER INCOME AND EXPENSES
  Interest expense..............      (59.2)          --           (9.5)             --           (68.7)
  Other income..................        1.1           --            0.4              --             1.5
                                   --------       ------         ------         -------        --------
INCOME BEFORE TAXES.............       49.9         49.6           49.6           (49.6)           99.5
INCOME TAXES....................      (19.2)       (19.1)         (23.5)           19.1           (42.7)
                                   --------       ------         ------         -------        --------
NET INCOME (LOSS)...............   $   30.7       $ 30.5         $ 26.1         $ (30.5)       $   56.8
                                   ========       ======         ======         =======        ========

                                 DRESSER, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN MILLIONS)

                                                SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                    PARENT      GUARANTORS    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   -------------   ------------   ------------
                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
REVENUES........................    $940.3        $   --         $565.5          $(97.3)       $1,408.5
COST OF REVENUES................     662.8            --          392.5           (92.0)          963.3
                                    ------        ------         ------          ------        --------
                                     277.5            --          173.0            (5.3)          445.2
SELLING, ENGINEERING,
  ADMINISTRATIVE AND GENERAL
  EXPENSES......................     174.9            --          105.0            (5.2)          274.7
                                    ------        ------         ------          ------        --------
OPERATING INCOME................     102.6            --           68.0            (0.1)          170.5
EQUITY INCOME OF CONSOLIDATED
  SUBSIDIARIES..................        --          73.2             --           (73.2)             --
OTHER INCOME AND EXPENSES
  Interest expense..............        --            --           (2.7)             --            (2.7)
  Other income..................       1.2            --            7.9              --             9.1
                                    ------        ------         ------          ------        --------
INCOME BEFORE TAXES.............     103.8          73.2           73.2           (73.3)          176.9
INCOME TAXES....................     (39.9)        (28.2)         (28.2)           28.2           (68.1)
                                    ------        ------         ------          ------        --------
NET INCOME (LOSS)...............    $ 63.9        $ 45.0         $ 45.0          $(45.1)       $  108.8
                                    ======        ======         ======          ======        ========

                                 DRESSER, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)

                                                SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                    PARENT      GUARANTORS    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   -------------   ------------   ------------
                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
REVENUES........................    $918.0        $   --         $621.7         $(107.1)       $1,432.6
COST OF REVENUES................     662.6            --          432.8          (101.7)          993.7
                                    ------        ------         ------         -------        --------
                                     255.4            --          188.9            (5.4)          438.9
SELLING, ENGINEERING,
  ADMINISTRATIVE AND GENERAL
  EXPENSES......................     184.3            --          114.8            (5.2)          293.9
                                    ------        ------         ------         -------        --------
OPERATING INCOME................      71.1            --           74.1            (0.2)          145.0
EQUITY INCOME OF CONSOLIDATED
  SUBSIDIARIES..................        --          75.5             --           (75.5)             --
OTHER INCOME AND EXPENSES
  Interest expense..............      (0.3)           --           (1.5)             --            (1.8)
  Other income..................        --            --            2.9              --             2.9
                                    ------        ------         ------         -------        --------
INCOME BEFORE TAXES.............      70.8          75.5           75.5           (75.7)          146.1
INCOME TAXES....................     (27.2)        (29.1)         (29.1)           29.2           (56.2)
                                    ------        ------         ------         -------        --------
NET INCOME (LOSS)...............    $ 43.6        $ 46.4         $ 46.4         $ (46.5)       $   89.9
                                    ======        ======         ======         =======        ========

                                 DRESSER, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN MILLIONS)

                                                SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                    PARENT      GUARANTORS    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   -------------   ------------   ------------
                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income......................   $    30.7      $ 30.5         $  26.1         $(30.5)      $    56.8
Adjustments to reconcile net
  income to cash flow provided
  by operating activities:
  Depreciation and
     amortization...............        29.9          --            28.9             --            58.8
  Equity earnings of
     unconsolidated
     affiliates.................        (0.1)         --            (2.0)            --            (2.1)
  Other changes, net of non cash
     items......................        46.8          --           (23.6)            --            23.2
                                   ---------      ------         -------         ------       ---------
     Net cash provided by (used
       in) operating
       activities...............       107.3        30.5            29.4          (30.5)          136.7
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures..........       (27.6)         --            (8.4)            --           (36.0)
  Business acquisitions.........    (1,213.0)         --          (116.1)            --        (1,329.1)
  Other.........................         1.4          --              --             --             1.4
                                   ---------      ------         -------         ------       ---------
     Net cash used by investing
       activities...............    (1,239.2)         --          (124.5)            --        (1,363.7)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Changes in intercompany
     activities.................      (125.9)      (30.5)           16.6           30.5          (109.3)
  Cash equity...................       369.6          --              --             --           369.6
  Increase in short-term debt...        16.9          --            28.8             --            45.7
  Increase in long-term debt....       896.7          --           103.1             --           999.8
                                   ---------      ------         -------         ------       ---------
     Net cash provided by (used
       in) financing
       activities...............     1,157.3       (30.5)          148.5           30.5         1,305.8
EFFECT OF TRANSLATION ADJUSTMENT
  ON CASH.......................          --          --            (1.3)            --            (1.3)
                                   ---------      ------         -------         ------       ---------
NET INCREASE IN CASH AND
  EQUIVALENTS...................        25.4          --            52.1             --            77.5
CASH AND EQUIVALENTS, beginning
  of period.....................         5.5          --            14.2             --            19.7
                                   ---------      ------         -------         ------       ---------
CASH AND EQUIVALENTS, end of
  period........................   $    30.9      $   --         $  66.3         $   --       $    97.2
                                   =========      ======         =======         ======       =========

                                 DRESSER, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN MILLIONS)

                                                SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                    PARENT      GUARANTORS    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   -------------   ------------   ------------
                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income......................    $ 63.9        $ 45.0         $ 45.0          $(45.1)       $ 108.8
Adjustments to reconcile net
  income to cash flow provided
  by operating activities:
  Depreciation and
     amortization...............      38.2            --           11.0              --           49.2
  Equity earnings of
     unconsolidated
     affiliates.................      (0.2)           --           (0.6)             --           (0.8)
  Other changes, net of non cash
     items......................     (49.1)           --          (16.6)             --          (65.7)
                                    ------        ------         ------          ------        -------
     Net cash provided by (used
       in) operating
       activities...............      52.8          45.0           38.8           (45.1)          91.5
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures..........     (18.6)           --           (8.7)             --          (27.3)
  Business acquisitions.........      (1.7)           --             --              --           (1.7)
  Other.........................       0.1            --             --              --            0.1
                                    ------        ------         ------          ------        -------
     Net cash used by investing
       activities...............     (20.2)           --           (8.7)             --          (28.9)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Changes in intercompany
     activities.................     (42.4)        (45.0)         (73.8)           45.1         (116.1)
  Increase in short-term debt...        --            --           10.6              --           10.6
  Cash overdrafts...............      13.8            --            5.4              --           19.2
                                    ------        ------         ------          ------        -------
     Net cash (used in) provided
       by financing
       activities...............     (28.6)        (45.0)         (57.8)           45.1          (86.3)
EFFECT OF TRANSLATION ADJUSTMENT
  ON CASH.......................        --            --            9.7              --            9.7
                                    ------        ------         ------          ------        -------
NET INCREASE (DECREASE) IN CASH
  AND EQUIVALENTS...............       4.0            --          (18.0)             --          (14.0)
CASH AND EQUIVALENTS, beginning
  of period.....................       1.5            --           32.2              --           33.7
                                    ------        ------         ------          ------        -------
CASH AND EQUIVALENTS, end of
  period........................    $  5.5        $   --         $ 14.2          $   --        $  19.7
                                    ======        ======         ======          ======        =======

                                 DRESSER, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)

                                                SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                    PARENT      GUARANTORS    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   -------------   ------------   ------------
                                  (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income....................    $ 43.6        $ 46.4         $  46.4         $(46.5)       $  89.9
  Adjustments to reconcile net
     income to cash flow
     provided by operating
     activities:
     Depreciation and
       amortization.............      36.2            --            12.3             --           48.5
     Equity earnings of
       unconsolidated
       affiliates...............      (1.0)           --            (0.3)            --           (1.3)
     (Gain) loss on disposal of
       fixed assets.............       1.9            --              --             --            1.9
     Other changes, net of
       non-cash items...........     (56.6)           --            59.0             --            2.4
                                    ------        ------         -------         ------        -------
       Net cash provided by
          (used in) operating
          activities............      24.1          46.4           117.4          (46.5)         141.4
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures..........     (28.0)           --           (10.4)            --          (38.4)
  Business acquisitions.........        --            --              --             --             --
  Other.........................       0.7            --              --             --            0.7
                                    ------        ------         -------         ------        -------
       Net cash used in
          investing
          activities............     (27.3)           --           (10.4)            --          (37.7)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Cash in intercompany
     activities.................      (2.2)        (46.4)          (98.2)          46.5         (100.3)
  Decrease in short-term debt...        --            --            (2.8)            --           (2.8)
  Decrease in long-term debt....        --            --            (0.9)            --           (0.9)
  Cash overdrafts...............       8.7            --              --             --            8.7
                                    ------        ------         -------         ------        -------
       Net cash provided by
          (used in) financing
          activities............       6.5         (46.4)         (101.9)          46.5          (95.3)
EFFECT OF TRANSLATION ADJUSTMENT
  ON CASH.......................        --            --            (1.9)            --           (1.9)
                                    ------        ------         -------         ------        -------
NET INCREASE IN CASH AND
  EQUIVALENTS...................       3.3            --             3.2             --            6.5
CASH AND EQUIVALENTS, beginning
  of the period.................      (1.8)           --            29.0             --           27.2
                                    ------        ------         -------         ------        -------
CASH AND EQUIVALENTS, end of
  period........................    $  1.5        $   --         $  32.2         $   --        $  33.7
                                    ======        ======         =======         ======        =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Dresser, Inc. and subsidiaries included in this Form 10-K and have issued our report thereon dated February 28, 2002. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statement schedules is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas,
  February 28, 2002

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

                                             BALANCE AT   CHARGED TO   CHARGED    WRITE-OFF     BALANCE
                                             BEGINNING    COSTS AND    TO OTHER     NET OF      AT END
DESCRIPTION                                  OF PERIOD     EXPENSES    ACCOUNTS   RECOVERIES   OF PERIOD
-----------                                  ----------   ----------   --------   ----------   ---------
FOR THE YEAR ENDED DECEMBER 31, 2001
Allowance for doubtful accounts............     $5.4         1.2           --        (1.2)       $5.4
FOR THE YEAR ENDED DECEMBER 31, 2000
Allowance for doubtful accounts............     $5.6         0.7           --        (0.9)       $5.4
FOR THE YEAR ENDED DECEMBER 31, 1999
Allowance for doubtful accounts............     $4.5         3.3         (0.2)       (2.0)       $5.6

                                 DRESSER, INC.
                               OFFER TO EXCHANGE

                      $250,000,000 PRINCIPAL AMOUNT OF ITS
                   9 3/8% SENIOR SUBORDINATED NOTES DUE 2011,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                   FOR ANY AND ALL OF ITS OUTSTANDING 9 3/8%
                       SENIOR SUBORDINATED NOTES DUE 2011

                               -----------------

                                   PROSPECTUS
                               -----------------

                                  May 10, 2002